Filed pursuant to Rule 424(b)(3)
Registration Statement No.333-186128

Up to 19,684,700 Shares of Common Stock

This prospectus relates to the offer and sale of up to 19,684,700 shares of our common stock (the “Shares”) by the Selling Shareholders identified herein. On December 21, 2012, Community Financial Shares, Inc. issued to investors in a private placement offering 133,411 shares of voting Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) at $100.00 per share, 56,708 shares of nonvoting Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) at $100.00 per share and 6,728 shares of nonvoting Series E Convertible Noncumulative Perpetual Preferred Stock (the “Series E Preferred Stock”) at $100.00 per share. Pursuant to the terms of a Registration Rights Agreement we entered into with the Selling Shareholders on November 13, 2012 in connection with the private placement offering, we are registering the Shares, 13,341,100 of which are issuable to the Selling Shareholders upon the conversion of the shares of Series C Preferred Stock, 5,670,800 of which are issuable to Selling Shareholders upon the conversion of the shares of Series D Preferred Stock and 672,800 of which are issuable to the Selling Shareholders upon the conversion of the shares of Series E Preferred Stock that the Selling Shareholders acquired in the private placement offering.

The Selling Shareholders may sell all or a portion of the Shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

Our common stock is quoted on the OTCQB under the trading symbol “CFIS.” The last reported sales price of our shares of common stock on February 11, 2013 was $1.15 per share.

This investment involves risks, including the possible loss of principal.

Please read “Risk Factors” beginning on page 9.

The Shares are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of the Shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the Shares in any state or jurisdiction where the offer is not permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Shares or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our” and “us” refer to Community Financial Shares and our subsidiaries, including Community Bank – Wheaton/Glen Ellyn; except that in the discussion of our capital stock and related matters these terms refer solely to Community Financial Shares and not to any of our subsidiaries. In this prospectus, we sometimes refer to Community Bank – Wheaton/Glen Ellyn as the “Bank” and we sometimes refer to Community Financial Shares as the “Company.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Community Financial Shares from time to time includes forward-looking statements in its oral and written communications. Community Financial Shares may include forward-looking statements in filings with the Securities and Exchange Commission, such as this prospectus, in other written materials and in oral statements made by senior management to analysts, investors, representatives of the media and others. Community Financial Shares intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and Community Financial Shares is including this statement for purposes of these safe harbor provisions. Forward-looking statements can often be identified by the use of words like “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include:

•	Statements of Community Financial Shares’ goals, intentions and expectations;

•	Statements regarding Community Financial Shares’ business plan and growth strategies;

•	Statements regarding the asset quality of Community Financial Shares’ loan and investment portfolios; and

•	Estimates of Community Financial Shares’ risks and future costs and benefits.

Community Financial Shares’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Community Financial Shares and its subsidiaries include, but are not limited to, the following:

•

The strength of the United States economy in general and the strength of the local economies in which Community Financial Shares conducts its operations which may be less favorable than expected and may result in, among other things, an escalation in problem assets and foreclosures, a deterioration in the credit quality and value of Community Financial Shares’ assets, especially real estate, which, in turn would likely reduce our customers’ borrowing power and the value of assets and collateral associated with our existing loans;

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters;

•	The failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	The success and timing of our business strategies and our ability to effectively carry out our business plan;

•	An inability to meet our liquidity needs;

•

The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•

The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations;

•	The risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•

Our ability to comply with the requirements of the consent order we have entered into with the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation and the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B), as well as the effect of further changes to our regulatory ratings or capital levels under the regulatory framework for prompt corrective action or the imposition of additional enforcement action by regulatory authorities upon Community Financial Shares or its wholly owned subsidiary as a result of our inability to comply with applicable laws, regulations, regulatory orders and agreements;

•	Our ability to utilize our net deferred tax assets in future periods;

•	Our ability to effectively manage market risk, credit risk and operational risk;

•

The ability of Community Financial Shares to compete with other financial institutions as effectively as Community Financial Shares currently intends due to increases in competitive pressures in the financial services sector;

•	The inability of Community Financial Shares to obtain new customers and to retain existing customers;

•	The timely development and acceptance of products and services including services, products and services offered through alternative delivery channels such as the Internet;

•

Technological changes implemented by Community Financial Shares and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to Community Financial Shares and its customers;

•	The ability of Community Financial Shares to develop and maintain secure and reliable electronic systems;

•

The ability of Community Financial Shares to retain key executives and employees and the difficulty that Community Financial Shares may experience in replacing key executives and employees in an effective manner;

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected;

•	The costs, effects and outcomes of existing or future litigation; and

•	The ability of Community Financial Shares to manage the risks associated with the foregoing as well as anticipated.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in the Shares. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2011, and our unaudited consolidated financial statements for the quarter ended September 30, 2012, in their entirety before you decide to invest in the Shares.

Company Information

Overview

Community Financial Shares is a registered bank holding company. The operations of Community Financial Shares and its banking subsidiary, Community Bank – Wheaton/Glen Ellyn, consist primarily of those financial activities common to the commercial banking industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, Internet banking services including bill payment, Community Investment Center services, and debit cards. Community Bank – Wheaton/Glen Ellyn serves a diverse customer base including individuals, businesses, governmental units, and institutional customers located primarily in Wheaton and Glen Ellyn and surrounding communities in DuPage County, Illinois. Community Bank – Wheaton/Glen Ellyn has banking offices in Glen Ellyn, and Wheaton, Illinois. All of the operating income of Community Financial Shares is attributable Community Bank-Wheaton/Glen Ellyn.

Community Financial Shares was incorporated in the State of Delaware in July 2000 as part of an internal reorganization whereby the stockholders of Community Bank – Wheaton/Glen Ellyn exchanged all of their Community Bank – Wheaton/Glen Ellyn Bank stock for all of the issued and outstanding stock of Community Financial Shares. The reorganization was completed in December 2000. As a result of the reorganization the former stockholders of Community Bank – Wheaton/Glen Ellyn acquired 100% of Community Financial Shares’ stock and Community Financial Shares acquired (and still holds) 100% of Community Bank – Wheaton/Glen Ellyn’s stock. The former Community Bank – Wheaton/Glen Ellyn stockholders received two shares of Community Financial Shares common stock for each share of Community Bank – Wheaton/Glen Ellyn common stock exchanged in the reorganization. Community Financial Shares was formed for the purpose of providing financial flexibility as a holding company for Community Bank – Wheaton/Glen Ellyn. At the present time, Community Financial Shares has no specific plans of engaging in any activities other than operating Community Bank – Wheaton/Glen Ellyn as a subsidiary.

Regulatory Matters

As previously disclosed, Community Bank – Wheaton/Glen Ellyn entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation on January 21, 2011, whereby Community Bank – Wheaton/Glen Ellyn consented to the issuance of a Consent Order (the “Order”) by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation, without admitting or denying that grounds exist for the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation to initiate an administrative proceeding against Community Bank – Wheaton/Glen Ellyn.

The Order requires Community Bank – Wheaton/Glen Ellyn to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, Community Bank – Wheaton/Glen Ellyn was deemed to be “undercapitalized” as of such date pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions included, among other things, a requirement that Community Bank – Wheaton/Glen Ellyn submit a capital restoration plan to the Federal Deposit Insurance Corporation and restrictions on Community Bank – Wheaton/Glen Ellyn’s asset growth, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees.

The Order also required Community Bank – Wheaton/Glen Ellyn to take the following actions: ensure that Community Bank – Wheaton/Glen Ellyn has competent management in place in all executive officer positions; increase the participation of Community Bank – Wheaton/Glen Ellyn’s Board of Directors in the affairs of Community Bank – Wheaton/Glen Ellyn and in the approval of sound policies and objectives for the supervision of Community Bank – Wheaton/Glen Ellyn’s activities; establish a compliance program to monitor Community Bank – Wheaton/Glen Ellyn’s compliance with the Order; increase its allowance for loan losses after application of the funds necessary to effect the charge-off of certain adversely classified loans identified in the related Report of Examination of the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (the “ROE”); implement a program for the maintenance of an adequate allowance for loan and lease losses; adopt a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011; charge off from its books and records any loan classified as “loss” in the ROE; adopt a written plan to reduce Community Bank – Wheaton/Glen Ellyn’s risk position in each asset in excess of $500,000 which has been classified as “substandard” or “doubtful” in the ROE; cease extending additional credit to any borrower who is already obligated in any manner to Community Bank – Wheaton/Glen Ellyn on any extension of credit that has been charged off the books of Community Bank – Wheaton/Glen Ellyn or classified as “loss” in the ROE without the prior non-objection of the Federal Deposit Insurance Corporation; not pay any dividends to Community Financial Shares without prior regulatory approval; implement procedures for managing Community Bank – Wheaton/Glen Ellyn’s sensitivity to interest rate risk; provide Community Financial Shares with a copy of the Order; and submit quarterly progress reports to the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation regarding Community Bank – Wheaton/Glen Ellyn’s compliance with the Order.

We have been actively working to comply with the requirements of the Order, which will remain in effect until modified or terminated by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation. Among other things, our Board of Directors has continuously reviewed the qualifications of our management and has determined that management has the authority and ability to: (i) comply with the requirements of the Order; (ii) operate Community Bank-Wheaton/Glen Ellyn in a safe and sound manner; (iii) comply with applicable laws, rules, and regulations; and (iv) restore all aspects of Community Bank-Wheaton/Glen Ellyn to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk. The Board has also continued its participation in the affairs of Community Bank-Wheaton/Glen Ellyn, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all Community Bank-Wheaton/Glen Ellyn’s activities. In connection with its continued oversight, the Board meets no less than monthly to, at a minimum, review and approve: (i) reports of income and expenses; (ii) new, overdue, renewal, insider, charged off, and recovered loans; (iii) investment activity; (iv) the adoption or modification of operating policies; (v) individual committee reports; (vi) audit reports; (vii) internal control reviews including management responses; (viii) reconciliation of general ledger accounts; and (ix) compliance with the Order.

We have also submitted a recapitalization plan to the Federal Deposit Insurance Corporation in accordance with the terms of the Order. The consummation of the Investment permitted us to complete the TARP Repurchase and repay our outstanding third party loan facility while also contributing $18.5 million in proceeds to Community Bank-Wheaton/Glen Ellyn. As a result of this capital infusion, Community Bank-Wheaton/Glen Ellyn’s Tier 1 ratio was 7.73% and Community Bank-Wheaton/Glen Ellyn’s Risk-based capital ratio was 12.62% as of December 31, 2012.

In accordance with the Order, we also increased our allowance for loan and lease losses to $4,373,821 as of June 30, 2010 and to $6,604,000 as of June 30, 2011. As of December 31, 2012 our allowance for loan and lease losses was $3,032,000 and represented 1.54% of total loans and 39.03% of non-performing loans. Our Board continues to regularly approve and review our allowance for loan and lease losses in compliance with the terms of the Order.

Pursuant to the Order, we have also adopted and implemented a written profit plan and a comprehensive budget for all categories of income and expense, as well as a written plan to reduce our risk position in each asset in excess of $500,000 classified as “substandard” or “doubtful” in our report of examination preceding the Order. We have also charged off all loans classified as “loss” in the report of examination in accordance with the terms of the Order.

Any material failure to comply with the provisions of the Order could result in enforcement actions by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation. In addition, on January 14, 2011, Community Financial Shares was notified by the FRB that the overall condition of Community Financial Shares and Community Bank – Wheaton/Glen Ellyn was less than satisfactory. As a result, Community Financial Shares must now obtain prior written approval from the FRB prior to, among other things, making any payments related to any outstanding trust preferred securities. Community Financial Shares was also required to downstream all remaining funds to Community Bank – Wheaton/Glen Ellyn with the exception of Community Financial Shares’ non-discretionary payments required to be made over the next twelve months. Additionally, Community Financial Shares was required to comply with (i) the provisions of Section 32 of the Federal Deposit Insurance Act and Section 225.71 of the Rules and Regulations of the Board of Governors of the Federal Reserve System with respect to the appointment of any new Company directors or the hiring or change in position of any Company senior executive officer and (ii) the restrictions on making “golden parachute” payments set forth in Section 18(k) of the Federal Deposit Insurance Act.

The consummation of the Investment, as well as the other actions described above taken by our Board of Directors and management in response to the Order, have increased our regulatory capital levels and improved the overall condition of Community Financial Shares and Community Bank-Wheaton/Glen Ellyn as required by the FRB letter. However, the FRB letter will remain in effect until modified or terminated by the FRB.

Closing of the Investment

As further detailed in the section titled “Business—Closing of the Investment”, our operations and financial condition have been adversely impacted by declines in the residential and commercial real estate market in our market area.

These market conditions led to increased deficiencies in our loan portfolio and increased market volatility. As a result of the Company’s deteriorating asset quality and its negative impact on the Company’s and Bank’s capital levels, the Company evaluated its strategic alternatives and engaged an investment banking firm to provide placement agent advisory services with respect to a potential capital raise. It was determined that a successful capital raise would require that the Company restructure its TARP Preferred Stock and, ultimately, a $1.3 million loan facility with an independent third party bank.

On January 21, 2011, the Bank consented to the issuance of the Order, which required the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. In the spring of 2011, as a result of difficulties with the capital raising process and the increased capital requirements set forth in the Order, the Company consulted with its advisors and determined to search for an individual with significant executive experience in the banking industry who could augment the Company’s executive leadership team and assist with its capital raising efforts. As a result, Donald H. Wilson, the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial advisory firm, was contacted and met with members of the Company’s Board and executive management to determine if he would serve in these strategic capacities. The Board believed that with Mr. Wilson as part of the Company’s future management team, the likelihood of a successful capital raise and enhancement of shareholder value would be maximized. In June 2011, Mr. Wilson agreed to assist the Company with its capital raising efforts and to serve as Chairman of the Company’s Board of Directors following the completion of a private placement offering.

In July 2011, the Clinton Group, Inc. (“Clinton Group”) was contacted to serve as a potential lead investor in a private placement offering. In January 2012, the Company and Clinton Group executed an initial term sheet regarding the proposed private placement offering and the Company and its placement agent began to seek additional investors to participate in the transaction. In March 2012, the Company received sufficient indications of interest from potential investors to commence a private placement offering that would raise at least $24.0 million in capital, subject to the Company’s ability to restructure the TARP Preferred Stock and its indebtedness to a third party bank at acceptable levels. Acceptable financial terms for these restructurings were initially negotiated in April and May 2012. During this time, the Company also negotiated an agreement with the Department of Treasury to restructure the terms of the TARP Preferred Stock. Negotiation of the draft agreements with the investors continued through November 2012, during which time the Company’s primary regulator also reviewed the transaction documents.

On November 13, 2012, Community Financial Shares entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with more than 60 accredited investors, including institutional investors, members of the Company’s Board of Directors and executive management team, Mr. Wilson, and several employees of Company’s placement agent, and other accredited investors pursuant to which the Company would issue an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of voting Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) at $100.00 per share, 56,708 shares of nonvoting Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) at $100.00 per share and 6,728 shares of nonvoting Series E Convertible Noncumulative Perpetual Preferred Stock (the “Series E Preferred Stock”) at $100.00 per share (the “Investment”). A separate securities purchase agreement negotiated with the Department of Treasury memorializing the restructured terms of the TARP Preferred Stock was also entered into on November 13, 2012.

To complete the transactions contemplated by the Securities Purchase Agreement, the Board of Directors commenced a consent solicitation process on December 3, 2012 to obtain the consent of holders of a majority of the Company’s outstanding shares of common stock to approve amendments to the Company’s Certificate of Incorporation to: (i) increase the number of shares of common stock the Company is authorized to issue, and (ii) to permit the shares of voting preferred stock issued in the Investment to vote together with the shares of common stock on an as converted basis. The consent solicitation process was completed on December 12, 2012, and the closing of the Investment occurred on December 21, 2012.

In accordance with the terms of the Securities Purchase Agreement, the Company used a portion of the proceeds raised in the Investment to repay a $1.3 million loan facility with an independent third party bank for $900,000, and pursuant to an agreement between the U.S. Department of the Treasury (the “Treasury”) and the Company, the Company redeemed, for $3.7 million, its $6.9 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) issued to the Treasury, as well as accrued interest and dividends thereon, in connection with the Treasury’s Troubled Asset Relief Program (“TARP”) (such repurchase of Series A Preferred Stock and Series B Preferred Stock, the “TARP Repurchase”). Following the TARP Repurchase, the Series A Preferred Stock and Series B Preferred Stock are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, Series B Preferred Stock, or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act that are imposed on TARP recipients.

As a result of the Investment, the Selling Shareholders collectively own approximately 73.0% of the Company’s outstanding voting securities. Pursuant to the terms of the Securities Purchase Agreement, we agreed to conduct a rights offering to holders of our common stock as of December 20, 2012 (the “Pre-Investment Shareholders”) to provide the Pre-Investment Shareholders with the opportunity to purchase up to 3.0 million shares of our common stock at a purchase price per share equal to the conversion price of the Series C Preferred Stock (currently $1.00 which is the same price per share of common stock offered to investors in the Investment). The Securities Purchase Agreement provides that, to the extent the rights offering dilutes their voting or economic ownership interests, four of the Selling Shareholders will have the option of purchasing additional shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock following the rights offering to permit them to maintain both the voting and economic ownership interest in the Company that those Selling Shareholders had immediately after the closing of the Investment. Assuming that 3.0 million shares of common stock is sold in the rights offering, these four Selling Shareholders would have the ability to purchase up to a maximum of approximately $2.4 million worth of additional shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock following the rights offering.

Effective as of the closing of the Investment, Donald H. Wilson, Christopher Hurst, Daniel Strauss and Philip Timyan were appointed as advisory directors of the Company and the Bank pending the Company’s and the Bank’s receipt of all regulatory approvals required to appoint such individuals as directors of the Company and the Bank. Upon receipt of such regulatory approvals, in accordance with the terms of the Securities Purchase Agreement, Mr. Wilson will become Chairman of the Board of Directors of the Company and the Bank and Mr. Hurst, Mr. Strauss and Mr. Timyan will become full voting members of the Board of Directors of the Company and the Bank. On January 8, 2013, Donald H. Fischer retired as Chairman of the Board of Directors. Four additional directors of the Company and the Bank will resign so that the size of the Company’s and the Bank’s Board of Directors can be fixed at nine members in accordance with the terms of the Securities Purchase Agreement.

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.cbwge.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. None of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Terms of the Offering

Shares Offered	Up to 19,684,700 shares of common stock

Selling Shareholders	See “Selling Shareholders” for information regarding the Selling Shareholders.

Use of Proceeds	We will not receive any proceeds from the resale of the Shares by the Selling Shareholders.

Plan of Distribution	See “Plan of Distribution” for a discussion of the methods that may be used by the Selling Shareholders in their offer and sale of the Shares.

Risk Factors	See “Risk Factors” for a discussion of certain factors you should consider before investing the in the Shares.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

A return to recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Following a national home price peak in mid-2006, falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in early 2007, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Concerns over the United States’ credit rating (which was recently downgraded by Standard & Poor’s), the European sovereign debt crisis, and continued high unemployment in the United States, among other economic indicators, have contributed to increased volatility in the capital markets and diminished expectations for the economy.

A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies, increases in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Our provision for loan losses has increased substantially during recent years and we may be required to make further additions to our allowance for loan losses and to charge-off additional loans in the future, especially due to our level of nonperforming assets. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Our allowance for loan losses was $5.3 million, representing 2.63% of total loans, as of September 30, 2012, compared to an allowance of $8.9 million, or 4.3% of total loans, as of December 31, 2011, $7.7 million, or 3.4% of total loans, at December 31, 2010 and $4.8 million, or 2.0% of total loans, at December 31, 2009. Our nonperforming assets have also increased to $23.1 million, or 7.1% of total assets, at December 31, 2011 from $3.0 million, or 1.0% of total assets, at December 31, 2008. The increase in nonperforming assets was primarily due to the weakened economy and the softening real estate market and the impact of such on our borrowers and the properties securing our loans. If the economy and/or the real estate market remains unchanged or further weakens, we may be required to add further provisions to our allowance for loan losses as nonperforming assets could continue to increase or the value of the collateral securing loans may be insufficient to cover any remaining net loan balance, which could have a negative effect on our results of operations.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. In evaluating the adequacy of our allowance for loan losses, we consider such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, personal guarantees, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, amount and timing of expected future cash flows on affected loans, value of collateral, personal guarantees, estimated losses on specific loans, as well as consideration of general loss experience. All of these estimates may be susceptible to significant change. While management uses the best information available at the time to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Our estimates of the risk of loss and the amount of loss on any loan are complicated by the significant uncertainties surrounding our borrowers’ abilities to successfully execute their business models through changing economic environments, the competitive challenges they face, and the effect of current and future economic conditions on collateral values and other factors. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary materially from our current estimates.

The Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

A continued deterioration in national and local economic conditions may negatively impact our financial condition and results of operations.

We currently are operating in a challenging and uncertain economic environment, both nationally and in the local markets that we serve. Financial institutions continue to be affected by sharp declines in financial and real estate values. Continued declines in real estate values and home sales, and an increase in the financial stress on borrowers stemming from an uncertain economic environment, including rising unemployment, could have an adverse effect on our borrowers or their customers, which could adversely impact the repayment of the loans we have made. The overall deterioration in economic conditions also could subject us to increased regulatory scrutiny. In addition, a prolonged recession, or further deterioration in local economic conditions, could result in an increase in loan delinquencies; an increase in problem assets and foreclosures; and a decline in the value of the collateral for our loans. Furthermore, a prolonged recession or further deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our loan loss allowance, which could necessitate increasing our provision for loan losses, which would reduce our earnings. Additionally, the demand for our products and services could be reduced, which would adversely impact our liquidity and the level of revenues we generate.

We are required to comply with the terms of a consent order issued by the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation and lack of compliance could result in monetary penalties and/or additional regulatory actions.

We have entered into the Order with the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation, without admitting or denying that grounds exist for the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation to initiate an administrative proceeding against Community Bank – Wheaton/Glen Ellyn. The Order is a formal corrective action pursuant to which we have agreed to address specific areas through the adoption and implementation of procedures, plans and policies designed to enhance the safety and soundness of Community Bank – Wheaton/Glen Ellyn Bank. These affirmative actions include, but are not limited to, increased Board participation and the implementation of plans to address capital, sensitivity to interest rate risk, charge-offs and the disposition of assets.

The Order specifies certain timeframes for meeting these requirements, and we must furnish periodic progress reports to the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation regarding our compliance with the provisions of the Order. Specifically, the Order requires Community Bank – Wheaton/Glen Ellyn to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and

5.5%, respectively. As a result, Community Bank – Wheaton/Glen Ellyn was deemed to be “undercapitalized” as of such date pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions include, among other things, a requirement that Community Bank – Wheaton/Glen Ellyn submit a capital restoration plan to the Federal Deposit Insurance Corporation and restrictions on Community Bank – Wheaton/Glen Ellyn’s asset growth, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees.

Although the Investment provided us with additional capital, the Order will remain in effect until modified or terminated by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation. If we fail to comply with the Order, the Federal Deposit Insurance Corporation and/or Illinois Department of Financial and Professional Regulation may pursue the assessment of civil money penalties against us and our officers and directors and may seek to enforce the terms of the Order through court proceedings.

Our ability to utilize capital distributions from Community Bank – Wheaton/Glen Ellyn, and these distributions are subject to regulatory limits and other restrictions.

A source of our income from which we could service our debt and pay our obligations is the receipt of dividends from Community Bank – Wheaton/Glen Ellyn. Pursuant to the Order, Community Bank – Wheaton/Glen Ellyn is required to obtain prior regulatory approval of the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation before making dividend payments to us. In the event that Community Bank – Wheaton/Glen Ellyn is unable to obtain regulatory approval to pay dividends to us, we may not be able to service our debt or pay our obligations. The inability to receive dividends from Community Bank – Wheaton/Glen Ellyn may adversely affect our business, financial condition, results of operations, and prospects.

Our ability to fully utilize our net deferred tax assets in future periods could be impaired, which will negatively impact our financial condition and results of operations.

At September 30, 2012 and December 30, 2011, our net deferred tax assets totaled zero as compared to $5.2 million as of December 31, 2010. During the year ended December 31, 2011, our management determined that realization of a portion of our net deferred tax assets was not more likely than not to occur. As a result, we incurred a non-cash income tax expense of $7.4 million related to a valuation allowance on deferred tax assets in 2011. If we are unable to continue to generate, or demonstrate that we can continue to generate, sufficient taxable income in the near future, then we may not be able to fully realize the benefits of our deferred tax assets and may be required to recognize an additional valuation allowance if it is more likely than not that some portion of our deferred tax assets will not be realized. In each future accounting period, our management will consider both positive and negative evidence when considering our ability to utilize our net deferred tax assets. Any subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in our consolidated statements of operations in future periods and would negatively impact our financial condition and results of operations.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial conditions and the value of our common stock.

Our strategy has been to increase the size of our company by opening new offices and by pursuing business development opportunities. We have grown rapidly since we commenced operations. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our growth strategy. There can be no assurance that our further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through successful expansion of our markets, or that we will be able to maintain capital sufficient to support our continued growth. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.

A majority of our loans held for investment are adjustable rate loans. Borrowers with adjustable rate mortgage loans are exposed to increased monthly payments when the related mortgage interest rate adjusts upward under the terms of the loan from the initial fixed rate or low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. Any rise in prevailing market interest rates may result in increased payments for borrowers who have adjustable rate mortgage loans, increasing the possibility of default. Borrowers seeking to avoid these increased monthly payments by refinancing their mortgage loans may no longer be able to find available replacement loans at comparably low interest rates. In addition, a decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance. Borrowers who intend to sell their homes on or before the expiration of the fixed rate periods on their mortgage loans may also find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans. These events, along or in combination, may contribute to higher delinquency rates and negatively impact earnings.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Short-term market interest rates (which we use as a guide to price our deposits) have until recently risen from historically low levels, while longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin. For the nine months ended September 30, 2012 and for the years ended December 31, 2011 and 2010 our net interest margin was 3.38%, 3.64% and 3.42%, respectively. If short-term interest rates rise, and if rates on our deposits re-price upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. During 2008, however, the U.S. Federal Reserve decreased its target for the federal funds rate to a range of zero to 0.25%. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

Our emphasis on commercial and construction lending may expose us to increased lending risks.

At September 30, 2012, our loan portfolio included $96.1 million, or 48.2% of commercial real estate loans, $2.5 million, or 1.2% of construction loans and $26.2 million, or 13.1% of commercial loans. We intend to continue to increase our emphasis on the origination of commercial type lending. However, this type of loan generally exposes a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In lieu of imposing an additional special assessment, the Federal Deposit Insurance Corporation required all institutions to prepay their assessments for all of

2010, 2011 and 2012, which for us totaled $2.3 million. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

Regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act restructures the regulation of depository institutions. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of Community Financial Shares and Community Bank – Wheaton/Glen Ellyn. The legislation contains changes to the laws governing, among other things, Federal Deposit Insurance Corporation assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and subject to the primary enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008 and 2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

We need to generate liquidity to fund our lending activities.

We must have adequate cash or borrowing capacity to meet our customers’ needs for loans and demand for their deposits. We generate liquidity primarily through the origination of new deposits. We also have access to secured borrowings, Federal Home Loan Bank borrowings and various other lines of credit. The inability to increase deposits or to access other sources of funds would have a negative effect on our ability to meet customer needs, could slow loan growth and could adversely affect our results of operations.

Our profitability depends significantly on economic conditions in our market.

Our success depends to a large degree on the general economic conditions in our market areas. The local economic conditions in these areas have a significant impact on the amount of loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

If we experience greater loan losses than anticipated, it will have an adverse effect on our net income.

While the risk of nonpayment of loans is inherent in banking, if we experience greater nonpayment levels than we anticipate, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

We cannot assure you that our monitoring procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the growth in our loan portfolio, loan losses may be greater than management’s estimates. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our profitability. Any loan losses will reduce the loan loss allowance. A reduction in the loan loss allowance will be restored by an increase in our provision for loan losses. This would reduce our earnings which could have an adverse effect on our stock price.

If we lose key employees with significant business contacts in our market area, our business may suffer.

Our success is largely dependent on the personal contacts of our officers and employees in our market area. If we lose key employees temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees went to work for our competitors. Our future success depends on the continued contributions of our existing senior management personnel.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources than we do.

The banking business in the Chicago metropolitan area, in general, is extremely competitive. Several of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We must overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions: other commercial banks, savings banks, thrifts, credit unions, consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds and trust companies. Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantage of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, greater advertising-marketing budgets or other factors.

Our legal lending limit is determined by law. The size of the loans which we offer to our customers may be less than the size of the loans than larger competitors are able to offer. This limit may affect to some degree our success in establishing relationships with the larger businesses in our market.

New or acquired branch facilities and other facilities may not be profitable.

We may not be able to correctly identify profitable locations for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our non-interest expense and decrease earnings in the short term. It may be difficult to adequately and profitably manage our growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

Government regulations may prevent or impair our ability to pay dividends, engage in additional acquisitions or operate in other ways.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. We are subject to supervision and periodic examination by the Federal Deposit Insurance Corporation as well as the Illinois Department of Financial and Professional Regulation. Our principal subsidiary, Community Bank-Wheaton/ Glen Ellyn, as a state chartered commercial bank, is also subject to regulation and examination by the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. Banking regulations are designed primarily for the protection of depositors rather than stockholders, and they may limit our growth and the return to you as an investor by restricting its activities, such as: the payment of dividends to stockholders; possible transactions with or acquisitions by other institutions; desired investments; loans and interest rates; interest rates paid on deposits; the possible expansion of branch offices; and the ability to provide securities or trust services. We are registered with the Federal Reserve Board as a bank holding company. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

Our stock trading volume has been low compared to larger bank holding companies. Accordingly, the value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.

Although our common stock is quoted on the OTCQB under the trading symbol “CFIS,” it is not traded as regularly as the common stock of larger bank holding companies listed on other stock exchanges, such as the New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following: actual or anticipated fluctuations in our operating results; changes in interest rates; changes in the legal or regulatory environment in which we operate; press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry; changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors; future sales of our common stock; changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

We may become liable for liquidated damages to certain shareholders if we fail to register the resale of their shares, and maintain the effectiveness of the registration statement filed by us, with the Securities and Exchange Commission.

Pursuant to the terms of a Registration Rights Agreement, dated as of November 13, 2012, we are required to file and maintain the effectiveness of a resale registration statement with the Securities and Exchange Commission with respect to the aggregate amount of shares of common stock issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (subject to certain limitations set forth in the Registration Rights Agreement). A resale registration statement must be filed within 30 days after each closing of the Investment and must be declared effective (i) within 90 days of each closing of the Investment in the event the Securities and Exchange Commission does not review the registration statement or (ii) within 120 days of each closing of the Investment in the event the Securities and Exchange Commission reviews the registration statement. Failure to meet these deadlines, as well as certain other events, may result in our being obligated to pay holders of registrable securities liquidated damages on each event date and each monthly anniversary of such event until the applicable event is cured. The liquidated damages would equal 1.5% of the aggregate purchase price paid by the holder pursuant to the Securities Purchase Agreement for any registrable securities held by such holder on the event date.

We rely on technology to conduct many transactions with our customers and are therefore subject to risks associated with systems failures, interruptions or breaches of security.

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our website and our online banking services, both of which involve the transmission of confidential information. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource certain of our data processing to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the Shares by the Selling Shareholders. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION

The common stock of Community Financial Shares is quoted on the OTCQB under the trading symbol “CFIS.”

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. Purchasers of our common stock should have long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated. As of February 11, 2013, there were 5,560,567 shares of common stock issued and outstanding.

			Dividend
	High	Low	(per share)
2013
First Quarter (through February 11, 2013)	$1.45	$1.07	$—

2012
First Quarter	2.25	2.00	—
Second Quarter	2.20	2.00	—
Third Quarter	2.20	1.25	—
Fourth Quarter	1.25	0.80	—

2011
First Quarter	6.60	2.50	—
Second Quarter	5.00	3.50	—
Third Quarter	4.45	2.20	—
Fourth Quarter	2.40	2.00	—

On February 11, 2013, the most recent practicable date before the date of this prospectus, the closing price of our common stock as quoted on the OTCQB was $1.15 per share. As of the close of business on February 11, 2013, Community Financial Shares had approximately 455 shareholders of record. This number does not include the number of persons or entities that hold our common stock in nominee or “street” name through various brokerage firms, banks and other nominees.

Historically, it has been a policy of Community Financial Shares to pay only small to moderate dividends so as to retain earnings to support growth. However, on October 15, 2008 the board of directors voted to suspend the payment of the quarterly cash dividend on Community Financial Shares’ common stock in an effort to conserve capital. As a result there have been no dividends paid on the common stock of Community Financial Shares since October 2008.

On January 14, 2011, Community Financial Shares was notified by the FRB that the overall condition of Community Financial Shares and Community Bank—Wheaton/Glen Ellyn is less than satisfactory. As a result, Community Financial Shares must now obtain prior written approval from the FRB prior to, among other things, the payment of any capital distribution.

BUSINESS

General

Community Financial Shares is a registered bank holding company. The operations of the Company and its banking subsidiary consist primarily of those financial activities common to the commercial banking industry and are explained more fully below under the heading “Lending Activities”. Unless the context otherwise requires, the term “Company” as used herein includes the Company and its banking subsidiary on a consolidated basis. All of the operating income of the Company is attributable to its wholly-owned banking subsidiary, Community Bank-Wheaton/Glen Ellyn.

The Company was incorporated in the State of Delaware in July 2000 as part of an internal reorganization whereby the stockholders of the Bank exchanged all of their Bank stock for all of the issued and outstanding stock of the Company. The reorganization was completed in December 2000. As a result of the reorganization the former stockholders of the Bank acquired 100% of the Company’s stock and the Company acquired (and still holds) 100% of the Bank’s stock. The former Bank stockholders received two shares of the Company’s common stock for each share of Bank common stock exchanged in the reorganization. The Company was formed for the purpose of providing financial flexibility as a holding company for the Bank. At the present time, the Company has no specific plans of engaging in any activities other than operating the Bank as a subsidiary.

The Bank was established as a state chartered federally insured commercial bank on March 1, 1994 and opened for business November 21, 1994 on Roosevelt Road in Glen Ellyn. The Bank opened a second location in downtown Wheaton on November 21, 1998. A third location was opened in northwest Wheaton on March 24, 2005. A fourth full service branch was opened on November 21, 2007 in north Wheaton. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, Internet banking services including bill payment, Community Investment Center services, and debit cards. The Bank serves a diverse customer base including individuals, businesses, governmental units, and institutional customers located primarily in Wheaton and Glen Ellyn and surrounding communities in DuPage County, Illinois. The Bank has banking offices in Glen Ellyn, and Wheaton, Illinois.

Market Area

The Company is located in the village of Glen Ellyn in DuPage County in Illinois. Glen Ellyn is a suburb of Chicago and is located approximately 20 miles directly west of the city. The combined population of Wheaton and Glen Ellyn is approximately 84,000 while the county of DuPage currently has approximately 930,000 residents. The median household income within the Bank’s market area is above $88,000 which is higher than the area average. The economic base of both communities is comprised primarily of professionals and service related industry. There are no dominant employers in the area. However, the DuPage County offices as well as the College of DuPage, both of whom are nearby, are likely the largest. The local economy remains stable however, real estate values have been negatively impacted which is reflected in the local real estate market.

Regulatory Matters

As previously disclosed, Community Bank – Wheaton/Glen Ellyn entered into the Order without admitting or denying that grounds exist for the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation to initiate an administrative proceeding against Community Bank – Wheaton/Glen Ellyn.

The Order requires Community Bank – Wheaton/Glen Ellyn to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, Community Bank – Wheaton/Glen Ellyn was deemed to be “undercapitalized” as of such date pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions included, among other things, a requirement that Community Bank – Wheaton/Glen Ellyn submit a capital restoration plan to the Federal Deposit Insurance Corporation and restrictions on Community Bank – Wheaton/Glen Ellyn’s asset growth, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees.

The Order also required Community Bank – Wheaton/Glen Ellyn to take the following actions: ensure that Community Bank – Wheaton/Glen Ellyn has competent management in place in all executive officer positions; increase the participation of Community Bank – Wheaton/Glen Ellyn’s Board of Directors in the affairs of Community Bank – Wheaton/Glen Ellyn and in the approval of sound policies and objectives for the supervision of Community Bank – Wheaton/Glen Ellyn’s activities; establish a compliance program to monitor Community Bank – Wheaton/Glen Ellyn’s compliance with the Order; increase its allowance for loan losses after application of the funds necessary to effect the charge-off of certain adversely classified loans identified in the related Report of Examination of the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (the “ROE”); implement a program for the maintenance of an adequate allowance for loan and lease losses; adopt a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011; charge off from its books and records any loan classified as “loss” in the ROE; adopt a written plan to reduce Community Bank – Wheaton/Glen Ellyn’s risk position in each asset in excess of $500,000 which has been classified as “substandard” or “doubtful” in the ROE; cease extending additional credit to any borrower who is already obligated in any manner to Community Bank – Wheaton/Glen Ellyn on any extension of credit that has been charged off the books of Community Bank – Wheaton/Glen Ellyn or classified as “loss” in the ROE without the prior non-objection of the Federal Deposit Insurance Corporation; not pay any dividends to Community Financial Shares without prior regulatory approval; implement procedures for managing Community Bank – Wheaton/Glen Ellyn’s sensitivity to interest rate risk; provide Community Financial Shares with a copy of the Order; and submit quarterly progress reports to the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation regarding Community Bank – Wheaton/Glen Ellyn’s compliance with the Order.

We have been actively working to comply with the requirements of the Order, which will remain in effect until modified or terminated by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation. Among other things, our Board of Directors has continuously reviewed the qualifications of our management and has determined that management has the authority and ability to: (i) comply with the requirements of the Order; (ii) operate Community Bank-Wheaton/Glen Ellyn in a safe and sound manner; (iii) comply with applicable laws, rules, and regulations; and (iv) restore all aspects of Community Bank-Wheaton/Glen Ellyn to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk. The Board has also continued its participation in the affairs of Community Bank-Wheaton/Glen Ellyn, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all Community Bank-Wheaton/Glen Ellyn’s activities. In connection with its continued oversight, the Board meets no less than monthly to, at a minimum, review and approve: (i) reports of income and expenses; (ii) new, overdue, renewal, insider, charged off, and recovered loans; (iii) investment activity; (iv) the adoption or modification of operating policies; (v) individual committee reports; (vi) audit reports; (vii) internal control reviews including management responses; (viii) reconciliation of general ledger accounts; and (ix) compliance with the Order.

We have also submitted a recapitalization plan to the Federal Deposit Insurance Corporation in accordance with the terms of the Order. The consummation of the Investment permitted us to complete the TARP Repurchase and repay our outstanding third party loan facility while also contributing $18.5 million in proceeds to Community Bank-Wheaton/Glen Ellyn. As a result of this capital infusion, Community Bank-Wheaton/Glen Ellyn’s Tier 1 ratio was 7.73% and Community Bank-Wheaton/Glen Ellyn’s Risk-based capital ratio was 12.62% as of December 31, 2012.

In accordance with the Order, we also increased our allowance for loan and lease losses to $4,373,821 as of June 30, 2010 and to $6,604,000 as of June 30, 2011. As of December 31, 2012 our allowance for loan and lease losses was $3,032,000 and represented 1.54% of total loans and 39.03% of non-performing loans. Our Board continues to regularly approve and review our allowance for loan and lease losses in compliance with the terms of the Order. Any material failure to comply with the provisions of the Order could result in enforcement actions by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation.

In addition, on January 14, 2011, Community Financial Shares was notified by the FRB that the overall condition of Community Financial Shares and Community Bank – Wheaton/Glen Ellyn was less than satisfactory. As a result, Community Financial Shares must now obtain prior written approval from the FRB prior to, among other things, making any payments related to any outstanding trust preferred securities. Community Financial Shares was also required to downstream all remaining funds to Community Bank – Wheaton/Glen Ellyn with the exception of Community Financial Shares’ non-discretionary payments required to be made over the next twelve months.

Additionally, Community Financial Shares was required to comply with (i) the provisions of Section 32 of the Federal Deposit Insurance Act and Section 225.71 of the Rules and Regulations of the Board of Governors of the Federal Reserve System with respect to the appointment of any new Company directors or the hiring or change in position of any Company senior executive officer and (ii) the restrictions on making “golden parachute” payments set forth in Section 18(k) of the Federal Deposit Insurance Act.

The consummation of the Investment, as well as the other actions described above taken by our Board of Directors and management in response to the Order, have increased our regulatory capital levels and improved the overall condition of Community Financial Shares and Community Bank-Wheaton/Glen Ellyn as required by the FRB letter. However, the FRB letter will remain in effect until modified or terminated by the FRB.

Closing of the Investment

Background of the Investment

Like many financial institutions across the United States, our operations have been impacted by recent economic conditions. During 2008 and 2009, the economic crisis that was initially confined to residential real estate and subprime lending evolved into a global economic crisis that negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area.

Declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate and commercial real estate loans, resulting in an increase in our level of nonperforming assets and loans past due 90 days or more and still accruing interest and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions led to increased deficiencies in our loan portfolio and increased market volatility. Our allowance for loan losses was $5.3 million, representing 2.7% of total loans, as of September 30, 2012, compared to an allowance of $8.9 million, or 4.3% of total loans, as of December 31, 2011, $7.7 million, or 3.4% of total loans, at December 31, 2010 and $4.8 million, or 2.0% of total loans, at December 31, 2009. Our nonperforming assets had also increased to $23.1 million, or 7.1% of total assets, at December 31, 2011 from $3.0 million, or 1.0% of total assets, at December 31, 2008.

On July 8, 2010, as a result of the Company’s deteriorating asset quality and its negative impact on the Company’s and Bank’s capital levels, the Company evaluated its strategic alternatives and engaged an investment banking firm to provide placement agent advisory services with respect to a potential capital raise. Following its engagement, the Company’s placement agent began to introduce the Company to various accredited investors. During the fall of 2010 and the winter of 2011, the Company’s placement agent continued to arrange investor meetings and various potential investors engaged in due diligence investigations of the Company. Given the state of the banking industry, particularly in the Midwest, it was determined that a successful capital raise would require that the Company restructure its TARP Preferred Stock and, ultimately, a $1.3 million loan facility with an independent third party bank. Negotiations with the Department of Treasury commenced shortly thereafter.

On January 21, 2011, the Bank consented to the issuance of the Order, which required the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank was deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action.

In the spring of 2011, as a result of difficulties with the capital raising process and the increased capital requirements set forth in the Order, the Company consulted with its advisors and determined to search for an individual with significant executive experience in the banking industry who could augment the Company’s executive leadership team and assist with its capital raising efforts. As a result, Donald H. Wilson, the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial advisory firm, was contacted and met with members of the Company’s Board and executive management to determine if he would serve in these strategic capacities. Mr. Wilson has more than 25 years of experience in the banking industry, including 12 years in the bank examination and economic research divisions at the Federal Reserve Bank of Chicago, and 15 years in executive management positions at several large Midwest financial institutions and financial services companies. The Board believed that with Mr. Wilson as part of the Company’s future management team, the likelihood of a successful capital raise and enhancement of shareholder value would be maximized. In June 2011, Mr. Wilson agreed to assist the Company with its capital raising efforts and to serve as Chairman of the Company’s Board of Directors following the completion of a private placement offering.

In July 2011, the Company and its placement agent commenced a new round of investor meetings and approached Clinton Group, Inc. (“Clinton Group”) about serving as a potential lead investor in a private placement offering. Clinton Group conducted a due diligence investigation of the Company in November 2011. In January 2012, the Company and Clinton Group executed an initial term sheet regarding the proposed private placement offering and the Company and its placement agent began to seek additional investors to participate in the transaction. Included in the initial term sheet for the private placement was the condition that the Company’s existing shareholders be permitted to participate in a rights offering at $1.00 per share (the same per share price of the common stock, and the common stock equivalent price of the preferred stock, sold to the investors in the Investment).

In March 2012, the Company received sufficient indications of interest from potential investors to commence a private placement offering that would raise at least $24.0 million in capital, subject to the Company’s ability to restructure the TARP Preferred Stock and its indebtedness to a third party bank at acceptable levels. Acceptable financial terms for these restructurings were initially negotiated in April and May. The Company’s legal counsel subsequently began to prepare and to negotiate a definitive securities purchase agreements with legal counsel for the Clinton Group. Following these negotiations, the Company’s legal counsel presented draft definitive agreements to certain institutional investors advised by the same investment advisor (collectively, the “Second Lead Investor”). During this time, the Company also negotiated an agreement with the Department of Treasury to restructure the terms of the TARP Preferred Stock. On June 15, 2012, the Company’s Board of Directors met to review the draft definitive agreements, and was presented with updated draft agreements on July 18, 2012. Negotiation of the draft agreements with the investors continued through September 2012. During this time, the draft Investment agreements were also reviewed by the Company’s federal regulator. In October 2012, the draft negotiated agreements were distributed to more than 60 other accredited investors including institutional investors, members of the Company’s Board of Directors and executive management team, Mr. Wilson, and several employees of Company’s placement agent and other accredited investors. On November 13, 2012, the Company’s Board of Directors met to review the updated negotiated Investment agreements and approved and authorized their execution. The separate securities purchase agreement negotiated with the Department of Treasury memorializing the restructured terms of the TARP Preferred Stock was also approved by the Board and entered into on November 13, 2012.

On November 13, 2012, Community Financial Shares entered into the Securities Purchase Agreement, pursuant to which the Company issued to investors in a private placement offering an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C Preferred Stock at $100.00 per share, 56,708 shares of Series D Preferred Stock at $100.00 per share and 6,728 shares of Series E Preferred Stock at $100.00 per share in the Investment. The closing of the Investment occurred on December 21, 2012.

To complete the transactions contemplated by the Securities Purchase Agreement, on December 12, 2012, the Board of Directors obtained the consent of holders of a majority of the Company’s outstanding shares of common stock to approve amendments to the Company’s Certificate of Incorporation to: (i) increase the number of shares of common stock the Company is authorized to issue, and (ii) to permit the shares of voting preferred stock issued in the Investment to vote together with the shares of common stock on an as converted basis.

Impact of the Investment

In accordance with the terms of the Securities Purchase Agreement, the Company used a portion of the proceeds raised in the Investment to repay a $1.3 million loan facility with an independent third party bank for $900,000 and, pursuant to an agreement between the Treasury and the Company, the Company redeemed, for $3.7 million, the $6.9 million in Series A Preferred Stock and Series B Preferred Stock issued to the Treasury, as well as accrued interest and dividends thereon, in connection with the Treasury’s Troubled Asset Relief Program. Following the TARP Repurchase, the Series A Preferred Stock and Series B Preferred Stock are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, Series B Preferred Stock, or certain regulatory provisions of the EESA and ARRA that are imposed on TARP recipients. Additionally, at December 31, 2012, the Bank’s Tier 1 capital to total assets ratio increased to 7.73% and its ratio of total capital to risk-weighted assets increased to 12.62%.

As a result of the Investment, the investors in the Investment collectively own approximately 73.0% of the Company’s outstanding voting securities. Pursuant to the terms of the Securities Purchase Agreement, we agreed to conduct a rights offering to holders of our Pre-Investment Shareholders to provide the Pre-Investment Shareholders with the opportunity to purchase up to 3.0 million shares of our common at a purchase price per share equal to the conversion price of the Series C Preferred Stock (currently $1.00 which is the same price per share of common stock offered to investors in the Investment). The Securities Purchase Agreement provides that, to the extent the rights offering dilutes their voting or economic ownership interests, four of the investors will have the option of purchasing additional shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock following the rights offering to permit them to maintain both the voting and economic ownership interest in the Company’s shares that those investors had immediately after the closing of the Investment. Assuming that 3.0 million shares of common stock is sold in the rights offering, these four investors would have the ability to purchase up to a maximum of approximately $2.4 million worth of additional shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock following the rights offering.

Effective as of the closing of the Investment, Donald H. Wilson, Christopher M. Hurst, Daniel Strauss and Philip Timyan were appointed as advisory directors of the Company and the Bank pending the Company’s and the Bank’s receipt of all regulatory approvals required to appoint such individuals as directors of the Company and the Bank. Upon receipt of such regulatory approvals, in accordance with the terms of the Securities Purchase Agreement, Mr. Wilson will become the Chairman of the Board of Directors of the Company and the Bank and Mr. Hurst, Mr. Strauss and Mr. Timyan will become full voting members of the Board of Directors of the Company and the Bank. On January 8, 2013, Donald H. Fischer retired as Chairman of the Board of Directors. Four additional directors of the Company and the Bank will resign so that the size of the Company’s and the Bank’s Board of Directors can be fixed at nine members in accordance with the terms of the Securities Purchase Agreement. As further described above, the Board has continuously reviewed the Bank’s operations and the qualifications of management. No other changes to the Company’s or the Bank’s management or operations are currently contemplated.

Competition

Active competition exists in all principal areas where the Bank operates, not only with other commercial banks, finance companies and mortgage bankers, but also with savings and loan associations, credit unions, and other financial service companies serving the Company’s market area. The principal methods of competition between the Company and its competitors are price and service. Price competition, primarily in the form of interest rate competition, is a standard practice within the Company’s market place as well as the financial services industry. Service, expansive banking hours, and product quality are also significant factors in competing and allow for differentiation from competitors.

Deposits in the Bank are well balanced, with a large customer base and no dominant segment of accounts. The Bank’s loan portfolio is also characterized by a large customer base, including loans to commercial, not-for-profit and consumer customers, with no dominant relationships. There is no readily available source of information that delineates the market for financial services offered by non-bank competitors in the Company’s market.

Lending Activities

General. The Bank’s loan portfolio is comprised primarily of real-estate mortgage loans, which include loans secured by residential, multi-family and nonresidential properties. The Bank originates loans on real estate generally located in the Bank’s primary lending area in central DuPage County, Illinois. In addition to portfolio mortgages, the Bank routinely originates and sells residential mortgage loans and servicing rights for other investors in the secondary market. The Bank services all of its portfolio loans and the Bank has not purchased mortgage servicing rights.

Loans represent the principal source of revenue for the Company. Risk is controlled through loan portfolio diversification and the avoidance of credit concentrations. Loans are made primarily within the Company’s geographic market area. The loan portfolio is distributed among general business loans, commercial real estate, residential real estate, and consumer installment loans. The Company has no foreign loans, no highly leveraged transactions, and no syndicated purchase participations.

The Company’s loan portfolio by major category as of the periods presented is shown below.

	September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
	(In thousands)
Real estate
Commercial	$96,116	$94,513	$94,356	$99,416	$84,103	$87,746
Construction	2,486	4,361	15,435	21,341	31,243	39,016
Residential	19,460	21,054	25,964	25,424	18,790	21,279
Home Equity	53,749	59,176	66,243	63,758	59,727	51,498

Total real estate	171,811	179,104	201,998	209,939	193,863	199,539
Commercial	26,205	26,203	25,572	25,907	27,175	28,228
Consumer	1,299	1,392	1,399	1,662	1,762	1,895

Total loans	199,315	206,699	228,969	237,508	222,800	229,662
Deferred loan costs, net	211	265	317	276	115	44
Allowance for loan losses	(5,309)	(8,854)	(7,679)	(4,812)	(3,300)	(1,970)

Loans, net	$194,217	$198,110	$221,607	$232,972	$219,615	$227,736

Loan Maturities and Sensitivities of Loans to Changes in Interest Rates

The following tables show the amount of total loans outstanding as of September 30, 2012 and December 31, 2011 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	September 30, 2012 Maturing
	Within One	After One
	Year	But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$19,087	$6,159	$959	$26,205
Real Estate	24,974	101,177	45,660	171,811
Consumer	827	472	—	1,299

Totals	$44,888	$107,808	$46,619	$199,315

	December 31, 2011 Maturing
	Within One	After One
	Year	But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$18,942	$6,413	$848	$26,203
Real Estate	26,894	93,684	58,526	179,104
Consumer	422	970	—	1,392

Totals	$46,258	$101,067	$59,374	$206,699

Below is a schedule of loan amounts maturing or re-pricing, classified according to sensitivity to changes in interest rates, as of September 30, 2012 and December 31, 2011.

	September 30, 2012 Interest Sensitivity
	Fixed Rate	Variable Rate	Total
	(Dollars in thousands)
Due within three months	$5,400	$7,724	$13,124
Due after three months but within one year	14,922	13,300	28,222
Due after one but within five years	88,285	20,052	108,337
Due after five years	12,415	37,217	49,632

Total	$121,022	$78,293	$199,315

	December 31, 2011 Interest Sensitivity
	Fixed Rate	Variable Rate	Total
	(Dollars in thousands)
Due within three months	$10,415	$3,904	$14,319
Due after three months but within one year	15,115	16,223	31,338
Due after one but within five years	86,174	15,052	101,226
Due after five years	9,796	50,020	59,816

Total	$121,500	$85,199	$206,699

Residential – One-to-Four Family Lending. In 1999 the Bank established a dedicated secondary mortgage department to assist local residents in obtaining mortgages with reasonable terms, conditions, and rates. The Bank offers various fixed and adjustable rate one-to-four family residential loan products the majority of which are sold, along with servicing rights, to a variety of investors in the secondary market. Interest rates are essentially dictated by the Bank’s investors and origination fees on secondary mortgage loans are priced to provide a reasonable profit margin and are dictated to a degree by regional competition.

The Bank, for secondary market residential loans, generally makes one-to-four family residential mortgage loans in amounts not to exceed 80% of the appraised value or sale price, whichever is less, of the property securing the loan, or up to 95% if the amount in excess of 80% of the appraised value is secured by private mortgage insurance. Loans for amounts between 80% and 85% of appraised value or sale price may also be granted with an increased interest rate. The Bank usually receives a service release fee of 1.0% to 1.5 % on one-to-four family residential mortgage loans.

In addition to loans originated for the secondary market, the Bank has portfolio loans secured by one-to-four family residential real estate that totaled approximately $19.5 million, or 9.8%, and $21.1 million, or 10.2% of the Bank’s total loan portfolio, as of September 30, 2012 and December 31, 2011, respectively.

Commercial Real Estate Lending. Loans secured by commercial real estate totaled approximately $96.1 million, or 48.2%, and $94.5 million, or 45.7% of the Bank’s total loan portfolio, at September 30, 2012 and December 31, 2011, respectively. Commercial real estate loans are generally originated in amounts up to 80% of the appraised value of the property. Such appraised value is generally determined by independent appraisers previously approved by the Board of Directors of the Bank.

The Bank’s commercial real estate loans are permanent portfolio loans secured by improved property such as office buildings, retail stores, warehouses, churches, and other non-residential buildings. Of the commercial real estate loans outstanding at September 30, 2012 and December 31, 2011, most are secured by properties located within 10 miles of the Bank’s offices in Wheaton and Glen Ellyn and were made to local customers of the Bank. In addition, borrowers generally must personally guarantee loans secured by commercial real estate. Commercial real estate loans generally have a 10 to 25 year amortization period and are made at rates based upon competitive local market rates, specific loan risk, and structure usage and type. Such loans generally have a five-year maturity.

Commercial real estate loans are both adjustable and fixed, with fixed rates generally limited to no more than five years. Loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by lending to established customers and generally restricting such loans to its primary market area.

Construction Lending. The Bank is actively engaged in construction lending. Such activity is generally limited to individual new residential home construction, residential home additions, and new commercial buildings. Currently, the majority of the Bank’s new construction activity is in new commercial construction.

At September 30, 2012 and December 31, 2011, the Bank had $2.5 million and $4.4 million in construction loans outstanding, which represented 1.2% and 2.1% of the Bank’s loan portfolio at such respective dates. The Bank presently charges both fixed and variable interest rates on construction and end loans. Loans, with proper credit, may be made for up to 80% of the anticipated value of the property upon completion. Funds are usually disbursed based upon percentage of completion generally verified by an on-site inspection by Bank personnel and generally through a local title company construction escrow account.

Consumer Lending. As a community-oriented lender, the Bank offers consumer loans for any worthwhile purpose. Although the Bank offers signature unsecured loans, consumer loans are generally secured by automobiles, boats, mobile homes, stocks, bonds, and other personal property. Consumer loans totaled $1.3 million, or 0.7%, and $1.4 million, or 0.7% of the Bank’s total loan portfolio, at September 30, 2012 and December 31,

2011, respectively. Consumer loans generally have higher yields than residential mortgage loans since they involve a higher credit risk and smaller volumes with which to cover basic costs.

Home Equity Lending. Home equity loans are generally made not to exceed 80% of the first and second combined mortgage loan to value. These loans are generally made for ten-year terms and are generally revolving credit lines with minimum payment structures of interest only. The interest rate on these lines of credit adjusts at a rate based on the prime rate of interest. Additionally, the Bank offers five-year amortizing fixed rate home equity balloon loans for those who desire to limit interest rate risk. At September 30, 2012 and December 31, 2011, the outstanding home equity loan balance was $53.7 million and $59.2 million, respectively, or 27.0% and 28.6%, respectively, of the Bank’s total loan portfolio.

Commercial Lending. The Bank actively engages in general commercial lending within its market area. These loans are primarily revolving working capital lines, inventory loans, and equipment loans. The commercial loans are generally based on serving the needs of small businesses in the Bank’s market area while limiting the Bank’s business risks to reasonable lending standards. Commercial loans are made with both fixed and adjustable rates and are generally secured by equipment, accounts receivable, inventory, and other assets of the business. Personal guarantees generally support these credit facilities. The Bank also provides commercial and standby letters of credit to assist small businesses in their financing of special purchasing or bonding needs. Standby letters of credit outstanding at September 30, 2012 and December 31, 2011 totaled $209,000 and $273,000, respectively. Commercial loans totaled approximately $26.2 million and $26.2 million, or 13.1% and 12.7% of the Bank’s total loan portfolio, at September 30, 2012 and December 31, 2011, respectively.

Loan Concentration

At September 30, 2012 and December 31, 2011, the Company did not have any concentration of loans exceeding 10% of total loans which are otherwise not disclosed. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

Provision for Loan Losses

The provision for loan losses is determined by management through a quarterly evaluation of the adequacy of the allowance for loan losses. This evaluation takes various factors into consideration. The provision is based on management’s judgment of the amount necessary to maintain the allowance for loan losses at an adequate level for probable incurred credit losses. In determining the provision for loan losses, management considers the Company’s consistent loan growth and the amount of net charge-offs each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic conditions and trends, reviews of larger loans and known problem credits and the results of independent loan review and regulatory examinations are also considered by management in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses is particularly subject to change as it is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other environmental factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, may be collectively evaluated for impairment.

Assets acquired through or instead of loan foreclosure such as other real estate are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

The allowance for loan losses was $5.3 million and $8.9 million, representing 2.7% and 4.3% of total loans, as of September 30, 2012 and December 31, 2011, respectively, compared to an allowance of $7.7 million, or 3.4% of total loans, at December 31, 2010 and $4.8 million, or 2.0% of total loans, at December 31, 2009. The increase in the provision was the result of management’s quarterly analysis of the allowance for loan losses. Management believes that, based on information available at September 30, 2012 and December 31, 2011, the Bank’s allowance for loan losses was adequate to cover probable incurred losses inherent in its loan portfolio at those dates. However, no assurances can be given that the Bank’s level of allowance for loan losses will be sufficient to cover loan losses incurred by the Bank or that future adjustments to the allowance for loan losses will not be necessary if economic or other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance. In addition, the FDIC and IDFPR, as an integral part of their examination processes, periodically review the Bank’s allowance for loan losses and may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management. Any material increase in the allowance for loan losses may adversely affect our financial condition, results of operations and our ability to comply with the Order.

The following table details the component changes in the Company’s allowance for loan losses for each of the periods presented:

	At September 30,	At December 31,
	2012	2011	2010	2009	2008	2007
Net Total Loans at period end	$194,217	$198,110	$221,607	$232,972	$219,615	$227,736
Average daily balances for loans for the year	201,119	218,259	232,467	228,676	225,245	205,326
Allowance for loan losses at beginning of period	$8,854	$7,679	$4,812	$3,300	$1,970	$1,549
Loan charge-offs during the period
Commercial	(295)	(109)	(1,281)	(5)	(771)	(14)
Commercial real estate	(1,877)	(396)	(456)	(774)	—	—
Construction	(1,740)	(2,812)	(3,084)	—	—	—
Residential	(456)	(872)	(107)	(36)	—	—
Real Estate	—	—	—	—	(125)	—
Home equity line of credit	(358)	(813)	(569)	—	—	—
Consumer	(5)	(8)	(15)	(22)	(9)	—

Total Charge-offs	(4,731)	(5,010)	(5,512)	(837)	(905)	(14)
Loan recoveries during the period
Commercial	9	2	22	4	20	15
Commercial real estate	10	—	—	—	—	—
Residential	30	—	—	—	—	—
Home equity line of credit	—	3	—	—	—	—
Consumer	—	9	17	1	—	—

Total recoveries	49	14	39	5	20	15

Net recoveries (charge-offs)	(4,682)	(4,996)	(5,473)	(832)	(885)	1
Provision charged to expense	1,137	6,171	8,340	2,344	2,215	420

Allowance for loan losses at end of period	$5,309	$8,854	$7,679	$4,812	$3,300	$1,970

Ratio of net recoveries/(charge-offs) during the period to average loans outstanding	(2.33%)	(2.29%)	(2.35%)	(0.36%)	(0.39%)	0.00%
Allowance for loan losses to loans outstanding at year-end	2.66%	4.28%	3.35%	2.03%	1.48%	0.86%

Allocation of the Allowance for Loan Losses

Presented below is an analysis of the composition of the allowance for loan losses and percent of loans in each category to total loans as of the dates indicated:

	At September 30,				At December 31,
	2012		2011		2010		2009
					(Dollars in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Balance at End of Period:
Commercial and industrial (1)	$700	13.2%	$2,463	27.8%	$791	10.2%	$762	15.8%
Real estate mortgage (2)	3,254	61.3	4,171	47.1	5,075	56.5	2,863	59.5
HELOC	888	16.7	1,398	15.8	838	12.3	389	8.1
Residential	449	8.5	803	9.1	661	8.0	770	16.0
Individuals’ loans for household and other personal expenditures, including other loans	18	0.3	19	0.2	19	0.3	24	0.5
Unallocated	—	—	—	—	295	12.7	4	0.1

Totals	$5,309	100.0%	$8,854	100.0%	$7,679	100.0%	$4,812	100.0%

(1)	Category also includes lease financing, loans to financial institutions, tax-exempt loans, agricultural production financing and other loans to farmers and construction real estate loans.
(2)	Category includes commercial, farmland and residential real estate loans.

One measurement used by management in assessing the risk inherent in the loan portfolio is the level of nonperforming loans. Nonperforming loans are comprised of non-accrual loans and other loans 90 days or more past due. Nonperforming loans and other assets were as follows at the dates indicated.

	At September 30,	At December 31,
	2012	2011	2010	2009	2008	2007
Non-accrual loans	$5,174	$7,220	$11,595	$14,555	$2,725	$62
Non-accrual restructured loans	3,644	6,579	8,699	—	—	—
Other loans 90 days past due	—	—	—	480	32	635

Total nonperforming loans	8,818	13,799	20,294	15,035	2,757	697
Other real estate owned	11,078	9,265	3,008	2,396	198	—

Total nonperforming assets	$19,896	$23,064	$23,302	$17,431	$2,955	$697

Accruing restructured loans	$3,681	$2,295	$6,090	$12,358	—	—
Nonperforming loans to total loans	4.42%	6.68%	8.86%	6.33%	1.24%	0.30%
Allowance for loan losses To nonperforming loans	60.21%	64.16%	37.84%	32.00%	119.70%	282.64%
Total nonperforming assets To total stockholders’ equity	362.7%	318.1%	131.2%	69.92%	17.79%	3.77%
Total nonperforming assets To total assets	5.95%	7.01%	6.71%	5.11%	1.01%	0.23%

At September 30, 2012, nonperforming assets consisted of $8.8 million of nonaccrual loans and other real estate owned of $11.1 million. The largest component of nonperforming loans was commercial real estate loans, which represented $4.8 million, or 56.0%, of total nonperforming loans at September 30, 2012. At September 30, 2012, residential mortgage loans totaled $1.3 million, or 14.0%, of total nonperforming loans, and home equity lines of credit totaled $2.6 million, or 30.0%, of total nonperforming loans. The ratio of the allowance for loan losses to nonperforming loans was 60.0% as of September 30, 2012 as compared to 33.0% as of September 30, 2011.

At December 31, 2011, nonperforming assets consisted of $13.8 million of nonaccrual loans and other real estate owned of $9.3 million. The largest component of nonperforming loans was commercial real estate loans, which represented $4.7 million, or 34.2%, of total nonperforming loans at December 31, 2011. At December 31, 2011, residential mortgage loans totaled $4.2 million, or 30.3%, of total nonperforming loans, home equity lines of credit totaled $2.7 million, or 19.4%, of total nonperforming loans, and construction loans totaled $2.2 million, or 15.8%, of total nonperforming loans. The ratio of the allowance for loan losses to nonperforming loans was 64.2% as of December 31, 2011 as compared to 37.8% as of December 31, 2010.

The Bank would have recorded interest income of $219,000 and $1.2 million for the nine months ended September 30, 2012 and for the year ended December 31, 2011 had non-accrual loans and troubled debt restructurings been current in accordance with their original terms.

Other real estate owned (“OREO”) totaled $11.1 million at September 30, 2012, compared to $9.3 million at December 31, 2011 and $3.0 million at December 31, 2010. At September 30, 2012, OREO consisted of 24 properties that were acquired through foreclosure or deed in lieu of foreclosure. Included in the total are 12 residential properties, nine commercial real estate properties and three parcels of land. At December 31, 2011, OREO consisted of 20 properties that were acquired through foreclosure or deed in lieu of foreclosure. Included in the total are 13 residential properties, six commercial real estate properties and a parcel of land.

The provision for loan losses for the nine months ended September 30, 2012 totaled $1.1 million, compared to $6.2 million for the year ended December 31, 2011 and $8.3 million for the year ended December 31, 2010. This decrease in the provision is the result of management’s quarterly analysis of the allowance for loan losses. Levels of nonperforming loans are considered manageable at year end 2011. Total nonperforming loans as a percentage of total loans totaled 4.42% at September 30, 2012, compared to 6.68% at December 31, 2011 and 8.86% at December 31, 2010. Based on its analysis of the loan portfolio risks discussed above, including historical loss experience and levels of nonperforming loans, management believes that the allowance for loan losses is adequate at December 31, 2011 to cover any potential losses.

Net charge-offs for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010 totaled $4.7 million, $5.0 million and $5.5 million, respectively. The charge-offs during these periods were primarily the result of recent recessionary economic conditions and the weakened economic environment’s impact upon smaller businesses within the Company’s primary market area. In 2005 management formed a credit quality committee that was charged with monitoring problem credits and directing their resolution. The committee has been successful in identifying existing problem credits and meets on a monthly basis to monitor troubled credits. The Company’s management believes that as of September 30, 2012 and December 31, 2011 any past problems which resulted from weaknesses in processes have been identified and addressed.

Investment Securities

The Board of Directors sets the investment policy and procedures of the Bank. This policy generally provides that investment decisions will be made based on the safety of the investment, liquidity requirements of the Bank and, to a lesser extent, potential return on the investments. In pursuing these objectives, the Bank considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Bank does not participate in hedging programs or other activities involving the use of derivative financial instruments. Similarly, the Bank does not invest in mortgage-related securities which are deemed to be “high risk,” or purchase bonds which are not rated investment grade.

The Company’s securities portfolio can be divided into five categories, as shown below. The securities portfolio is managed to provide liquidity and earnings in various interest rate cycles. The carrying value of these securities for the following periods is detailed below.

	At September 30,		At December 31,
	2012	2011	2010	2009
U.S. Government Agencies	$15,358	$9,041	$11,801	$17,691
Mortgage-backed Securities	24,190	21,665	18,198	11,131
States and Political Subdivisions	11,053	12,926	12,868	15,339
Agency Preferred Stock	13	25	11	20
SBA Guaranteed Pool	243	274	297	363

Total Investment Securities	$50,857	$43,931	$43,175	$44,544

The following table shows the weighted average yield for each security group by term to final maturity as of September 30, 2012.

Security Type	Less than 1 year	Yield	1 to 5 years	Yield	5 to 10 years	Yield	Over 10 years	Yield
U.S. Government Agencies	$0	0.00%	$0	0.00%	$2,012	2.29%	$13,347	2.09%
Mortgage-Backed Securities	7	3.77%	0	0.00%	2,177	1.16%	22,006	2.18%
States and Political Subdivisions(1)	62	4.12%	980	6.28%	667	7.24%	9,344	5.44%
Agency Preferred Stock	0	0.00%	0	0.00%	0	0.00%	13	0.00%
SBA Guaranteed Pool	0	0.00%	0	0.00%	156	2.51%	86	2.48%

Total Investment Securities	$69	4.08%	$980	6.28%	$5,012	2.47%	$44,796	2.83%

[1]	Fully taxable equivalent.

The following table shows the weighted average yield for each security group by term to final maturity as of December 31, 2011.

Security Type	Less than 1 year	Yield		1 to 5 years	Yield		5 to 10 years	Yield		Over 10 years	Yield
U.S. Government Agencies	$0	0.00%		$0	0.00%		$1,009	3.00%		$8,032	2.09%
Mortgage-Backed Securities	0	0.00%		29	4.12%		571	1.76%		21,065	2.56%
States and Political Subdivisions(1)	32	4.00%		1,040	6.17%		867	7.20%		10,987	5.74%
Agency Preferred Stock SBA Guaranteed Pool	0 0	0.00 0.00	% %	0 0	0.00 0.00	% %	0 184	0.00 2.53	% %	25 90	0.00 2.48	% %

Total Investment Securities	$32	4.00%		$1,069	6.11%		$2,631	4.08%		$40,199	3.34%

[1]	Fully taxable equivalent

At September 30, 2012 and December 31, 2011, the Company did not own any security of any one issuer where the aggregate carrying value of such securities exceeded 10 percent of the Company’s stockholders’ equity, except for certain debt securities of the U.S. Government agencies and corporations.

Deposits

The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank’s deposit accounts consist of regular savings accounts, retail checking/NOW accounts, commercial checking accounts, money market accounts and certificate of deposit accounts. The Bank offers certificate of deposit accounts with balances in excess of $100,000 at preferential rates (jumbo certificates) and also offers Individual Retirement Accounts (“IRAs”) and other qualified plan accounts.

At September 30, 2012 and December 31, 2011, the Bank’s deposits totaled $307.4 million and $301.1 million, or 93.5% and 93.6% of interest-bearing liabilities. This represents a decrease from December 31, 2010 when the Bank’s deposits of $309.1 million represented 93.8% of interest-bearing liabilities. For the year ended December 31, 2011, the average balance of core deposits (savings, NOW, money market and non-interest bearing accounts) totaled $196.9 million, or 66.5% of total average deposits, compared to $186.0 million, or 62.5% of total average deposits, for the year ended December 31, 2010. Although the Bank has a significant portion of its deposits in core deposits, management monitors activity on the Bank’s core deposits and, based on historical experience and the Bank’s current pricing strategy, believes that the Bank will continue to retain a large portion of such accounts.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and local competition. The Bank’s deposits are obtained predominantly from the areas in which its facilities are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions affect the Bank’s ability to attract and retain deposits. The Bank uses traditional means of advertising its deposit products and generally does not solicit deposits from outside its market area. While certificates of deposit in excess of $100,000 are accepted by the Bank, and may be subject to preferential rates, the Bank does not actively solicit such deposits as such deposits are more difficult to retain than core deposits.

The following table sets forth the distribution of the Bank’s deposit accounts for the periods indicated and the weighted average rates on each category presented.

	At September 30, 2012		At December 31, 2011		At December 30, 2010
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Noninterest-bearing accounts	$37,585	—%	$36,324	—%	$34,047	—%
NOW accounts	70,957	0.33%	75,524	0.38%	80,282	0.58%
Regular savings accounts	60,855	0.36%	55,026	0.40%	50,793	0.51%
Money market accounts	43,380	0.59%	41,907	0.67%	34,560	0.65%
Certificates of deposit	94,653	1.13%	92,320	1.31%	109,398	1.76%

Total deposits	$307,430	0.58%	$301,101	0.66%	$309,080	0.96%

The following table shows the maturity schedule for the Company’s time deposits of $100,000 or more as of September 30, 2012, December 31, 2011 and December 31, 2010.

	At September 30,	At December 31,
	2012	2011	2010
Three months or less	$9,128	$10,161	$15,483
Three months through six months	4,747	5,093	9,759
Six months through twelve months	10,317	11,659	15,876
Over twelve months	15,302	11,288	9,146

	$39,494	$38,201	$50,264

Personnel

As of September 30, 2012, the Company and its subsidiaries had a total of 83 full-time employees and 16 part-time employees. This compares to 75 and 77 full-time and 17 and 17 part-time employees as of December 31, 2011 and 2010, respectively. None of these employees are subject to a collective bargaining agreement. We believe our relationship with our employees is good.

Legal Proceedings

Neither the Company nor the Bank is a party to, and none of their property is subject to, any material legal proceedings at this time.

Regulation and Supervision

The Company and the Bank are subject to an extensive system of banking laws and regulations that are intended primarily for the protection of the customers and depositors of the Company’s bank subsidiary rather than holders of the Company’s securities. These laws and regulations govern such areas as permissible activities, reserves, loans and investments, and rates of interest that can be charged on loans.

The Dodd-Frank Act, which was enacted on July 21, 2010, restructured the regulation of depository institutions. The Dodd-Frank Act contains several provisions that will continue to have a direct impact on the operations of the Company and the Bank. The legislation contains changes to the laws governing, among other things, FDIC assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The Dodd-Frank Act also provided for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets continue to be examined for compliance with such laws and regulations by, and subject to the primary enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau. Much of the legislation requires implementation through regulations and, accordingly, a complete assessment of its impact on the Company and the Bank are not yet possible since such regulations have not yet been issued. However, the enactment of the legislation is likely to increase regulatory burdens and costs for us and have a material impact on our operations.

Certain of the regulatory requirements that are or will be applicable to the Company and the Bank are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on the Company and the Bank and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of the Company

The Company is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended by the 1999 financial modernization legislation known as the Gramm-Leach-Bliley Act (the “BHC Act”).

As such, it is subject to the supervision and enforcement authority of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). In general, the BHC Act limits the business of bank holding companies to banking, managing or controlling banks, performing certain servicing activities for subsidiaries, and activities that the Federal Reserve Board has determined, by order of regulation in effect prior to the enactment of the BHC Act, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a result of the Gramm-Leach-Bliley Act amendments to the BHC Act, a bank holding company that meets certain requirements and opts to become a “financial holding company” may engage in any activity, or acquire and retain the shares of any company engaged in any activity, that is either (1) financial in nature or incidental to such financial activity (as determined by the Federal Reserve Board in consultation with the U.S. Secretary of the Treasury) or (2) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally (as solely determined by the Federal Reserve Board). Activities that are financial in nature include securities underwriting and dealing, insurance underwriting and making merchant banking investments in commercial and financial companies.

Further, under the BHC Act, the Company is required to file annual reports and such additional information as the Federal Reserve Board may require and is subject to examination by the Federal Reserve Board. The Federal Reserve Board has jurisdiction to regulate virtually all aspects of the Company’s business.

The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before merging with or consolidating into another bank holding company, acquiring substantially all the assets of any bank or acquiring directly or indirectly any ownership or control of more than 5% of the voting shares of any bank.

The BHC Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks, or furnishing services to banks and their subsidiaries. The Company, however, may engage in certain businesses determined by the Federal Reserve Board to be so closely related to banking or managing and controlling banks as to be a proper incident thereto.

Banking regulations restrict the amount of dividends that a bank may pay to its stockholders. Thus, the Company’s ability to pay dividends to its shareholders will be limited by statutory and regulatory restrictions. Illinois’ banking laws restrict the payment of cash dividends by a state bank by providing, subject to certain exceptions, that dividends may be paid only out of net profits then on hand after deducting its losses and bad debts. Federal law generally prohibits a bank from making any capital distribution (including payment of a dividend) or paying any management fee to its parent company if the depository institution would thereafter be undercapitalized. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies which provides that dividends should only be paid out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The Federal Reserve Board’s policies also provide that a bank holding company should serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. These policies could also impact the Company’s ability to pay dividends

The FDIC may prevent an insured bank from paying dividends if the Bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by a bank, if such payment is determined, by reason of the financial conditions of the bank, to be an unsafe and unsound banking practice.

The Regulation of the Bank

The Bank is regulated by the FDIC, as its primary federal regulator. The Bank is subject to the provisions of the Federal Deposit Insurance Act and examination by the FDIC. As an Illinois state–chartered bank, the Bank is also subject to examination by the IDFPR. The examinations by the various regulatory authorities are designed for the protection of bank depositors and the solvency of the FDIC Deposit Insurance Fund.

The federal and state laws and regulations generally applicable to the Bank regulate, among other things, the scope of business, its investments, reserves against deposits, the nature and amount of and collateral for loans, and the location of banking offices and types of activities which may be performed at such offices. Both the IDFPR and the FDIC have enforcement authority over the Bank, including the authority to appoint a conservator or receiver under certain circumstances.

Subsidiaries of a bank holding company are subject to certain restrictions under the Federal Reserve Act and the Federal Deposit Insurance Act on loans and extensions of credit to the bank holding company or to its other subsidiaries, investments in the stock or other securities of the bank holding company or its other subsidiaries, or advances to any borrower collateralized by such stock or other securities.

The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC.

Under the FDIC’s previous risk-based assessment system, insured institutions were assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depended upon the category to which it is assigned and, effective April 1, 2009, assessment rates range from seven to 77.5 basis points. On February 7, 2011, the FDIC approved a final rule that implemented changes to the deposit insurance assessment system mandated by the Dodd-Frank Act. The final rule, which became effective on April 1, 2011, revised the base on which deposit insurance assessments are charged from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Under the final rule, insured depository institutions are required to report their average consolidated total assets on a daily basis, using the regulatory accounting methodology established for reporting total assets. For purposes of the final rule, tangible equity is defined as Tier 1 capital.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital (as of June 30, 2009), capped at ten basis points of an institution’s deposit assessment base, in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC provided for similar assessments during the final two quarters of 2009, if deemed necessary.

In lieu of further special assessments, however, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which included an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings is recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000. That coverage was made permanent by the Dodd-Frank Act. In addition, the FDIC adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the FDIC through June 30, 2012, or in some cases, December 31, 2012. The Bank participates in the unlimited noninterest-bearing transaction account coverage and the Bank and the Company opted not to participate in the unsecured debt guarantee program. The Dodd-Frank Act extended the unlimited coverage for certain noninterest-bearing transaction accounts from January 1, 2011 until December 31, 2012 without the opportunity for opt out.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the calendar year ending December 31, 2010 averaged 1.05 basis points of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC, and the FDIC has recently exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Capital Requirements

The Federal Reserve Board and the FDIC have established guidelines for risk-based capital of bank holding companies and banks. These guidelines establish a risk adjusted ratio relating total capital to risk-weighted assets and off-balance-sheet exposures. These capital guidelines primarily define the components of capital, categorize assets into different risk classes, and include certain off-balance-sheet items in the calculation of capital requirements. Generally, Tier 1 capital consists of shareholders’ equity less intangible assets and unrealized gain or loss on securities available for sale, and Tier 2 capital consists of Tier 1 capital plus qualifying loan loss reserves. The agencies also apply leverage requirements which establish a required ratio of Tier 1 capital to total adjusted assets. On January 21, 2011, the Bank entered into a Stipulation and Consent Order with the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. The Order requires the Bank to achieve Tier 1 capital at least equal to 8.0% of total assets and total capital at least equal to 12.0% of risk-weighted assets within 120 days of the order. As of September 30, 2012, these ratios totaled 2.9% and 5.5%, respectively.

The FDIC Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized depository institutions. Under this system, federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories. Each depository institution is placed within one of these categories and is subject to differential regulation corresponding to the capital category within which it falls.

Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency and such capital plan must be guaranteed by any parent holding company in an amount of the lesser of 5% of the institution’s assets or the amount of the capital deficiency. An undercapitalized institution is also generally prohibited from paying any dividends, increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

Failure to meet capital guidelines could subject a bank or a bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Monetary Policy and Economic Conditions

The earnings of commercial banks and bank holding companies are affected not only by general economic conditions, but also by the policies of various governmental regulatory authorities. In particular, the Federal Reserve Board influences conditions in the money and capital markets, which affect interest rates and growth in bank credit and deposits. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and this is expected to continue in the future. The general effect, if any, of such policies on future business and earnings of the Company and its Bank cannot be predicted.

Consumer Protection Laws

The Company’s business includes making a variety of types of loans to individuals. In making these loans, we are subject to State usury and regulatory laws and to various federal statutes, including the privacy of consumer information provisions of the Graham-Leach-Bliley Act and regulations promulgated thereunder, the Equal Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage servicing activities of the Company, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, the Company is subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, the USA Patriot Act of 2001, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Company and its directors and officers.

Federal Taxation

The Company files a consolidated federal income tax return. To the extent a member incurs a net loss that is utilized to reduce the consolidated federal tax liability, that member will be reimbursed for the tax benefit utilized from the member incurring federal tax liabilities.

Amounts provided for income tax expense are based upon income reported for financial statement purposes and do not necessarily represent amounts currently payable to federal and state tax authorities. Deferred income taxes, which principally arise from the temporary difference related to the recognition of certain income and expense items for financial reporting purposes and the period in which they affect federal and state tax income, are included in the amounts provided for income taxes.

State Taxation

The Bank is required to file Illinois income tax returns and pay tax at an effective tax rate of 7.30% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications the primary one of which is the exclusion of interest income on United States obligations.

As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

Properties

The following table sets forth information related to the offices from which the Company conducts its business at September 30, 2012 and December 31, 2011. These properties are suitable and adequate for the Company’s business needs.

Entity	Description	Address	City/State	Approximate Square Feet	Owned/ Leased

Community Bank-Wheaton/Glen Ellyn	Main office	357 Roosevelt Road	Glen Ellyn, IL	10,000	Owned

Community Bank-Wheaton/Glen Ellyn	Wheaton office	100 N. Wheaton Ave.	Wheaton, IL	12,500	Owned

Community Bank-Wheaton/Glen Ellyn	County Farm office	370 S. County Farm Rd.	Wheaton, IL	7,000	Owned

Community Bank-Wheaton/Glen Ellyn	North Wheaton office	1901 Gary Ave.	Wheaton, IL	4,700	Owned

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to aid the reader in understanding and evaluating the results of operations and financial condition of the Company and its consolidated subsidiaries as of and for the three and nine months ended September 30, 2012 and September 30, 2011 and as of and for the years ended December 31, 2011 and 2010. This discussion is designed to provide more comprehensive information about the major components of the Company’s results of operations and financial condition, liquidity and capital resources than can be obtained from reading the financial statements alone. This discussion should be read in conjunction with, and is qualified in its entirety by reference to, the Company’s consolidated financial statements, including the related notes thereto, presented elsewhere in this prospectus.

Critical Accounting Policies

Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of the Company’s significant accounting policies, see the notes to the consolidated financial statements and discussion throughout this Annual Report. Below is a discussion of the Company’s critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company’s financial statements. Management has reviewed the application of these policies with the Company’s Audit Committee.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the Company’s loan portfolio. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

The Company’s strategy for credit risk management includes conservative credit policies and underwriting criteria for all loans, as well as an overall credit limit for each customer significantly below legal lending limits. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in ASC 310-40, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Company evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

Homogenous loans, such as consumer installment and residential mortgage loans are not individually risk graded. Rather, credit scoring systems are used to assess credit risks. Reserves are established for each pool of loans using loss rates based on a five year average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans,) changes in mix, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Company’s internal loan review. An unallocated reserve, primarily based on the factors noted above, is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Company’s primary market area for lending is the county of DuPage in northeastern Illinois. When evaluating the adequacy of the allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company’s customers.

The Company has not substantively changed any aspect of its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

Any material increase in the allowance for loan losses may adversely affect our financial condition, results of operations and our ability to comply with the Order.

Valuation of Securities. The Company’s available-for-sale security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance, the credit worthiness of the issuer and the Company’s ability to hold the security to maturity. A decline in value that is considered to be other-than-temporary is recorded as a loss within other operating income in the consolidated statement of income.

Accounting Matters

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 clarifies the guidance in ASC 310-40 Receivables: Troubled Debt Restructurings by Creditors. Creditors are required to identify a restructuring as a troubled debt restructuring if the restructuring constitutes a concession and the debtor is experiencing financial difficulties. ASU 2011-02 clarifies guidance on whether a creditor has granted a concession and clarifies the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulties. In addition, ASU 2011-02 also precludes the creditor from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a troubled debt restructuring. The effective date of ASU 2011-2 for public entities is effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. If, as a result of adoption, an entity identifies newly impaired receivables, an entity should apply the amendments for purposes of measuring impairment prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company adopted the methodologies prescribed by this ASU on July 1, 2011 with no material impact on its financial condition, results of operation, and cash flows or on the total TDRs identified by the Company.

ASU No. 2011-05; Amendments to Topic 220, Comprehensive Income. In June, 2011 FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. The Company adopted the methodologies prescribed by this ASU with no material impact on its financial condition.

Comparison of Financial Condition at September 30, 2012 and December 31, 2011

Total assets at September 30, 2012 were $334.2 million, which represented an increase of $5.2 million, or 1.6%, compared to $329.0 million at December 31, 2011. The increase in total assets was primarily due to increases in investment securities, cash and cash equivalents and foreclosed assets. Investment securities increased $7.0 million, or 15.9%, to $50.9 million at September 30, 2012 from $43.9 million at December 31, 2011. This increase is primarily due to investing excess liquidity and weak loan demand for the nine months ended September 30, 2012. Cash and cash equivalents increased $2.1 million, or 4.7%, to $46.4 million at September 30, 2012 from $44.3 million at December 31, 2011. In addition, foreclosed assets increased $1.8 million, or 19.4%, to $11.1 million at September 30, 2012 from $9.3 million at December 31, 2011. Partially offsetting these increases were decreases in loans receivable and Federal Home Loan Bank stock. Loans receivable decreased $3.9 million, or 2.0%, to $194.2 million at September 30, 2012 from $198.1 million at December 31, 2011 and Federal Home Loan Bank stock decreased $3.5 million, or 64.8%, to $1.9 million at September 30, 2012 from $5.4 million at December 31, 2011. The decrease in loans during the nine months ended September 30, 2012 is primarily due to charge-offs totaling $4.7 million. These write-downs were primarily due to the recognition of decreases in valuations on a portion of the Bank’s nonperforming commercial real estate loans. Included in foreclosed assets at September 30, 2012 are 12 one-to-four family residences, a mixed-use commercial/residential property, five commercial properties, two multi-family properties and three parcels of land.

Total liabilities at September 30, 2012 were $328.7 million, which represented an increase of $7.0 million, or 2.2%, compared to $321.7 million at December 31, 2011. Deposits increased $6.3 million, or 2.1%, to $307.4 million at September 30, 2012 from $301.1 million at December 31, 2011. This increase in deposits primarily consists of increases in: (1) regular savings accounts of $5.9 million, or 10.6%, to $60.9 million at September 30, 2012 from $55.0 million at December 31, 2011; (2) certificates of deposit of $2.4 million, or 2.5%, to $94.7 million at September 30, 2012 from $92.3 million at December 31, 2011; and (3) money market accounts of $1.5 million, or 3.6%, to $43.4 million at September 30, 2012 from $41.9 million at December 31, 2011. Interest-bearing demand deposit accounts decreased $4.5 million, or 6.0% to $71.0 million at September 30, 2012 from $75.5 million at December 31, 2011. The percentage of regular savings accounts to total deposits increased to 19.8% at September 30, 2012 from 18.3% at December 31, 2011 and the percentage of certificates of deposit to total deposits decreased slightly to 30.8% at September 30, 2012 from 30.7% at December 31, 2011. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings remained unchanged at $14.3 million at September 30, 2012 as compared to December 31, 2011.

Stockholders’ equity decreased $1.7 million, or 23.6%, to $5.5 million at September 30, 2012 from $7.2 million at December 31, 2011. The decrease in stockholders’ equity was primarily due to the Company’s net loss for the nine months ended September 30, 2012. In addition, the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio increased $90,000 for the nine months ended September 30, 2012. As of September 30, 2012 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value of ($1.19) per share at that date.

Tangible book value provides a method to assess the level of tangible net assets on a per share basis. Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). The Company’s management uses this non-GAAP measure in its analysis of the Company’s performance. This measure should not be considered a substitute for book value per share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company. A reconciliation of tangible book value to GAAP book value can be found in the following table:

	September 30, 2012	December 31, 2011
Tangible book value per share:
Total capital	$5,485	$7,250
Less: Preferred equity	6,970	6,970
Tangible common equity	$(1,485)	$280
Outstanding common shares	1,245,267	1,245,267
Tangible book value per share	$(1.19)	$0.22

Comparison of Financial Condition for the Years Ended December 31, 2011 and December 31, 2010

Total assets as of December 31, 2011 were $329.0 million, which represented a decrease of $18.1 million, or 5.2%, compared to $347.1 million at December 31, 2010. The decrease in total assets was primarily due to decreases in loans receivable, net and interest-bearing time deposits. The decrease in loans receivable was attributable to the net effect of an $11.1 million decrease in construction loans, a $7.1 million decrease in home equity lines of credit, a $4.9 million decrease in residential real estate loans and an increase of $631,000 in commercial loans. Interest bearing time deposits decreased by $1.4 million, or 28.8%, to $3.4 million at December 31, 2011 from $4.8 million at December 31, 2010. Partially offsetting these decreases were increases in cash and cash equivalents and foreclosed assets. Cash and cash equivalents increased by $11.8 million, or 36.2%, to $44.3 million at December 31, 2011 as compared to $32.5 million at December 31, 2010. This increase is the result of a decrease in loans through payoffs and sales of foreclosed assets, a strategic decision to increase the Bank’s liquidity position and low loan demand. Investment securities increased by $756,000, or 1.8%, to $43.9 million at December 31, 2011. This increase is primarily due to an increase of $3.5 million in mortgage backed securities. Partially offsetting this increase was a decrease of $2.8 million in government agency securities. Other real estate owned (“OREO”) increased $6.3 million to $9.3 million at December 31, 2011 from $3.0 million at December 31, 2010. The balance of OREO at the end of 2011 consisted of 20 properties that were acquired through foreclosure or deed in lieu of foreclosure. Included in the total are 13 residential properties, six commercial real estate properties and a parcel of land. Properties totaling $3.9 million were transferred from real estate held for investment to OREO as of December 31, 2011. The amount transferred represents two commercial real estate properties that are no longer leased and are currently listed for sale.

Deposits decreased $8.0 million, or 2.6%, to $301.1 million at December 31, 2011 as compared to $309.1 million at December 31, 2010. This decrease primarily consisted of decreases in certificates of deposit and interest-bearing demand deposit accounts. Certificates of deposit decreased $17.1 million, or 15.6% to $92.3 million at December 31, 2011 from $109.4 million at December 31, 2010. In addition, interest-bearing demand deposit accounts decreased $4.8 million, or 5.9% to $75.5 million at December 31, 2011 from $80.3 million at December 31, 2010. Partially offsetting these decreases were increases in other deposits including; (1) an increase in savings accounts of $4.2 million, or 8.3%, to $55.0 million at December 31, 2011 from $50.8 million at December 31, 2010; (2) an increase in noninterest bearing demand deposit accounts of $2.3 million, or 6.7%, to $36.3 million at December 31, 2011 from $34.0 million at December 31, 2010; and (3) an increase in money market accounts of $7.3 million, or 21.3%, to $41.9 million at December 31, 2011 from $34.6 million at December 31, 2010. Federal Home Loan Bank (“FHLB”) advances and other borrowed money decreased $200,000, or 1.4%, to $14.3 million at December 31, 2011 from $14.5 million at December 31, 2010.

Stockholders’ equity decreased $10.6 million, or 59.2%, to $7.2 million at December 31, 2011 from $17.8 million at December 31, 2010. The decrease in stockholders’ equity was primarily the due to the net loss for the year ended December 31, 2011, which was partially offset by an increase of $869,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.

Comparison of Operating Results for the Three Months Ended September 30, 2012 and 2011

General. The Company’s net loss for the three months ended September 30, 2012 totaled $354,000 compared to a net loss of $1,000 for the comparable prior year period. Due to the effect of preferred stock dividends, net loss available to common shareholders totaled $468,000 for the three months ended September 30, 2012. This represents a basic and diluted loss per share of $0.38 for the three months ended September 30, 2012 compared to basic and diluted loss per share of $0.09 for the three months ended September 30, 2012. The increase in net loss during the three months ended September 30, 2012 is the result of the combined effect of a $170,000 decrease in net interest income, an $85,000 increase in noninterest income, a $179,000 increase in noninterest expense and a $7,000 increase in provision for loan losses.

Net interest income. The following table summarizes interest and dividend income and interest expense for the three months ended September 30, 2012 and 2011.

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Interest and dividend income:
Interest and fees on loans	$2,719	$2,930	$(211)	(7.20%)
Securities:
Taxable	241	254	(13)	(5.12)
Exempt from federal tax	82	110	(28)	(25.46)
Other interest income	38	27	11	40.74

Total interest and dividend income	3,080	3,321	(241)	(7.26)

Interest expense:
Deposits	426	487	(61)	(12.53)
Federal Home Loan Bank advances and other borrowings	89	101	(12)	(11.88)
Subordinated debentures	19	17	2	11.76

Total interest expense	534	605	(71)	(11.74)

Net interest income	$2,546	$2,716	$(170)	(6.26)

The following table summarizes average balances and annualized average yields or costs for the three months ended September 30, 2012 and 2011.

		Three Months Ended September 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)
Interest-earning assets:
Taxable securities	$42,838	$241	2.23%	$36,139	$254	2.78%
Tax-exempt securities	7,637	82	4.28	10,102	110	4.32
Loan receivables (1)	199,083	2,719	5.42	217,476	2,930	5.35
Interest-bearing deposits	47,180	36	0.30	22,672	26	0.47
FHLB stock	2,247	2	0.37	5,398	1	0.10

Total interest-earning assets	298,985	3,080	4.09	291,787	3,321	4.52

Interest-bearing liabilities:
NOW accounts	72,656	55	0.30	71,897	66	0.36
Regular savings	61,671	52	0.33	53,065	52	0.39
Money market accounts	44,569	54	0.48	36,760	63	0.68
Certificates of deposit	94,826	265	1.11	95,164	306	1.28
FHLB advances and other	14,300	89	2.46	14,300	101	2.79
Subordinated debentures	3,609	19	2.11	3,609	17	1.91

Total interest-bearing liabilities	$291,631	534	0.73	$274,795	605	0.87

Net interest income		$2,546			$2,716

Net interest spread			3.36%			3.65%

Net interest income to average interest-earning assets			3.38%			3.69%

(1)	The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.

Interest Income. Interest income decreased $241,000 to $3.1 million for the three months ended September 30, 2012 from $3.3 million for the three months ended September 30, 2011. The average yield on interest-earning assets decreased 43 basis points to 4.09% for the three months ended September 30, 2012 from 4.52% for the comparable prior year period. In addition, there was an increase of $7.2 million in interest-earning assets to $299.0 million for the three months ended September 30, 2012 from $291.8 million for the prior year period.

Interest and fees on loans decreased $211,000, or 7.2%, to $2.7 million for the three months ended September 30, 2012, compared to $2.9 million for the comparable prior year period. This decrease resulted from a decrease in the average balance of loans of $18.4 million to $199.1 million for the three months ended September 30, 2012 from $217.5 million for the comparable prior year period. This decrease was partially offset by an increase in the average loan yield of seven basis points to 5.42% for the three months ended September 30, 2012 from 5.35% for the comparable prior year period. Interest on taxable securities decreased $13,000 for the three months ended September 30, 2012 compared to the comparable prior year period. This decrease is primarily due to a decrease in the average yield on taxable securities of 55 basis points to 2.23% for the three months ended September 30, 2012 from 2.78% for the comparable prior year period.

Interest Expense. Interest expense decreased by $71,000, or 11.7%, to $534,000 for the three months ended September 30, 2012, from $605,000 for the three months ended September 30, 2011. This decrease resulted from a decrease in the average rate paid on interest bearing liabilities of 14 basis points to 0.73% for the three months ended September 30, 2012 from 0.87% for the comparable prior year period. This decrease is primarily due to a decrease in overall market rates. The average balance of interest bearing liabilities increased $16.8 million to

$291.6 million for the three months ended September 30, 2012 from $274.8 million for the comparable prior year period. Interest expense resulting from Federal Home Loan Bank advances, subordinated debentures and other borrowings decreased $10,000 during the three months ended September 30, 2012. The average balance on these borrowings remained unchanged at $17.9 million. In addition, there was a decrease in the average cost of these borrowings of 23 basis points to 2.38% for the three months ended September 30, 2012 from 2.61% for the comparable period in 2011.

Net Interest Income before Provision for Loan Losses. Net interest income before provision for loan losses decreased $170,000, or 6.3%, to $2.5 million for the three months ended September 30, 2012 compared to $2.7 million for the comparable period in 2011. The Company’s net interest margin expressed as a percentage of average interest-earning assets decreased to 3.38% for the three months ended September 30, 2012 as compared to 3.69% for the three months ended September 30, 2011. The yield on average interest-earning assets decreased 43 basis points to 4.09% for the three months ended September 30, 2012 from 4.52% for the comparable period ended September 30, 2011. The yield on taxable securities decreased 55 basis points to 2.23% for the three months ended September 30, 2012 from 2.78% for the comparable prior year period. The yield on average loans increased to 5.42% for the three months ended September 30, 2012 from 5.35% for the three months ended September 30, 2011. In addition, there was a 14 basis point decrease in the cost of average interest-bearing liabilities to 0.73% for the three months ended September 30, 2012 as compared to 0.87% for the comparable 2011 period.

Provision for Loan Losses. The Bank’s provision for loan losses increased to $180,000 for the three months ended September 30, 2012 from $173,000 for the comparable period in 2011. The $7,000 increase in the provision was the result of management’s quarterly analysis of the allowance for loan losses. At September 30, 2012, December 31, 2011 and September 30, 2011, nonperforming loans totaled $8.8 million, $13.8 million and $13.5 million, respectively. At September 30, 2012, the ratio of the allowance for loan losses to nonperforming loans was 60.1% compared to 64.2% at December 31, 2011 and 50.0% at September 30, 2011. The ratio of the allowance to total loans was 2.67%, 4.28% and 3.12%, at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. The decrease is primarily due to reserves established in prior periods on loans which were charged off earlier in 2012.

Nonperforming loans decreased $5.0 million, or 36.2%, to $8.8 million at September 30, 2012 from $13.8 million at December 31, 2011. This decrease is primarily due to charge-offs totaling $4.7 million. The largest component of nonperforming loans is commercial real estate loans, which increased $165,000, or 3.5%, to $4.9 million, or 55.4% of total nonperforming loans, at September 30, 2012, from $4.7 million, or 34.2% of total nonperforming loans at December 31, 2011. Nonperforming residential mortgage loans decreased $2.9 million, or 69.4%, to $1.3 million at September 30, 2012 from $4.2 million at December 31, 2011. Nonperforming home equity lines of credit decreased $25,000, or 0.9%, to $2.7 million at September 30, 2012. Finally, nonperforming construction loans decreased $2.2 million, or 100% to zero at September 30, 2012 from $2.2 million at December 31, 2011. Loans 30-59 days past due increased $3.3 million to $4.2 million at September 30, 2012 from $938,000 at December 31, 2011. This increase is primarily due to loans totaling $3.1 million which matured and did not renew until after the end of the quarter. Charge-offs, net of recoveries, totaled $39,000 for the three months ended September 30, 2012 compared to $4,000 for the three months ended September 30, 2011. Nonperforming loans are loans that are ninety days past due and placed on nonaccrual status. Management continues to take aggressive actions in identifying and disposing of problem credits.

The amounts of the provision and allowance for loan losses are influenced by a number of factors, including current economic conditions, actual loss experience, industry trends and other factors, including real estate values in the Company’s market area and management’s assessment of current collection risks within the loan portfolio. Should the local economic climate continue to deteriorate, borrowers may experience increased difficulties paying off loans and the level of non-performing loans, charge-offs, and delinquencies could continue to rise, which would require us to further increase the provision. The allowance for loan losses represents management’s estimate of probable incurred losses based on information available as of the date of the financial statements. The allowance for loan losses is based on management’s evaluation of the collectability of the loan portfolio, including past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, and economic conditions. Management believes that, based on information available at September 30, 2012, the Bank’s allowance for loan losses was adequate to cover probable incurred losses inherent in its loan portfolio at that time. However, no assurances can be given that the Bank’s level of allowance for loan losses will be sufficient to cover loan losses incurred by the Bank or that future adjustments to the allowance will not be necessary if economic or other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance. In addition, the FDIC, as an integral part of its examination processes, periodically reviews the Bank’s allowance for loan losses and may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management. The FDIC examines the Bank periodically and, accordingly, as part of this examination the allowance is reviewed utilizing specific guidelines. Based upon its review, the FDIC may accordingly from time to time require reserves in addition to those previously provided.

Noninterest Income

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$98	$108	$(10)	(9.26%)
Gain on sale of loans	229	126	103	81.75
Loss on sale of foreclosed assets	(25)	(33)	8	24.24
Other noninterest income	256	272	(16)	(5.88)

Total non-interest income	$558	$473	$85	11.97

Noninterest income totaled $558,000 and $473,000 for the three months ended September 30, 2012 and 2011, respectively. Gain on sale of loans increased $103,000 to $229,000 for the three months ended September 30, 2012 from $126,000 for the comparable prior year period. In addition, loss on sale of foreclosed assets decreased $8,000 for the three months ended September 30, 2012 as compared to the prior year period.

Noninterest Expense

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Noninterest expenses:
Salaries and employee benefits	$1,548	$1,402	$146	10.41%
Net occupancy and equipment expense	313	345	(32)	(9.28)
Data processing expense	317	300	17	5.67
Advertising and promotions	81	72	9	12.50
Professional fees	254	255	(1)	(0.39)
FDIC insurance premiums	319	296	23	7.77
Other real estate owned expenses	141	134	7	5.22
Other operating expenses	335	325	10	3.08

Total non-interest expenses	$3,308	$3,129	$179	5.72

Noninterest expense increased by $179,000 to $3.3 million for the three months ended September 30, 2012 from the comparable prior year period. Salaries and employee benefits expenses increased by $146,000, or 10.4%, to $1.5 million for the three months ended September 30, 2012. This increase is primarily due to additional personnel hired in the mortgage department as this department expands. FDIC insurance premiums increased by $23,000, or 7.8%, to $319,000 for the three months ended September 30, 2012 compared to $296,000 for the prior year period. Other real estate owned expenses increased to $141,000 for the three months ended September 30, 2012 compared to $134,000 for the prior year period. Partially offsetting these increases was a decrease in other operating expenses, including occupancy, data processing, and marketing and advertising expenses, decreased $6,000 on a net basis. Occupancy expenses decreased $32,000, or 9.3%, to $313,000 for the three months ended September 30, 2012 compared to the prior year period. Offsetting this decrease were increases of $17,000 and $9,000 for data processing and marketing and advertising expenses, respectively. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking services to a growing market base.

Income Tax Benefit. The Company recorded an income tax benefit of $30,000 for the three months ended September 30, 2012, despite a $384,000 pre-tax loss during that period due to the establishment of a valuation allowance against the Company’s deferred tax assets. The tax benefit occurred due to an increase in the Company’s deferred tax liability for available for sale securities. A valuation allowance totaling $399,000 was established on the Company’s deferred tax asset for the three months ended September 30, 2012. As of September 30, 2012 the Company’s deferred tax assets are fully reserved. Under generally accepted accounting principles, income tax benefits and the related tax assets are only allowed to be recognized if they will more likely than not be fully utilized. In each future accounting period, the Company’s management will consider both positive and negative evidence when considering the ability of the Company to utilize its net deferred tax asset. Any subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in the Company’s consolidated statements of operations in future periods. However, if operating losses continue into the future, there can be no guarantee that an additional valuation allowance against the deferred tax assets will be necessary. Income tax benefit totaled $112,000 for the three months ended September 30, 2011.

Comparison of Operating Results for the Nine Months Ended September 30, 2012 and 2011

General. The Company’s net loss for the nine months ended September 30, 2012 totaled $1.6 million compared to a net loss of $2.1 million for the comparable prior year period. Due to the effect of preferred stock dividends, net loss available to common shareholders totaled $1.9 million for the nine months ended September 30, 2012. This represents a basic and diluted loss per share of $1.54 for the nine months ended September 30, 2012 compared to a basic and diluted loss per share of $1.99 for the nine months ended September 30, 2011. The improvement in net loss during the nine months ended September 30, 2012 is the result of the combined effect of a $422,000 decrease in net interest income, a $25,000 decrease in noninterest income, a $296,000 increase in noninterest expense and a $1.7 million decrease in provision for loan losses.

Net interest income. The following table summarizes interest and dividend income and interest expense for the nine months ended September 30, 2012 and 2011.

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Interest and dividend income:
Interest and fees on loans	$8,289	$8,855	$(566)	(6.39%)
Securities:
Taxable	710	774	(64)	(8.27)
Exempt from federal tax	283	332	(49)	(14.76)
Other interest income	117	87	30	34.48

Total interest and dividend income	9,399	10,048	(649)	(6.46)

Interest expense:
Deposits	1,343	1,560	(217)	(13.91)
Federal Home Loan Bank advances and other borrowings	286	301	(15)	(4.98)
Subordinated debentures	58	53	5	9.43

Total interest expense	1,687	1,914	(227)	(11.86)

Net interest income	$7,712	$8,134	$(422)	(5.19)

The following table summarizes average balances and annualized average yields or costs for the nine months ended September 30, 2012 and 2011.

		Nine Months Ended September 30,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)
Interest-earning assets:
Taxable securities	$39,268	$710	2.41%	$36,956	$774	2.80%
Tax-exempt securities	8,442	283	4.47	10,106	332	4.39
Loan receivables (1)	201,119	8,289	5.49	219,686	8,855	5.39
Interest-bearing deposits	47,646	111	0.31	22,991	83	0.48
FHLB stock	3,117	6	0.26	5,398	4	0.10

Total interest-earning assets	299,592	9,399	4.18	295,137	10,048	4.55
Interest-bearing liabilities:
NOW accounts	74,638	187	0.33	73,969	213	0.39
Regular savings	59,702	163	0.36	52,746	158	0.40
Money market accounts	43,901	195	0.59	35,548	177	0.66
Certificates of deposit	94,102	798	1.13	101,209	1,012	1.34
FHLB advances and other	14,300	286	2.67	14,343	301	2.81
Subordinated debentures	3,609	58	2.14	3,609	53	1.93

Total interest-bearing liabilities	$290,252	1,687	0.77	$281,424	1,914	0.91

Net interest income		$7,712			$8,134

Net interest spread			3.41%			3.64%

Net interest income to average interest-earning assets			3.43%			3.68%

(1)	The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.

Interest Income. Interest income decreased $649,000 to $9.4 million for the nine months ended September 30, 2012 from $10.0 million for the nine months ended September 30, 2011. The average yield on interest-earning assets decreased 37 basis points to 4.18% for the nine months ended September 30, 2012 from 4.55% for the comparable prior year period. The decrease in average yield was partially offset by an increase of $4.5 million in interest-earning assets to $299.6 million for the nine months ended September 30, 2012 from $295.1 million for the prior year period.

Interest and fees on loans decreased $566,000, or 6.4%, to $8.3 million for the nine months ended September 30, 2012, compared to $8.9 million for the comparable prior year period. This decrease resulted from a decrease in the average balance of loans of $18.6 million to $201.1 million for the nine months ended September 30, 2012 from $219.7 million for the comparable prior year period. This decrease was partially offset by an increase in the average loan yield of 10 basis points to 5.49% for the nine months ended September 30, 2012 from 5.39% for the comparable prior year period. Interest on taxable securities decreased $64,000 for the nine months ended September 30, 2012 compared to the comparable prior year period. This decrease is primarily due to a decrease in the average yield on taxable securities of 39 basis points to 2.41% for the nine months ended September 30, 2012 from 2.80% for the comparable prior year period.

Interest Expense. Interest expense decreased by $227,000, or 11.9%, to $1.7 million for the nine months ended September 30, 2012, from $1.9 million for the nine months ended September 30, 2011. This decrease resulted from a decrease in the average rate paid on interest bearing liabilities of 14 basis points to 0.77% for the nine months ended September 30, 2012 from 0.91% for the comparable prior year period. This decrease is primarily due to a decrease in overall market rates. The average balance of interest bearing liabilities increased $8.9 million to

$290.3 million for the nine months ended September 30, 2012 from $281.4 million for the comparable prior year period. Interest expense resulting from Federal Home Loan Bank advances, subordinated debentures and other borrowings remained unchanged during the nine months ended September 30, 2012 as compared to the prior year period. The average balance on these borrowings remained unchanged at $17.9 million. In addition, the average cost on these borrowings decreased seven basis points to 2.56% for the nine months ended September 30, 2012 from 2.63% for the comparable prior year period.

Net Interest Income before Provision for Loan Losses. Net interest income before provision for loan losses decreased $422,000, or 5.2%, to $7.7 million for the nine months ended September 30, 2012 compared to $8.1 million for the comparable period in 2011. The Company’s net interest margin expressed as a percentage of average interest-earning assets decreased to 3.43% for the nine months ended September 30, 2012 as compared to 3.68% for the nine months ended September 30, 2011. The yield on average interest-earning assets decreased 37 basis points to 4.18% for the nine months ended September 30, 2012 from 4.55% for the comparable period ended September 30, 2011. The yield on taxable securities decreased 39 basis points to 2.41% for the nine months ended September 30, 2012 from 2.80% for the comparable prior year period. The yield on average loans increased to 5.49% for the nine months ended September 30, 2012 from 5.39% for the nine months ended September 30, 2011. In addition, there was a 14 basis point decrease in the cost of average interest-bearing liabilities to 0.77% for the nine months ended September 30, 2012 as compared to 0.91% for the comparable 2011 period.

Provision for Loan Losses. The Bank’s provision for loan losses decreased to $1.1 million for the nine months ended September 30, 2012 from $2.9 million for the comparable period in 2011. The $1.7 million decrease in the provision was the result of management’s quarterly analysis of the allowance for loan losses. At September 30, 2012, December 31, 2011 and September 30, 2011, nonperforming loans totaled $8.8 million, $13.8 million and $13.5 million, respectively. At September 30, 2012, the ratio of the allowance for loan losses to nonperforming loans was 60.1% compared to 64.2% at December 31, 2011 and 50.0% at September 30, 2011. The ratio of the allowance to total loans was 2.67%, 4.28% and 3.12%, at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. The decrease is primarily due to reserves established in prior periods on loans which were charged off during the nine months ended September 30, 2012.

Nonperforming loans decreased $5.0 million, or 36.2%, to $8.8 million at September 30, 2012 from $13.8 million at December 31, 2011. This decrease is primarily due to charge-offs totaling $4.7 million. The largest component of nonperforming loans is commercial real estate loans, which increased $165,000, or 3.5%, to $4.9 million, or 55.4% of total nonperforming loans, at September 30, 2012, from $4.7 million, or 34.2% of total nonperforming loans at December 31, 2011. Nonperforming residential mortgage loans decreased $2.9 million, or 69.4%, to $1.3 million at September 30, 2012 from $4.2 million at December 31, 2011. Nonperforming home equity lines of credit decreased $25,000, or 0.9%, to $2.7 million at September 30, 2012. Finally, nonperforming construction loans decreased $2.2 million, or 100% to zero at September 30, 2012 from $2.2 million at December 31, 2011. Loans 30-59 days past due increased $3.3 million to $4.2 million at September 30, 2012 from $938,000 at December 31, 2011. This increase is primarily due to loans totaling $3.1 million which matured and did not renew until after the end of the quarter. Charge-offs, net of recoveries, totaled $4.7 million for the nine months ended September 30, 2012 compared to $3.8 million for the nine months ended September 30, 2011. Nonperforming loans are loans that are ninety days past due and placed on nonaccrual status. Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest Income

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Non-interest income:
Service charges on deposit accounts	$289	$323	$(34)	(10.53%)
Gain on sale of loans	609	467	142	30.41
Gain on sale of securities	141	104	37	35.58
Write-down on other real estate owned	(424)	(255)	(169)	(66.28)
Gain on sale of foreclosed assets	(20)	(28)	8	28.57
Other non-interest income	800	809	(9)	1.11

Total non-interest income	$1,395	$1,420	$(25)	(1.76)

Noninterest income totaled $1.4 million for both the nine months ended September 30, 2012 and 2011. Gain on sale of loans increased $142,000 to $609,000 for the nine months ended September 30, 2012 from $467,000 for the comparable prior year period. Gain on sale of securities increased $37,000 to $141,000 for the nine months ended September 30, 2012 from $104,000 for the comparable prior year period. Write-down on other real estate owned totaled $424,000 for the nine months ended September 30, 2012 compared to $255,000 for the comparable prior year period.

Noninterest Expense

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
		(Dollars in thousands)
Non-interest expenses:
Salaries and employee benefits	$4,361	$4,264	$97	2.28%
Net occupancy and equipment expense	962	1,037	(75)	(7.23)
Data processing expense	930	889	41	4.61
Advertising and promotions	218	188	30	15.96
Professional fees	778	770	8	1.04
FDIC insurance premiums	912	829	83	10.01
Other real estate owned expenses	412	394	18	4.57
Other operating expenses	1,033	939	94	10.01

Total non-interest expenses	$9,606	$9,310	$296	3.18

Noninterest expense increased by $296,000 to $9.6 million for the nine months ended September 30, 2012 from the comparable prior year period. Salaries and employee benefits expenses increased by $97,000, or 2.3%, to $4.4 million for the nine months ended September 30, 2012. Professional fees, including legal expenses, increased by $8,000 to $778,000 for the nine months ended September 30, 2012. FDIC insurance premiums increased by $83,000, or 10.0%, to $912,000 for the nine months ended September 30, 2012 compared to $829,000 for the prior year period. Other real estate owned expenses increased $18,000 to $412,000 for the nine months ended September 30, 2012 from $394,000 for the comparable prior year period. Other operating expenses, including occupancy, data processing, and marketing and advertising expenses, decreased $4,000 on a net basis. Occupancy expenses decreased $75,000, or 7.2%, to $962,000 for the nine months ended September 30, 2012 compared to the prior year period. Offsetting this decrease were increases of $41,000 and $30,000 for data processing and marketing and advertising expenses, respectively. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking services to a growing market base.

Income Tax Benefit. The Company recorded an income tax benefit of $56,000 for the nine months ended September 30, 2012, despite a $1.6 million pre-tax loss during that period due to the establishment of a valuation allowance against the Company’s deferred tax assets. The tax benefit occurred due to an increase in the Company’s deferred tax liability for available for sale securities. A valuation allowance totaling $691,000 was established on the Company’s deferred tax asset for the nine months ended September 30, 2012. As of September 30, 2012 the Company’s deferred tax assets are fully reserved. Under generally accepted accounting principles, income tax benefits and the related tax assets are only allowed to be recognized if they will more likely than not be fully utilized. In each future accounting period, the Company’s management will consider both positive and negative evidence when considering the ability of the Company to utilize its net deferred tax asset. Any subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in the Company’s consolidated statements of operations in future periods. However, if operating losses continue into the future, there can be no guarantee that an additional valuation allowance against the deferred tax assets will be necessary. Income tax benefit totaled $482,000 for the nine months ended September 30, 2011.

Analysis of Net Interest Income for the Years Ended December 31, 2011 and 2010

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet. The following table sets forth certain information relating to the Company’s average balance sheets and reflects the yield on average earning assets and cost of average interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities. The average balance sheet amounts for loans include balances for non-accrual loans. The yields and costs include fees that are considered adjustments to yields.

	2011			2010			2009
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Interest-earning assets:
Federal funds sold	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%
Taxable securities	35,571	989	2.78%	29,504	1,034	3.50%	25,231	1,144	4.52%
Tax-exempt securities	10,010	437	4.36%	12,148	529	4.35%	11,834	506	4.28%
Loans	218,237	11,731	5.38%	232,467	12,137	5.22%	228,676	12,550	5.49%
Interest-bearing deposits	26,840	116	0.43%	24,469	100	0.41%	18,371	49	0.29%
FHLB stock	5,398	5	0.10%	5,398	—	0.00%	5,398	—	0.00%

Total interest-earning assets	296,056	13,278	4.48%	303,986	13,800	4.54%	289,510	14,249	4.92%

Total non-interest-earning assets	32,527			33,753			27,249

Total assets	$328,583			$337,739			$316,759

Interest-bearing liabilities:
Deposits
NOW	$73,545	277	0.38%	$76,068	443	0.58%	$67,609	704	1.04%
Savings	53,241	212	0.40%	43,700	224	0.51%	24,880	40	0.16%
Money market	36,879	248	0.67%	36,080	233	0.65%	41,112	603	1.47%
Time	99,357	1,304	1.31%	111,600	1,965	1.76%	111,521	3,168	2.84%
FHLB advances and other	14,332	399	2.79%	14,648	468	3.19%	18,418	583	3.17%
Federal funds purchased and Repurchase agreements	—	—	0.00%	—	—	0.00%	—	—	0.00%
Subordinated debentures	3,609	71	1.96%	3,609	72	1.98%	3,609	95	2.64%

Total interest-bearing Liabilities	280,963	2,511	0.89%	285,705	3,405	1.19%	267,149	5,193	1.94%

Non-interest-bearing liabilities:	30,579			30,171			28,782
Stockholders’ equity	17,041			21,863			20,828

Total liabilities and stockholders’ equity	$328,583			$337,739			$316,759

Net interest income		$10,767			$10,395			$9,056

Net interest spread			3.59%			3.35%			2.98%

Net interest income to average interest-earning assets			3.64%			3.42%			3.13%

Rate/Volume Analysis. The following table allocates changes in interest income and interest expense in 2011 compared to 2010 and in 2010 compared to 2009 between amounts attributable to changes in rate and changes in volume for the various categories of interest-earning assets and interest-bearing liabilities. The changes in interest income and interest expense due to both volume and rate have been allocated proportionally.

	2011 Compared to 2010			2010 Compared to 2009
	Change	Change		Change	Change
	Due to	Due to	Total	Due to	Due to	Total
(Dollars in thousands)	Rate	Volume	Change	Rate	Volume	Change
Interest Earning Assets:
Federal funds sold	$0	$0	$0	$0	$0	$0
Taxable securities	(236)	191	(45)	(279)	174	(105)
Tax exempt securities	1	(93)	(92)	10	14	24
Loans receivable	352	(758)	(406)	(619)	205	(414)
FHLB stock and other	13	8	21	30	16	46

Total interest-earning assets	130	(652)	(522)	(858)	409	(449)
Interest-bearing liabilities
Deposits	(777)	(47)	(824)	(2,029)	380	(1,649)
FHLB advances and other borrowed funds	(59)	(10)	(69)	6	(121)	(115)
Subordinated debentures	(1)	0	(1)	(24)	0	(24)

Total int.-bearing liabilities	(837)	(57)	(894)	(2,047)	259	(1,788)

Change in net interest income	$967	$(595)	$372	$1,189	$150	$1,339

Comparison of Operating Results for the Years Ended December 31, 2011 and December 31, 2010

General. The Company recorded a net loss of $11.0 million for the year ended December 31, 2011 compared to a net loss of $4.6 million for the year ended December 31, 2010. In addition, net loss available to common shareholders totaled $11.5 million and $5.0 million for the years ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2011 basic and diluted loss per share totaled $9.20 compared to basic and diluted loss per share of $4.03 for the year ended December 31, 2010. The decrease in net loss for the year ended December 31, 2011 is primarily the net effect of (1) a $2.2 million decrease in provision for loan losses; (2) a $197,000 decrease in noninterest income; (3) a $754,000 increase in noninterest expense; (4) a $372,000 increase in net interest income and (5) a $7.1 million increase in valuation allowances for deferred tax assets.

Net interest income. The following table summarizes interest and dividend income and interest expense for the year ended December 31, 2011 and 2010.

		Year Ended December 31,
	2011	2010	$ Change	% Change
		(Dollars in thousands)
Interest and dividend income:
Interest and fees on loans	$11,731	$12,137	$(406)	(3.34%)
Securities:
Taxable	989	1,034	(45)	(4.35)
Exempt from federal tax	437	529	(92)	(17.39)
Federal Home Loan Bank dividends and other	121	100	21	21.00

Total interest and dividend income	13,278	13,800	(522)	(3.78)

Interest expense:
Deposits	2,041	2,865	(824)	(28.76)
Federal Home Loan Bank advances and other borrowings	399	468	(69)	(14.74)
Subordinated debentures	71	72	(1)	(1.39)

Total interest expense	2,511	3,405	(894)	(26.26)

Net interest income	$10,767	$10,395	$372	3.58

Interest Income. Interest income decreased $522,000, or 3.8%, to $13.3 million for the year ended December 31, 2011, compared to $13.8 million for the year ended December 31, 2010. This decrease resulted primarily from a decrease in average balance of loans. The largest component was a decrease of $406,000 in interest income on loans for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Loan interest income decreased $406,000 or 3.3%, to $11.7 million for the year ended December 31, 2011, compared to $12.1 million for the prior year. This decrease resulted from a decrease in the average balance of loans of $14.3 million, or 6.1%, to $218.2 million for the year ended December 31, 2011 from $232.5 million for the year ended December 31, 2010. This decrease was partially offset by an increase in the average yield of 16 basis points to 5.38% for the year ended December 31, 2011 from 5.22% for the year ended December 31, 2010. The decrease in average balance is primarily due to charge-offs and transfers to other real estate owned from December 31, 2010 to December 31, 2011. In addition, interest on taxable securities decreased $45,000 for the year ended December 31, 2011 compared to the year ended December 31, 2010. This decrease is primarily due to a decrease in the average yield on taxable securities of 73 basis points to 2.78% for the year ended December 31, 2011 from 3.51% for the year ended December 31, 2010. This decrease was partially offset by an increase in the average balance of $6.1 million to $35.6 million for the year ended December 31, 2011 from $29.5 million for the year ended December 31, 2010.

Interest Expense. Interest expense decreased by $894,000, or 26.3%, to $2.5 million for the year ended December 31, 2011, from $3.4 million for the year ended December 31, 2010. This decrease resulted from a decrease in the average rate paid on interest bearing liabilities of 30 basis points to 0.89% for the year ended December 31, 2011 from 1.19% for the comparable prior year period. In addition, there was a decrease in the average balance of interest bearing liabilities of $4.7 million, or 1.7%, to $281.0 million for the year ended December 31, 2011 from $285.7 million for the year ended December 31, 2010. Interest expense resulting from FHLB advances and other borrowings decreased $69,000 during the year ended December 31, 2011. The average balance on these borrowings decreased $316,000 to $14.3 million for the year ended December 31, 2011 from $14.7 million for the year ended December 31, 2010. In addition, there was a decrease in average cost of 41 basis points to 2.79% for the year ended December 31, 2011 from 3.20% for the year ended December 31, 2010.

Net Interest Income before Provision for Loan Losses. Net interest income before provision for loan losses increased $372,000, or 3.6%, to $10.8 million for the year ended December 31, 2011 from $10.4 million for the year ended December 31, 2010. The Company’s net interest margin expressed as a percentage of average earning assets increased 22 basis points to 3.64% for the year ended December 31, 2011 from 3.42% for the year ended December 31, 2010. The yield on average earning assets decreased 6 basis points to 4.48% for the year ended December 31, 2011 from 4.54% for the year ended December 31, 2010. This decrease in the yield on average earning assets was primarily due to a decrease in yield on taxable securities. In addition, the yield on average loans increased to 5.38% for the year ended December 31, 2011 from 5.22% for the year ended December 31, 2010. In addition, there was a 30 basis point decrease in the cost of interest-bearing liabilities to 0.89% for the year ended December 31, 2011 as compared to 1.19% a year earlier. Increasing net interest margin is dependent on the Bank’s ability to generate higher yielding assets and lower-cost deposits. Management continues to closely monitor the net interest margin.

Provision for Loan Losses. The Bank’s provision for loan losses decreased to $6.2 million for the year ended December 31, 2011 from $8.3 million for the year ended December 31, 2010. The decrease in the provision for loan losses was the result of management’s quarterly analysis of the allowance for loan loss. At December 31, 2011, September 30, 2011 and December 31, 2010, non-performing loans totaled $13.8 million, $13.5 million and $20.3 million, respectively. At December 31, 2011, the ratio of the allowance for loan losses to non-performing loans was 64.2% compared to 50.0% at September 30, 2011 and 37.8% at December 31, 2010. Management believes the allowance coverage is sufficient due to the estimated loss potential. The ratio of the allowance to total loans was 4.28%, 3.12% and 3.35%, at December 31, 2011, September 30, 2011 and December 31, 2010, respectively. Charge-offs, net of recoveries, totaled $5.0 million for the year ended December 31, 2011 compared to $5.5 million for the year ended December 31, 2010. Management performs an allowance sufficiency analysis, at least quarterly, based on the portfolio composition, asset classifications, loan-to-value ratios, impairments in the current portfolio, and other factors. This analysis is designed to reflect credit losses for specifically identified loans, as well as credit losses in the remainder of the portfolio. The reserve methodology employed by management reflects the difference in degree of risk between the various categories of loans in the Bank’s portfolio. The reserve methodology also critically assesses those loans adversely classified in the portfolio by management. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management’s control. The Bank conducts quarterly evaluations on nonperforming assets and obtains independent appraisals when there is a material development such as a transfer to other real estate owned. In addition, the FDIC and IDFPR, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. As a result of their review, the FDIC and IDFPR may require the Bank to make additional provisions for estimated losses based upon judgments different from those of management.

		Year Ended December 31,
	2011	2010	$ Change	% Change
		(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$423	$500	$(77)	(15.40%)
Gain on sale of loans	722	825	(103)	(12.49)
Gain on sale of securities	104	139	(35)	(25.18)
Write-down on OREO properties	(901)	(468)	(433)	(95.52)
Gain/(Loss) on sale of foreclosed assets	69	(3)	72	2,400.00
Bank owned life insurance	243	239	4	1.67
Other non-interest income	957	582	375	64.43

Total noninterest income	$1,617	$1,814	$(197)	(10.86)

Noninterest Income. Noninterest income consists primarily of service charges on customer deposit accounts, gain on sale of loans, and other service charges and fees. Noninterest income decreased $197,000, or 10.9%, to $1.6 million for the year ended December 31, 2011 as compared to $1.8 million for the year ended December 31, 2010, primarily due to $901,000 in write-downs on other real estate owned property and a decrease in gain on sale of mortgage loans. These items were partially offset by an increase of $72,000 in gain on sale of foreclosed assets and an increase of $375,000 in other interest income, which largely consists of rents received on real estate held for investment and other foreclosed assets. Gain on sale of loans decreased $103,000 to $722,000 for the year ended December 31, 2011 from $825,000 for the year ended December 31, 2010. Gain on sale of securities decreased $35,000 to $104,000 for the year ended December 31, 2011 from $139,000 for the year ended December 31, 2010. In addition, service charges on deposit accounts decreased $77,000 to $423,000 for the year ended December 31, 2011 from $500,000 for the year ended December 31, 2010. This decrease was primarily due to a lower volume of overdraft fees.

		Year Ended December 31,
	2011	2010	$ Change	% Change
		(Dollars in thousands)
Noninterest expenses:
Salaries and employee benefits	$5,632	$5,575	$57	1.02%
Net occupancy	880	869	11	1.27
Equipment expense	498	507	(9)	(1.78)
Data processing expense	1,185	1,102	83	7.53
Advertising and promotions	277	296	(19)	(6.42)
Professional fees	1,053	928	125	13.47
FDIC premiums	1,217	746	471	63.14
Other real estate owned expenses	511	546	(35)	(6.41)
Other operating expenses	1,309	1,239	70	5.65

Total noninterest expenses	$12,562	$11,808	$754	6.39

Noninterest Expense. Noninterest expense increased by $754,000 to $12.6 million for the year ended December 31, 2011 from $11.8 million for the year ended December 31, 2010. This increase is primarily due to an increase in FDIC premiums of $471,000 for the year ended December 31, 2011 as compared to the prior year period. Professional fees, including legal and audit expenses, increased by $125,000 to $1.1 million for the year ended December 31, 2011 from $928,000 for the comparable prior year period. This increase primarily the result of higher legal fees associated with foreclosure actions. Other operating expenses, including occupancy, equipment, data processing, and marketing and advertising expenses, increased by a combined $66,000, or 2.38%, to $2.8 million for the year ended December 31, 2011. Of this increase, $83,000 is related to data processing expense and $11,000 is related to net occupancy expenses. These increases were partially offset by lower equipment expense and marketing and advertising expenses, which decreased by $9,000 and $19,000, respectively from the year ended December 31, 2010. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking services to a growing market base.

Income Tax Expense. Income tax expense totaled $4.7 million for the year ended December 31, 2011 compared to a tax benefit of $3.4 million for the year ended December 31, 2010. The decrease in income tax benefit is partially the result of a decrease in loss before income tax of $2.0 million to $5.9 million for the year ended December 31, 2011 compared to $7.9 million for the year ended December 31, 2010. However, for the year ended December 31, 2011, the Company established a $7.1 million valuation allowance against the Company’s deferred tax assets. Under generally accepted accounting principles, income tax benefits and the related tax assets are only allowed to be recognized if they will more likely than not be fully utilized. In each future accounting period, the Company’s management will consider both positive and negative evidence when considering the ability of the Company to utilize its net deferred tax asset. Any subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in the Company’s consolidated statements of operations in future periods.

With the above valuation allowance, the Company’s net deferred tax asset decreased to zero as of December 31, 2011 as compared to $5.2 million as of December 31, 2010. Realization of deferred tax assets is dependent on generating sufficient taxable income to cover net operating losses generated by the reversal of temporary differences. A partial or total valuation allowance is provided by way of a charge to income tax expense if it is determined that it is more likely than not that some of or all of the deferred tax asset will not be realized.

Management considers both positive and negative evidence when considering the ability of the Company to utilize its net deferred tax asset. The Company’s expenses related to the provision for loan losses, other real estate owned and collection efforts have been well above historic levels while the Company’s core earnings have remained at or above historic levels. Management believes that once the Company resolves some of the credit issues related to the economic conditions, profitability will improve and based upon projections and available tax strategies, management believes that the valuation allowance will be utilized. However, if operating losses continue into the future, there can be no guarantee that an additional valuation allowance against the deferred tax asset will not be necessary in future periods.

Asset/Liability Management

The primary objectives of the Company’s asset/liability management policies are to: (1) manage and minimize interest rate risk; (2) manage the investment portfolio to maximize yield; (3) assess and monitor general risks of operations; and (4) maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of borrowers.

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits, FHLB advances, and proceeds from principal and interest payments on loans and securities. While maturities, and scheduled amortization of loans and securities, and calls of securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities, and (iv) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. government and agency obligations.

The Company’s most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company’s operating, financing, lending, and investing activities during any given year. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available for sale, federal funds lines of credit from correspondent banks, and borrowings from the Federal Home Loan Bank of Chicago.

The Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, the Company is responsible for paying any dividends declared to its shareholders. The Company’s primary source of funds is dividends received from the Bank. The amount of dividends that the Bank may declare and pay to the Company is generally restricted under applicable law to net profits in the current year plus those for the previous two years. At September 30, 2012 and December 31, 2011, the Company had liquid assets of $808,000 and $900,000, respectively.

Contractual Obligations

The following table discloses contractual obligations of the Company as of September 30, 2012:

			Payments Due By Year
(Dollars in Thousands)	2012	2013	2014	2015	2016	2017 and after	Total
Federal Home Loan Bank advances	$4,000	$4,500	$2,500	$2,000	$—	$—	$13,000
Other borrowing	1,300	—	—	—	—	—	1,300
Subordinated debentures	—	—	—	—	—	3,609	3,609
Data Processing (1), (2)	150	601	—	—	—	—	751

Total	$5,450	$5,101	$2,500	$2,000	$—	$3,609	$18,660

(1)	Estimated contract amount based on transaction volume. Actual expense was $751,000 and $712,000 in 2011 and 2010, respectively.
(2)	Contract expires September 30, 2013.

The following table discloses contractual obligations of the Company as of December 31, 2011:

			Payments Due By Year
(Dollars in Thousands)	2012	2013	2014	2015	2016	2017 and after	Total
Federal Home Loan Bank advances	$4,000	$4,500	$2,500	$2,000	$—	$—	$13,000
Other borrowing	1,300	—	—	—	—	—	1,300
Subordinated debentures	—	—	—	—	—	3,609	3,609
Data Processing (1), (2)	601	620	—	—	—	—	1,221

Total	$5,901	$5,120	$2,500	$2,000	$—	$3,609	$19,130

(1)	Estimated contract amount based on transaction volume. Actual expense was $751,000 and $712,000 in 2011 and 2010, respectively.
(2)	Contract expires September 30, 2013.

Off Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see the notes to the consolidated financial statements included in this prospectus. We currently have no plans to engage in hedging activities in the future. For the year ended December 31, 2011 and for the nine months ended September 30, 2012, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

MANAGEMENT

Board of Directors

The Company’s Board of Directors is currently comprised of nine directors who are annually elected for a one-year term. The same individuals comprise the Board of Directors of the Company and the Bank. Information about the Company’s directors is set forth below. Unless otherwise indicated, each person has held his or her current occupation for the past five years. The age indicated for each individual is as of December 31, 2012. The dates shown for service as a director of the Company include service as a director of the Bank. Donald H. Fischer retired as Chairman of the Board of Directors of the Company and the Bank effective as of January 8, 2013.

William F. Behrmann has been owner and President of McChesney & Miller, Inc., a grocery store and market located in Glen Ellyn, Illinois, since October 2002 and has been employed there since 1959. Age 70. Director since 1994.

Mr. Behrmann’s background offers the Board of Directors substantial small company management experience, specifically within the region in which the Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment. In addition, Mr. Behrmann offers the Board significant business experience from a setting outside of the financial services industry.

Penny A. Belke, DDS, has been a dentist and has owned and operated her practice in Glen Ellyn, Illinois since 1980. Age 61. Director since 2004.

Dr. Belke’s strong ties to the community, through her dental practice and involvement in civic organizations, provide the Board with valuable insight regarding the local business and consumer environment.

H. David Clayton, DVM, has been a veterinarian in Glen Ellyn since 1966. Dr. Clayton has been listed in Who’s Who in Veterinary Medicine and Science. He is currently President of Clayton Consulting, a veterinary management and consulting firm, and is owner of Fox Valley Veterinary Hospital, P.C. in Ottawa, Illinois. Age 73. Director since 1994.

Dr. Clayton’s experience managing a veterinary management and consulting firm affords the Board of Directors with significant small company management experience. In addition, Dr. Clayton’s strong ties with the community through his veterinary practice and involvement in civic organizations provide the Board with valuable insight regarding the local business and consumer environment.

Raymond A. Dieter, MD, has been a surgeon with the DuPage Medical Group, a surgery and health care clinic located in Glen Ellyn, Illinois, since 1969. Dr. Dieter has also been President of the Center for Surgery, an outpatient and surgery clinic located in Naperville, Illinois, since 1990. Age 78. Director since 1994.

Dr. Dieter’s strong ties to the community, through his surgical practice and involvement in civic organizations, provide the Board with valuable insight regarding the local business and consumer environment.

Robert F. Haeger is a partner with Langan, Haeger, Vincent & Born, an Illinois insurance company located in Wheaton, Illinois. Age 63. Director since 2005.

Mr. Haeger’s insurance background provides the Board of Directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by the Bank.

Scott W. Hamer was named President and Chief Executive Officer of the Company and the Bank in January 2007. Mr. Hamer previously served as Vice President, Chief Financial Officer and Assistant Secretary of the Company since April 2003 and Senior Vice President, Chief Financial Officer and Chief Operations Officer of the Bank since April 2003. Age 55. Director since 2007.

Mr. Hamer’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Company and Bank. Mr. Hamer’s knowledge of all aspects of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

Mary Beth Moran is a certified public accountant and registered investment advisor. She has been a partner in the CPA firm of Kirkby, Phelan and Associates, located in Bloomingdale, Illinois, since 1994. Age 42. Director since 2004.

As a certified public accountant and registered investment advisor, Ms. Moran provides the Board of Directors with experience regarding accounting and financial matters.

Joseph S. Morrissey, DDS, has been a Wheaton dentist since 1969. Age 73. Director since 1994.

Dr. Morrissey’s strong ties to the community, through his dental practice and involvement in civic organizations, provide the Board with valuable insight regarding the local business and consumer environment.

John M. Mulherin is of counsel with Mulherin, Rehfeldt & Varchetto, P.C., Attorneys at Law, a professional corporation engaged in the practice of law and located in Wheaton, Illinois. Mr. Mulherin continues to practice law with Mulherin, Rehfeldt & Varchetto, P.C., but no longer has an ownership interest in the firm. Age 70. Director since 1995.

As an attorney, Mr. Mulherin effectively provides the Board with important legal knowledge and insight necessary to assess issues facing a public company.

Advisory Directors

In accordance with the terms of the Securities Purchase Agreement, effective as of the closing of the Investment, Donald H. Wilson, Christopher M. Hurst, Daniel Strauss and Philip Timyan were appointed as advisory directors of the Company and the Bank pending the Company’s and the Bank’s receipt of all regulatory approvals required to appoint such individuals as directors of the Company and the Bank. On January 8, 2013, Donald H. Fischer retired as Chairman of the Board of Directors. Four additional directors of the Company and the Bank will resign so that the size of the Company’s and the Bank’s Board of Directors can be fixed at nine members in accordance with the terms of the Securities Purchase Agreement.

Information about the Company’s advisory directors is set forth below. Unless otherwise indicated, each person has held his or her current occupation for the past five years. The age indicated for each individual is as of December 31, 2012.

Donald H. Wilson is the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial services strategic consulting firm, and has more than 25 years of experience in the banking industry. Mr. Wilson began his career at the Federal Reserve Bank of Chicago, serving in the bank examination and economic research divisions, and has subsequently held executive management positions at several large financial institutions and financial services companies. Mr. Wilson has served as the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd. since June 2009. Prior to that time, Mr. Wilson served as the Chief Operating Officer at Amcore Financial. Age 53.

Christopher M. Hurst is has served as an Analyst at Dune Capital, an investment research company, since October 2004. Age 44.

Daniel Strauss is a Portfolio Manager for Clinton Group, Inc. Mr. Strauss has served as a Senior Strategist for Clinton Group Inc.’s private and public equity investment teams since joining the firm in 2010. Prior to that time, Mr. Strauss was an Associate in the private equity investment group of Angelo Gordon & Co. from 2008 to 2010 and served in the mergers and acquisitions group of Houlihan Lokey from 2006 to 2008. Mr. Strauss also currently serves as a director of Pacific Mercantile Bancorp (ticker: PMBC) and the Vice President of Acquisitions for ROI Acquisition Corp. (ticker: ROIQ). Age 28.

Philip Timyan is the retired Managing Member of Riggs Qualified Partners LLC, a position he held from 1999 to 2010. Age 55.

Executive Officers

The Board of Directors annually elects the Company’s executive officers, who serve at the Board’s discretion. Below is information regarding our executive officers who are not also directors. Each executive officer has held his current position for the last five years, unless otherwise stated. The age indicated for each individual is as of December 31, 2012.

Christopher P. Barton has been Vice President and Assistant Secretary of the Company since July 2000. In March 2003, Mr. Barton assumed the duties of Secretary of the Company and the Bank. Mr. Barton has also been Senior Vice President and Assistant Secretary of the Bank since October 1998 and was named Executive Vice President of the Bank in June 2007. Age 54.

Eric J. Wedeen has been Vice President, Chief Financial Officer and Assistant Secretary of the Company and Senior Vice President and Chief Financial Officer of the Bank since January 2007. Prior thereto, Mr. Wedeen was Vice President and Controller of Midwest Bank and Trust Company from May 2006 to January 2007 and previously was Senior Vice President and Chief Financial Officer of EFC Bancorp from December 2002 until January 2006. Age 49.

Jeffrey A. Vock has been Vice President and Assistant Secretary of the Company and Senior Vice President and Chief Credit Officer of the Bank since February 2009. Prior thereto, Mr. Vock was President of Inland Bank and Trust from October 1999 until June 2008 and previously was Senior Vice President of Inland Bank and Trust from October 1999 until June 2001. Age 54.

Director Independence

The Board of Directors has determined that all directors other than Mr. Hamer, whom we have employed as President and Chief Executive Officer since January 1, 2007, are independent under the listing requirements of the NASDAQ Stock Market and applicable federal law.

Although our common stock is traded on the over-the-counter market and is not presently listed on the NASDAQ Stock Market or listed on a national securities exchange, and as such is not subject to the corporate governance requirements of NASDAQ, the New York Stock Exchange or otherwise, we firmly believe that sound corporate governance is in our best interest and that of our stockholders. To that end, the Board of Directors has adopted the definition of director independence that is set forth in NASDAQ’s listing standards. There are no Company directors currently serving as a director of any other public company. In determining the independence of its directors, the Board of Directors considered loans that the Bank directly or indirectly made to directors Behrmann, Belke, Haeger, Hamer, Moran and Mulherin. All loans made by the Bank to related persons have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. Director Mulherin is of-counsel with Mulherin, Rehfeldt & Varchetto, a professional corporation engaged in the practice of law, and has provided regular legal counsel to the Company and the Bank in the ordinary course of business. Fees paid to Mulherin, Rehfeldt & Varchetto in 2012 totaled $16,000. Director Haeger is a Principal with Langan, Haeger, Vincent & Born and has provided Directors and Officers Liability, property/casualty and auto coverage to the Bank in the ordinary course of business. General insurance coverage paid to Langan, Haeger, Vincent & Born in 2012 totaled $241,000. We believe that the fees paid to Mulherin, Rehfeldt & Varchetto and Langan, Haeger, Vincent & Born were based on normal terms and conditions as would apply to unaffiliated clients of those firms.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the principal executive officer and the next two most highly compensated executive officers of the Company (our named executive officers) whose total compensation for the year ended December 31, 2012 exceeded $100,000.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Options (1)($)	Restricted Stock Unit Award($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (2)($)	All Other- Compensation (3)($)	Total ($)
Scott W. Hamer	2012	209,000	(4)	—	—	—	2,824	10,673	222,497
President & Chief Executive Officer	2011	212,200	(4)	—	—	—	2,714	8,297	223,211
Community Financial Shares, Inc.
Jeffrey A. Vock	2012	145,600		—	—	—	—	8,890	154,490
Vice President, Assistant Secretary	2011	145,600		6,413	—	—	—	9,237	167,671
Community Financial Shares, Inc.
Christopher P. Barton	2012	135,460		—	—	—	—	8,206	143,666
Vice President & Secretary	2011	135,460		4,763	—	—	—	7,508	147,731
Community Financial Shares, Inc.

(1)	These amounts reflect the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to compute the fair value, see note 14 to the consolidated financial statements. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. Mr. Hamer had 500 options vest at a fair value of $3.23 and 50 options vest at a fair value of $4.28 in 2011. Mr. Vock had 200 options vest at a fair value of $2.35 in 2011
(2)	Represents Mr. Hamer’s change in pension value and nonqualified deferred compensation earnings under the Director’s Retirement Plan.
(3)	Represents perquisites and other compensation and benefits received in 2012 as follows: Mr. Hamer – reimbursement of club dues and fees totaling $7,123 and use of Company-owned automobile valued at $3,550; Mr. Barton – use of Company-owned automobile valued at $8,206; and Mr. Vock – use of Company-owned automobile valued at $8,890.
(4)	Includes directors’ fees of $13,000 and $16,200 for 2012 and 2011, respectively.

Other Compensatory Arrangements

The Bank currently maintains change-in-control agreements with Scott W. Hamer, Christopher P. Barton, Jeffrey A. Vock and Eric J. Wedeen.

On December 31, 2006, the Company’s Board of Directors approved a compensation package for Scott W. Hamer in connection with Mr. Hamer’s appointment as President and Chief Executive Officer of the Company and the Bank. The compensation package, which was effective January 1, 2007, included an annual salary of $180,000 and reimbursement for membership dues at a local country club. The annual salary was subsequently increased to $196,000. Additionally, the package provided that Mr. Hamer would continue to be eligible for a possible annual bonus equal to up to 25% of his yearly salary, and would continue to receive as other perquisites an automobile allowance and the opportunity to participate in the benefit programs generally maintained by the Company for the benefit of its employees. Mr. Hamer’s compensation arrangement was not memorialized in a written contract.

In addition, as a component of annual compensation, (i) all officers of the Company with the title of Assistant Vice President or Vice President may receive a cash payment of up to 12% of their annual base salary, subject to the discretion of the Board of Directors as determined from time to time during the course of the year, and (ii) all officers of the Company with the title of Senior Vice President and higher may receive a cash payment of up to 25% of their annual base salary, subject to the discretion of the Board of Directors as determined from time to time during the course of the year.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information concerning exercisable options and unexercised options that have not vested for each named executive officer outstanding as of December 31, 2012. The table also discloses the exercise price and the expiration date.

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott W. Hamer	3,700	700	$17.50	4/21/2013
Scott W. Hamer	250	550	$23.00	3/26/2017
Jeffrey A. Vock	600	1,600	$14.00	2/18/2019

Pension Benefits / Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

The Company maintains a Profit Sharing/401(k) Plan, which is a combination of 401(k) deferrals by the employees, matching by the Company and “profit sharing” contributions by the Company, to give employees the opportunity to save for retirement on a tax-deferred basis. Total 401(k) deferrals in any taxable year may not exceed the dollar limit that is set by law. In 2012 this amount was $17,000 and $22,500 for those over the age of 50. Each year the Company may contribute matching profit sharing contributions for its employees. In 2012, the Company did not make contributions to any of the named executive officer’s individual Profit Sharing/401(k) Plan.

Potential Payments Upon Change In Control

The Bank is a party to change-in-control agreements with Messrs. Hamer, Barton, Vock and Wedeen. The letter agreements provide for enumerated benefits to be provided by the Bank to the executive officers upon the occurrence of certain events within 18 months after a change of control of the Company or the Bank.

Each letter agreement provides for the payment of severance benefits, if, at any time within 18 months following a change of control, the officer’s employment is terminated as a result of (i) his disability, death or retirement pursuant to any retirement plan or policy of the Bank of general application to key employees; (ii) the essential elements of the officer’s position being materially reduced without good cause, each without the officer’s voluntary consent; (iii) a material reduction in the officer’s aggregate compensation, not related to or resulting from documented, diminished performance; or (iv) the officer being required to regularly perform services at a location which is greater than 50 miles from his principal office at the time of the change of control.

The severance benefits to be provided are an immediate lump-sum cash payment equal to nine months of the terminated executive’s current annual salary, exclusive of periodic bonus compensation, plus any unused earned vacation time and continued medical and life insurance coverage to the officer and his family for a maximum of nine months. Upon termination of the insurance coverage, the officer is entitled to exercise the policy options normally available to the Bank’s employees upon termination of employment (for example, the officer may elect to continue coverage under COBRA).

The Company entered into the change-of-control agreements because if a change of control should occur, the Company wants its executives to be focused on the business of reorganization and the interests of shareholders. In addition, the Company believes the agreements are consistent with market practice and assist the Company in retaining its executive talent.

On December 15, 2008, the Bank amended Messrs. Hamer’s and Barton’s change-in-control agreements and on February 25, 2009 the Bank amended Mr. Vock’s change-in-control agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to Section 409A of the Code.

Impact of TARP Repurchase on Executive Compensation Restrictions

In connection with the Investment, the Company’s Series A Preferred Stock and Series B Preferred Stock issued by the Company to the Treasury in connection with TARP were repurchased by the Company. Accordingly, as of December 21, 2012, the Company no longer participates in the Treasury’s TARP Capital Purchase Program. During the time period in which the Company participated in the TARP Capital Purchase Program, including the majority of fiscal year 2012 and all of fiscal year 2011, the Company was subject to certain executive compensation restrictions. These restrictions include a prohibition on making any severance payment to a named executive officer or any of the next five most-highly compensated employees and a prohibition on paying or accruing any bonus, retention award or incentive compensation to, in the case of the Company, at least the most highly compensated employee, other than certain restricted stock awards.

Director Compensation

The following table provides information with respect to the compensation of our directors other than advisory directors and those who serve as named executive officers during the fiscal year ended December 31, 2012. No director listed in the table below was granted any restricted stock or option awards in fiscal year 2012.

	Fees Earned Paid in Cash ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
William Behrmann	—	16,989	—	16,989
Penny Belke	15,150	5,174	—	20,324
H. David Clayton	16,050	6,826	—	22,876
Raymond Dieter	—	18,976	—	18,976
Donald H. Fischer (3)	13,800	3,951	4,406	22,157
Robert Haeger	15,300	3,487	—	18,787
Mary Beth Moran	15,975	2,157	—	18,132
Joseph Morrissey	16,800	5,017	—	21,817
John Mulherin	16,725	4,657	—	21,382

(1)	The amount in this column represents the aggregate increase in the present value of each director’s accumulated benefit under the Director’s Retirement Plan. Also, included in this column are the earnings and fees deferred by the Director under the Company’s voluntary deferred compensation plan.
(2)	Represents reimbursement of country club dues.
(3)	Mr. Fischer retired from the board of directors effective January 8, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table indicates, as of February 11, 2013, the number of shares of voting securities beneficially owned by each greater than five percent holder of the Company’s outstanding voting securities.

Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock. Shares of Series D Preferred Stock and Series E Preferred Stock are convertible into shares of Series C Preferred Stock on a one-for-one basis, provided, however, that no such conversion results in any person, together with its affiliates, holding more than a 9.99% or 4.99% voting ownership interest, respectively, in the Company. Accordingly, the number of shares of common stock and percentage common stock reflected in the following table includes those shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and, as applicable, shares of common stock issuable upon the conversion of shares of Series D Preferred Stock and Series E Preferred Stock. For more information on the conversion rights of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, see the footnotes applicable to each beneficial owner and “Description of Capital Stock—Preferred Stock—Series C Preferred Stock—Conversion Rights,” “—Series D Preferred Stock—Conversion Rights” and “—Series E Preferred Stock.”

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned (1)
SBAV LP 9 West 57th Street, 26th Floor New York, New York 10019	1,890,160	(2)	25.37%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,890,160	(3)	25.37%

Fullerton Capital Partners LP 100 Drakes Landing Road, Suite 300 Greenbrae, California 94904	1,890,160	(4)	25.37%

Philip J. Timyan 4324 Central Avenue Western Springs, Illinois 60558	1,500,000	(5)	21.24%

Amberley Holdings LLC 2345 Waukegan Road, Suite 165 Bannockburn, Illinois 60015	946,556	(6)	14.56%

PRB Investors LP 245 Park Avenue, 24th Floor New York, New York 10167	944,085	(7)	14.51%

Richard Jacinto II Roth IRA, FCC as Custodian 394 Saddle Back Trail Franklin Lakes, New Jersey 07417	944,085	(8)	14.51%

Otter Creek Partners I Otter Creek International LTD 222 Lakeview Avenue West Palm Beach, Florida 33401	920,000	(9)	14.20%

Gregory R. Gersack 2044 N. Wolcott Chicago, Illinois 60614	529,000	(10)	8.69%

Sagus Financial Fund, LP 3399 Peachtree Road, Suite 1900 Atlanta, Georgia 30326	500,000	(11)	8.25%

Donald H. Wilson and Maria D. Wilson 357 Roosevelt Road Glen Ellyn, Illinois 60174	500,000	(12)	8.25%

Cultivate LLC 958 East Circle Drive Whitefish Bay, Wisconsin 53217	400,000	(13)	6.71%

Michael S. Burd Trust 1557 East Prairie Avenue Wheaton, Illinois 60187	300,000	(14)	5.12%

(1)	Based on 5,560,567 shares of common stock outstanding as of February 11, 2013, plus all shares of common stock issuable to the shareholder upon the conversion of (i) shares of Series C Preferred Stock currently held by the shareholder and (ii) shares of Series D Preferred Stock and Series E Preferred Stock currently held by the shareholder, to the extent that such conversion is not prohibited by the blocker provisions applicable to the Series D Preferred Stock and Series E Preferred Stock. For purposes of this calculation, it is assumed that no other shareholders have converted any shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.
(2)	Includes 1,871,300 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 18,860 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 4,395,940 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company. Based on a Schedule 13D filed with the U.S. Securities and Exchange Commission on December 31, 2012, SBAV GP LLC (“SBAV GP”), as the general partner of SBAV and Clinton Group, Inc. (“CGI”), by virtue of being the investment manager of SBAV, have the power to vote or direct the voting and to dispose or direct the disposition of, all of the Shares beneficially owned by SBAV. George Hall, as the sole managing member of SBAV GP and President of CGI, is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which SBAV, SBAV GP and CGI have voting power or dispositive power. Accordingly, SBAV, SBAV GP, CGI and Mr. Hall are deemed to have shared voting and shared dispositive power with respect to all of the Company’s securities beneficially owned by SBAV. SBAV GP, CGI and Mr. Hall disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest therein.
(3)	Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940. Wellington Management, in such capacity, may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, over the shares held by its client accounts. The aggregate of 1,890,160 shares of common stock reflected in the table above as being beneficially owned by Wellington Management includes (i) 1,507,100 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 15,190 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock held by Ithan Creek Investors USB, LLC and (ii) 364,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 3,670 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock held by Ithan Creek Investors II USB, LLC. Excludes (i) 490,610 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock held by Ithan Creek Investors USB, LLC and (ii) 118,530 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock held by Ithan Creek Investors II USB, LLC, in each case, because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company.
(4)	Includes 1,871,300 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 18,860 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 609,140 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company.
(5)	Includes 1,500,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.

(6)	Includes 4,349 shares of common stock, 874,800 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 67,407 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 257,793 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company.
(7)	Includes 926,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 17,885 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 255,915 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company.
(8)	Includes 926,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 17,885 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 55,915 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company.
(9)	Includes 920,000 shares of common stock.
(10)	Includes 229,000 shares of common stock and 300,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(11)	Includes 500,000 shares of common stock.
(12)	Includes 100,000 shares of common stock and 400,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(13)	Includes 100,000 shares of common stock and 300,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(14)	Includes 300,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.

Security Ownership of Management

The following table indicates, as of February 11, 2013, the number of shares of common stock beneficially owned by each director of the Company, the named executive officers of the Company, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares (1)		Percent of Common Stock Outstanding (2)
William F. Behrmann	129,248	(3)	2.27%
Penny A. Belke, DDS	149,340		2.69
H. David Clayton, DVM	30,000	(4)	0.54
Raymond A. Dieter, Jr., MD	102,312	(5)	1.84
Robert F. Haeger	123,500		2.22
Scott W. Hamer	135,750		2.44
Mary Beth Moran	61,202		1.10
Joseph S. Morrissey, DDS	76,081	(6)	1.37
John M. Mulherin	18,396	(7)	0.33
Christopher P. Barton	169,242		3.04
Jeffrey A. Vock	50,600	(8)	0.91
Eric J. Wedeen	252,200	(9)	4.34
All Directors and Executive Officers as a Group (12 Persons)	1,297,871		18.92%

(1)	Includes shares issuable pursuant to stock options currently exercisable within 60 days of February 11, 2013, as follows: Mr. Hamer - 3,950 shares, Mr. Vock - 600 shares and Mr. Wedeen - 2,200 shares.
(2)	Based on 5,560,567 shares of common stock outstanding as of February 11, 2013 for all directors and executive officers except for Messrs. Vock and Wedeen. For Mr. Vock, based on 5,560,567 shares of common stock outstanding as of February 11, 2013 plus 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Mr. Vock. For Mr. Wedeen, based on 5,560,567 shares of common stock outstanding as of February 11, 2013 plus 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Mr. Wedeen.
(3)	Includes 120,000 shares held by McChesney & Miller, Inc. Mr. Behrmann is the President and owner of McChesney & Miller, Inc.
(4)	Includes 12,440 shares held in a trust of which Dr. Clayton is trustee.
(5)	Includes 2,776 shares held in a trust of which Dr. Dieter is trustee.
(6)	Includes 14,678 shares held in joint tenancy of which Dr. Morrissey has shared investment and voting power.
(7)	Includes 4,112 shares held in joint tenancy of which Mr. Mulherin has shared investment and voting power and 1,208 shares held by Mr. Mulherin’s spouse in an IRA.
(8)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock.
(9)	Includes 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although the Bank does not currently have such a program in place. Aside from lending relationships, the Company and the Bank, in the ordinary course of business, also periodically transact business with entities in which the Company’s directors have a material interest.

The Board of Directors periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of determining whether the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulation and its policy, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Business Conduct and Ethics, all executive officers and directors of the Company must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (1) owning a material financial interest in a competitor of the Company or an entity that does business or seeks to do business with the Company; (2) being employed by, performing services for, serving as an officer of, or serving on the Board of Directors of any such entity; (3) making an investment that could compromise an individual’s ability to perform his or her duties to the Company; and (4) having an immediate family member who engages in any of the activities identified above.

The aggregate outstanding balance of loans by the Bank to directors, executive officers and their related parties was $2.4 million at December 31, 2012. All loans made by the Bank to related persons have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank.

Other Transactions

Since January 1, 2010, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue 75,000,000 shares of common stock, no par value per share. There were 5,560,567 shares of common stock outstanding as of as of February 11, 2013. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering, the public offering of unsubscribed shares and shares sold to standby purchasers, we expect 8,560,567 shares of our common stock will be outstanding immediately after completion of the rights offering. In addition, up to 19,684,700 shares of common stock would be issuable to investors upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock sold by us in the first closing of the Investment. Additionally, assuming the sale of 3.0 million shares in the rights offering, preferred shares convertible into up to 2.4 million shares of common stock would be issuable to investors in the second closing of the Investment.

Dividend Rights. Subject to the rights of the holders of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.

Voting Rights. Each outstanding share of our common stock shall entitle the holder thereof to one vote on all matters which are to be voted on, including the election of directors. Voting on all matters is non-cumulative. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. Subject to the rights and preferences of the holders of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the affirmative vote of a majority of all shares of Company entitled to vote permits (1) the amendment, alteration, change or repeal of our Certificate of Incorporation; (2) the approval of a merger or consolidation with or into another corporation; (3) the sale, lease or other exchange of all or substantially all of our assets; or (4) our dissolution. Stockholders have or will have appraisal rights in connection with a merger or consolidation, but will not have appraisal rights in the event of a sale of all or substantially all of our assets.

Liquidation Rights. Subject to the rights and preferences of the holders of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in the event of liquidation of Community Financial Shares, the holders of our common stock shall be entitled to receive, pro rata, all the remaining assets available for distribution to stockholders.

Other Rights. Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.

Preferred Stock

In May 2009, we issued shares of our Series A Preferred Stock and Series B Preferred Stock to the U.S. Department of Treasury in connection with the TARP Capital Purchase Program. The shares of Series A Preferred Stock and Series B Preferred Stock were redeemed by us on December 31, 2012 and no shares of Series A Preferred Stock or Series B Preferred Stock are currently outstanding.

On December 21, 2012, we consummated the Investment. In connection with the Investment, Community Financial Shares issued an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C Preferred Stock at $100.00 per share, 56,708 shares of Series D Preferred Stock at $100.00 per share and 6,728 shares of Series E Preferred Stock at $100.00 per share to accredited investors, including members of our Board of Directors and executive management team. A summary of the material terms of our Series C Preferred Stock , Series D Preferred Stock and Series E Preferred Stock are set forth below.

Series C Preferred Stock

Voting Rights. Each share of the Series C Preferred Stock will be entitled to the number of votes equal to the number of shares of common stock into which each share of Series C Preferred Stock is convertible (initially 100 (subject to adjustment for any split, subdivision, combination, consolidation or similar event with respect to the common stock)) with respect to any matter presented to the common stockholders. In addition, for so long as any shares of Series C Preferred Stock are outstanding, we may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series C Preferred Stock : (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series C Preferred Stock or our bylaws so as to significantly and adversely affect the rights or preferences of the Series C Preferred Stock ; (iii) approve or effect the liquidation, dissolution or winding up of our business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Delaware or any other applicable law, requires the prior approval of the Series C Preferred Stock voting as a separate class.

Conversion Rights. Each share of Series C Preferred Stock will be convertible, at the sole discretion of the holder of such shares, initially into 100 shares of common stock (subject to adjustment for any split, subdivision, combination, consolidation or similar event with respect to the common stock). Upon the receipt of a conversion notice from a holder of Series C Preferred Stock , we must (i) notify our transfer agent of the proposed conversion within one trading day and (ii) instruct the transfer agent to issue the applicable number of shares of common stock to the holder of the Series C Preferred Stock in book entry or certificate form within three trading days from the date on which we received the holder’s conversion notice. If we fail to deliver the shares of common stock within three trading days of its receipt of the conversion notice, we must pay the holder of Series C Preferred Stock an amount equal to 0.5% of the product of (x) the number of shares of common stock not issued to the holder multiplied by (y) the closing price of the common stock on the date the shares of common stock were required to be delivered. If we fail to pay these damages within five business days of the date incurred, such payments will bear interest at a rate of 1.5% per month (prorated for partial months) until such payments are made.

Rank. With respect to dividend and liquidation rights, the Series C Preferred Stock will rank: (i) subordinate and junior to our Series A Preferred Stock and Series B Preferred Stock , senior indebtedness and any of our future securities that, by their terms, are senior to the Series C Preferred Stock ; (ii) on parity with the Series D Preferred Stock and Series E Preferred Stock and any of our future securities that, by their terms, are on parity to the Series C Preferred Stock ; and (iii) senior to the common stock and any of our future securities that, by their terms, are not senior to or on parity with the Series C Preferred Stock.

Dividend Rights. Dividends may be paid on the Series C Preferred Stock as and when declared by our Board of Directors, subject to the prior and superior rights of the holders of any senior securities. In addition, the Series C Preferred Stock will participate in all common stock dividends on an as converted basis, and no dividends shall be payable on any junior securities or parity securities unless an identical dividend is payable at the same time on the Series C Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series C Preferred Stock will be entitled to receive a liquidation preference, subject to the rights of any creditors of Community Financial Shares, before any distributions of our assets are made to the holders of the common stock. The liquidation preference will be equal to the greater of (i) the sum of (x) $100.00 per share of Series C Preferred Stock (as adjusted for any split, subdivision, combination, consolidation or similar event with respect to the Series C Preferred Stock ) and (y) the amount of any declared but unpaid distributions to the date of payment and (ii) the amount such holder would have received if the Series C Preferred Stock had been fully converted into common stock immediately prior to the liquidation, dissolution or winding up.

In addition, the consummation of a “change in control” of Community Financial Shares will constitute a liquidation, dissolution or winding up of Community Financial Shares for purposes of the Series C Preferred Stock’s liquidation preference. For this purpose, a “change in control” is defined as any of the following transactions that is approved by at least a majority of the members of our Board of Directors: (i) an acquisition by any person (other than Community Financial Shares, the current members of its Board of Directors and their descendants, or certain Community Financial Shares or Community Bank – Wheaton/Glen Ellyn benefit plans) of Community Financial Shares common stock that causes such person to own fifty percent (50%) or more of the combined voting power of our then outstanding voting securities; (ii) a reorganization, merger, consolidation or other corporate transaction involving Community Financial Shares with respect to which the shareholders of Community Financial Shares immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the surviving entity; (iii) the sale, transfer or assignment of all or substantially all of the assets of Community Financial Shares to any third party; or (iv) any other transactions or series of related transactions that have substantially the same effect as the transactions specified in (i) through (iii) above as reasonably determined by the Board of Directors. In such circumstances, in lieu of participating in a change of control, the holders of the Series C Preferred Stock may elect to require Community Financial Shares to make the liquidation payment for any or all of the shares of their Preferred Stock concurrently with the consummation of a change in control or pay interest thereon at a rate equal to the lesser of (i) 25% per annum or (ii) the maximum rate permitted by applicable law.

Anti-Dilution Rights. The Series C Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of common stock, the reclassification or reorganization of the common stock, and for dividends and distributions in shares of common stock.

Series D Preferred Stock.

Except with respect to voting rights, conversion rights and anti-dilution rights, the Series D Preferred Stock generally has the same preferences, limitations, and relative rights as, and is identical in all respects to, the Series C Preferred Stock.

Voting Rights. The Series D Preferred Stock generally does not have any voting rights. However, for so long as any shares of Series D Preferred Stock are outstanding, we may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series D Preferred Stock : (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series D Preferred Stock or our bylaws so as to significantly and adversely affect the rights or preferences of the Series D Preferred Stock ; (iii) approve or effect the liquidation, dissolution or winding up of Community Financial Shares’ business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series D Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Delaware or any other applicable law, requires the prior approval of the Series D Preferred Stock voting as a separate class.

Conversion Rights. The Series D Preferred Stock is convertible into shares of Series C Preferred Stock on a one-for-one basis provided that no such conversion results in any person, together with its affiliates, holding more than a 9.9% voting ownership interest in Community Financial Shares, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of Community Financial Shares. In addition, each share of Series D Preferred Stock shall be convertible into common stock only (i) simultaneously with the closing of a transfer to a transferee of such Series D Preferred Stock pursuant to a permitted transfer (such as (a) a widespread public distribution; (b) a transfer in which no transferee would receive two percent or more of any class of voting securities of Community Financial Shares; or (c) a transfer to a transferee that would control more than 50% of the voting securities of Community Financial Shares without any transfer from the holder) and (ii) at the sole discretion of the holder of such shares initially into 100 shares of common stock (subject to adjustment for any split, subdivision, combination, consolidation or similar event with respect to the common stock), upon written notice from the transferee. The conversion procedures for the Series D Preferred Stock and related damages provisions are identical to those of the Series C Preferred Stock.

Anti-Dilution Rights. The Series D Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of the Series C Preferred Stock , the reclassification or reorganization of the Series D Preferred Stock, and for dividends and distributions in shares of Series C Preferred Stock or common stock.

Series E Preferred Stock.

The Series E Preferred Stock has the same preferences, limitations, and relative rights as, and is identical in all respects to, shares of Series D Preferred Stock , except that the Series E Preferred Stock is convertible into shares of Series C Preferred Stock provided that no such conversion results in any person, together with its affiliates, holding more than a 4.9% voting ownership interest in Community Financial Shares, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of Community Financial Shares.

Transfer Agent

The registrar and transfer agent for Community Financial Shares’ common stock is IST Shareholder Services, Wheaton, Illinois.

SELLING SHAREHOLDERS

On December 21, 2012, the Company issued to investors in the Investment 133,411 shares of Series C Preferred Stock, 56,708 shares of Series D Preferred Stock and 6,728 shares of Series E Preferred Stock. Pursuant to the terms of a Registration Rights Agreement we entered into in connection with the Investment, we are registering for resale by the Selling Shareholder listed below 19,684,700 shares of Company common stock, which represents the aggregate amount of shares of common stock issuable to the Selling Shareholders upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock issued to the Selling Shareholders in the Investment.

Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock. Shares of Series D Preferred Stock and Series E Preferred Stock are convertible into shares of Series C Preferred Stock on a one-for-one basis, provided, however, that no such conversion results in any person, together with its affiliates, holding more than a 9.99% or 4.99% voting ownership interest, respectively, in the Company. For more information on the conversion rights of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, see “Description of Capital Stock—Preferred Stock—Series C Preferred Stock—Conversion Rights,” “—Series D Preferred Stock—Conversion Rights” and “—Series E Preferred Stock.”

The table below sets forth information concerning the resale of the Shares by the Selling Shareholders. We are not selling any securities under this prospectus and will not receive any proceeds from the resale of the Shares by the Selling Shareholders. Except as disclosed in the footnotes to the table below, (i) all Shares issuable to the Selling Shareholders will be issued upon the conversion of shares of Series C Preferred Stock (ii) each Selling Shareholder has voting and investment power over the Shares being offered by such Selling Shareholder; and (iii) the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. As further described in footnotes 28, 29 and 30, three of the Selling Shareholders, Messrs. Gersack, Hedrei and Chase, are affiliates of FIG Partners LLC, a broker dealer that served as the Company’s placement agent in the Investment and each purchased the Shares in the ordinary course of business and at the time of the purchase of the Shares none of these persons had any agreements or understandings, directly or indirectly, with any person to distribute the Shares. No other Selling Shareholders are broker-dealers or affiliates of any broker-dealer.

The following table is based on information provided to us by the Selling Shareholders on or about February 11, 2013 and as of such date. Because the Selling Shareholders may sell all, some or none of the Shares, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that no Shares will be held by the Selling Shareholders at such time.

Name and Address of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering		Percentage of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered (2)	Number of Shares of Common Stock Beneficially Owned Following the Offering (3)	Percentage of Common Stock Owned Following the Offering (3)
SBAV LP c/o Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, New York 10019	1,890,160	(4)	25.37%	6,286,100	—	—%

Ithan Creek Investors USB, LLC c/o Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,522,290	(5)	21.49	2,012,900	—	—

Ithan Creek Investors II USB, LLC c/o Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	367,870	(6)	6.21	486,400	—	—

Fullerton Capital Partners LP 100 Drakes Landing Road, Suite 300 Greenbrae, California 94904	1,890,160	(7)	25.37	2,499,300	—	—

Philip J. Timyan (8) 4324 Central Avenue Western Springs, Illinois 60558	1,500,000	(8)	21.24	1,500,000	—	—

PRB Investors LP 245 Park Avenue, 24th Floor New York, New York 10167	946,556	(9)	14.55	1,200,000	—	—

Amberley Holdings LLC 2345 Waukegan Road, Suite 165 Bannockburn, Illinois 60015	944,085	(10)	14.56	1,200,000	4,349	0.08

Richard Jacinto II IRA, FCC as Custodian 394 Saddle Back Trail Franklin Lakes, New Jersey 07417	944,085	(11)	14.51	1,000,000	—	—

Newberg Family Trust 11601 Wilshire Boulevard, Suite 1925 Los Angeles, California 90025	250,000	(12)	4.30	250,000	—	—

LifeWise Family Financial Security LLC 589 Broadway, 4th Floor New York, New York 10012	75,000	(13)	1.33	75,000	—	—

First Matthew Partners LP 589 Broadway, 4th Floor New York, New York 10012	75,000	(14)	1.33	75,000	—	—

Steven Roth 589 Broadway, 4th Floor New York, New York 10012	50,000	(15)	0.89	50,000	—	—

Lawrence Partners LP 2000 Avenue of the Stars, 11th Floor Los Angeles, California 90067	60,000	(16)	1.07	60,000	—	—

Canyon Value Realization Fund LP 2000 Avenue of the Stars, 11th Floor Los Angeles, California 90067	30,000	(17)	0.54	30,000	—	—

Lawrence Offshore Partners LLC 2000 Avenue of the Stars, 11th Floor Los Angeles, California 90067	120,000	(18)	2.11	120,000	—	—

Garshofsky Family Trust 704 N. Hillcrest Road Beverly Hills, California 90210	40,000	(19)	0.71	40,000	—	—

Tiburon Opportunity Fund 13313 Point Richmond Beach Road NW Gig Harbor, Washington 98332	250,000	(20)	4.30	250,000	—	—

Pacific Capital Management LLC 11601 Wilshire Boulevard, Suite 1925 Los Angeles, California 90025	250,000	(21)	4.30	250,000	—	—

Thomas Schiff 540 North Bristol Avenue Los Angeles, California 90049	40,000	(22)	0.71	25,000	15,000	0.27

Robert C. Ollech 11657 N. Annette Avenue Mequon, Wisconsin 53092	100,000	(23)	1.77	100,000	—	—

Michael S. Burd Trust 1557 East Prairie Avenue Wheaton, Illinois 60187	300,000	(24)	5.12	300,000	—	—

Cultivate LLC 958 East Circle Drive Whitefish Bay, Wisconsin 53217	400,000	(25)	6.71	300,000	100,000	1.77

Robert J. Barnard 4320 N. Lake Drive Shorewood, Wisconsin 53211	100,000	(26)	1.77	100,000	—	—

Kevin B. and Anne Marie Roth Revocable Trust 19745 Brampton Court Brookfield, Wisconsin 53045	50,000	(27)	0.89	50,000	—	—

Gregory R. Gersack (IRA) 2044 N. Wolcott Chicago, Illinois 60614	529,000	(28)	8.67	300,000	229,000	3.96

Michael S. Hedrei (IRA) 218 Fairmount Road Ridgewood, New Jersey 07450	100,000	(29)	1.77	100,000	—	—

S. Shanon Chase (IRA) 1175 Peachtree Street 100 Colony Square, Suite 2250 Atlanta, Georgia 30361	25,000	(30)	0.45	25,000	—	—

Mark Frissora 225 Brae Boulevard Park Ridge, New Jersey 07656	150,000	(31)	2.63	150,000	—	—

Donald H. Wilson and Maria D. Wilson 357 Roosevelt Road Glen Ellyn, Illinois 60174	500,000	(32)	8.25	400,000	100,000	1.77

Gary W. Pratscher 10047 Escambia Bay Court Naples, Florida 34120	100,000	(33)	1.77	100,000	—	—

Patricia Riemer (IRA) 912 Pebble Beach Drive Dakota Dunes, South Dakota 57049	50,000	(34)	0.89	50,000	—	—

Eric J. Wedeen (IRA) 357 Roosevelt Road Glen Ellyn, Illinois 60174	250,000	(35)	4.30	250,000	—	—

Jeffrey A. Vock (IRA) 357 Roosevelt Road Glen Ellyn, Illinois 60174	50,000	(36)	0.89	50,000	—	—

(1)	Based on 5,560,567 shares of common stock outstanding as of February 11, 2013, plus all shares of common stock issuable to the shareholder upon the conversion of (i) shares of Series C Preferred Stock currently held by the shareholder and (ii) shares of Series D Preferred Stock and Series E Preferred Stock currently held by the shareholder, to the extent that such conversion is not prohibited by the blocker provisions applicable to the Series D Preferred Stock and Series E Preferred Stock. For purposes of this calculation, it is assumed that no other shareholders have converted any shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.
(2)	Includes all shares of common stock issuable to a Selling Shareholder upon the conversion of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock purchased by the Selling Shareholder pursuant to the Investment, regardless of the blocker provisions contained in the Series D Preferred Stock and Series E Preferred Stock that prevent the conversion of shares of Series D Preferred Stock and Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% or 4.99%, respectively, voting ownership interest in the Company. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date of this prospectus. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(3)	Because the Selling Shareholders may sell all, some or none of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of this table, we have assumed that no Shares will be held by the Selling Shareholders upon termination of this offering. Percentage ownership following the offering is based on 5,560,567 shares of common stock outstanding as of February 11, 2013, plus any shares of common stock held by the Selling Shareholder following the offering that are not covered by this prospectus.
(4)	Includes 1,871,300 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 18,860 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 4,395,940 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company. Based on a Schedule 13D filed with the U.S. Securities and Exchange Commission on December 31, 2012, SBAV GP LLC (“SBAV GP”), as the general partner of SBAV and Clinton Group, Inc. (“CGI”), by virtue of being the investment manager of SBAV, have the power to vote or direct the voting and to dispose or direct the disposition of, all of the Shares beneficially owned by SBAV. George Hall, as the sole managing member of SBAV GP and President of CGI, is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which SBAV, SBAV GP and CGI have voting power or dispositive power. Accordingly, SBAV, SBAV GP, CGI and Mr. Hall are deemed to have shared voting and shared dispositive power with respect to all of the Company’s securities beneficially owned by SBAV. SBAV GP, CGI and Mr. Hall disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest therein.
(5)	Includes 1,507,100 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 15,190 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 490,610 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company. Ithan Creek Investors USB, LLC may be deemed to be an affiliate of a registered broker-dealer. Ithan Creek Investors USB, LLC has represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	Includes 364,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 3,670 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 118,530 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company.
(7)	Includes 1,871,300 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 18,860 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. Excludes 609,140 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series D Preferred Stock that prevents the conversion of shares of Series D Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company. RBF Capital, LLC, a single member limited liability company and the general partner of Fullerton Capital Partners, L.P., has shared voting and investment authority over these securities. Richard B. Fullerton is the managing member of RBF Capital, LLC.
(8)	Includes 1,500,000 Shares issuable upon the conversion of shares of Series C Preferred Stock. Effective as of the closing of the Investment, Mr. Timyan was appointed as an advisory director of the Company and the Bank pending the Company’s and the Bank’s receipt of all regulatory approvals required to appoint Mr. Timyan as a director of the Company and the Bank. Mr. Timyan is restricted with respect to his ability to sell his Shares by Company policy which restricts the ability of officers and directors to sell shares of the Company’s stock only during periods in which trading is permitted by the management of the Company.

(9)	Includes 926,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 17,885 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 255,915 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company. Stephen Paluszek and Andrew Bergman have shared voting and investment authority over these securities.
(10)	Includes 4,349 shares of common stock, 874,800 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 946,556 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 257,793 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company. Amberley Capital Management LLC is the manager of Amberley Holdings LLC. Ethan Meister is the manager of Amberley Capital Management LLC and has sole investment and voting power over the securities.
(11)	Includes 926,200 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and 17,885 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock. Excludes 55,915 shares of common stock issuable upon the conversion of shares of Series E Preferred Stock because the issuance of such shares is subject to a blocker provision contained in the Series E Preferred Stock that prevents the conversion of shares of Series E Preferred Stock into shares of Series C Preferred Stock if the conversion would result in the shareholder, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company.
(12)	Includes 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Bruce Newberg has sole voting and investment power over these securities.
(13)	Includes 75,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Michael Salzhauer and Henry Salzhauer have shared voting and investment power over these securities.
(14)	Includes 75,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. MS First Matthew GP, LLC, Michael Salzhauer and Henry Salzhauer have shared voting and investment power over these securities.
(15)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Michael Salzhauer, Henry Salzhauer and Steven Roth have shared voting and investment power over these securities.

(16)	Includes 75,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Lawrence Garshofsky has sole voting and investment power over these securities.
(17)	Includes 30,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Lawrence Garshofsky has sole voting and investment power over these securities.
(18)	Includes 120,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Lawrence Garshofsky has sole voting and investment power over these securities.
(19)	Includes 40,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Lawrence Garshofsky has sole voting and investment power over these securities.
(20)	Includes 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Peter Bortel has sole voting and investment power over these securities.
(21)	Includes 75,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Jonathan Glaser has sole voting and investment power over these securities.
(22)	Includes 15,000 shares of common stock purchased in the Investment and 25,000 Shares issuable upon the conversion of shares of Series C Preferred Stock.
(23)	Includes 100,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(24)	Includes 300,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Michael S. Burd has sole voting and investment power over these securities.
(25)	Includes 100,000 shares of common stock purchased in the Investment and 300,000 Shares issuable upon the conversion of shares of Series C Preferred Stock. Michael Keough, as the sole owner of Cultivate LLC, has sole voting power and dispositive power over the shares beneficially owned by Cultivate LLC.
(26)	Includes 100,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(27)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Kevin B. Roth has sole voting and investment power over these securities.
(28)	Includes 229,000 shares of common stock purchased in the Investment and 300,000 Shares issuable upon the conversion of shares of Series C Preferred Stock . Mr. Gersack is an affiliate of FIG Partners LLC, a broker dealer that served as the Company’s placement agent in the Investment. Mr. Gersack has represented to the Company that he purchased the Shares in the ordinary course of business, and at the time of the purchase of the Shares, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.
(29)	Includes 100,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Mr. Hedrei is an affiliate of FIG Partners LLC, a broker dealer that served as the Company’s placement agent in the Investment. Mr. Hedrei has represented to the Company that he purchased the Shares in the ordinary course of business, and at the time of the purchase of the Shares, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.
(30)	Includes 25,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Mr. Chase is an affiliate of FIG Partners LLC, a broker dealer that served as the Company’s placement agent in the Investment. Mr. Chase has represented to the Company that he purchased the Shares in the ordinary course of business, and at the time of the purchase of the Shares, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.
(31)	Includes 150,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.

(32)	Includes 100,000 shares of common stock purchased in the Investment and 400,000 Shares issuable upon the conversion of shares of Series C Preferred Stock . Donald H. Wilson has sole voting and investment power over these securities. Effective as of the closing of the Investment, Mr. Wilson was appointed as an advisory director of the Company and the Bank pending the Company’s and the Bank’s receipt of all regulatory approvals required to appoint Mr. Wilson as Chairman of the Board of Directors of the Company and the Bank. Mr. Wilson is restricted with respect to his ability to sell his Shares by Company policy which restricts the ability of officers and directors to sell shares of the Company’s stock only during periods in which trading is permitted by the management of the Company.
(33)	Includes 100,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(34)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(35)	Includes 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Mr. Wedeen has served as Senior Vice President and Chief Financial Officer of the Company and the Bank since January 2007. Mr. Wedeen is restricted with respect to his ability to sell his Shares by Company policy which restricts the ability of officers and directors to sell shares of the Company’s stock only during periods in which trading is permitted by the management of the Company.
(36)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Mr. Vock has served as Senior Vice President and Chief Credit Officer of the Company and the Bank since February 2009. Mr. Vock is restricted with respect to his ability to sell his Shares by Company policy which restricts the ability of officers and directors to sell shares of the Company’s stock only during periods in which trading is permitted by the management of the Company.

PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Shareholders to permit the resale of these Shares by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, the Company would file a post-effective amendment to its registration statement of which this prospectus is a part. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided, that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.

In connection with sales of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Shares short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Shareholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP, Washington, DC, counsel to Community Financial Shares, will issue to Community Financial Shares its opinion regarding the legality of the Shares.

EXPERTS

The consolidated financial statements included in this prospectus and registration statement have been included in reliance upon the report of BKD LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our web site at http://www.cbwge.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the Shares offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Community Financial Shares, Inc.

Glen Ellyn, Illinois

We have audited the accompanying consolidated balance sheets of Community Financial Shares, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Shares, Inc. as of December 31, 2011, and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses from operations and is undercapitalized which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana

June 22, 2012

COMMUNITY FINANCIAL SHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(Dollars in thousands except share data)

	2011	2010
ASSETS

Cash and due from banks	$4,486	$4,553
Interest-bearing deposits	39,772	27,934

Cash and cash equivalents	44,258	32,487

Interest-bearing time deposits	3,435	4,827
Securities available for sale	43,931	43,175
Loans held for sale	633	1,770
Loans, less allowance for loan losses of $8,854 and $7,679	198,110	221,607
Foreclosed assets	9,265	3,008
Real estate held for investment	—	4,318
Prepaid FDIC assessment	490	1,506
Federal Home Loan Bank stock	5,398	5,398
Premises and equipment, net	15,121	15,535
Cash value of life insurance	6,182	5,938
Interest receivable and other assets	2,163	7,527

Total assets	$328,986	$347,096

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$301,101	$309,080
Federal Home Loan Bank advances	13,000	13,000
Other borrowings	1,300	1,500
Subordinated debentures	3,609	3,609
Interest payable and other liabilities	2,726	2,152

Total liabilities	321,736	329,341

Commitments and contingencies

Stockholders’ equity
Common stock – no par value, 5,000,000 shares authorized; 1,245,267 shares issued and outstanding	—	—
Preferred stock – $1.00 par value, 1,000,000 shares authorized; 7,319 shares issued and outstanding	7	7
Paid-in capital	12,033	11,954
Retained earnings (accumulated deficit)	(5,407)	6,046
Accumulated other comprehensive income (loss)	617	(252)

Total stockholders’ equity	7,250	17,755

Total liabilities and stockholders’ equity	$328,986	$347,096

See accompanying notes to consolidated financial statements.

COMMUNITY FINANCIAL SHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

(Dollars in thousands, except per share data)

	2011	2010
Interest and dividend income
Interest and fees on loans	$11,731	$12,137
Securities
Taxable	989	1,034
Exempt from federal income tax	437	529
Federal Home Loan Bank dividends and other	121	100

Total interest income	13,278	13,800

Interest expense
Deposits	2,041	2,865
Federal Home Loan Bank advances and other borrowed funds	399	468
Subordinated debentures	71	72

Total interest expense	2,511	3,405

Net interest income	10,767	10,395

Provision for loan losses	6,171	8,340

Net interest income after provision for loan losses	4,596	2,055

Noninterest income
Service charges on deposit accounts	423	500
Gain on sale of loans	722	825
Write-down on foreclosed assets	(901)	(468)
Gain (loss) on sale of foreclosed assets	69	(3)
Gain on sale of securities	104	139
Increase in cash surrender value of bank-owned life insurance	243	239
Other service charges and fees	957	582

Total noninterest income	1,617	1,814

Noninterest expense
Salaries and employee benefits	5,632	5,575
Net occupancy expense	880	869
Equipment expense	498	507
Data processing	1,185	1,102
Advertising and marketing	277	296
Professional fees	1,053	928
FDIC premiums	1,217	746
Other real estate owned expenses	511	546
Other operating expenses	1,309	1,239

Total noninterest expense	12,562	11,808

Loss before income taxes	(6,349)	(7,939)
Income tax expense (benefit)	4,657	(3,365)

Net loss	(11,006)	(4,574)

Preferred stock dividend and accretion	(447)	(444)

Net loss available to common shareholders	$(11,453)	$(5,018)

Loss per share
Basic	$(9.20)	$(4.03)
Diluted	$(9.20)	$(4.03)

See accompanying notes to consolidated financial statements.

COMMUNITY FINANCIAL SHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

(Dollars in thousands, except share data)

	Number of Common Shares	Preferred Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance at January 1, 2010	1,245,267	$7	$11,877	$11,064	$(241)	$22,707

Comprehensive loss
Net loss	—	—	—	(4,574)	—	(4,574)
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax of $7	—	—	—	—	(11)	(11)

Total comprehensive loss						(4,585)

Preferred stock dividends (5%)	—	—	—	(380)	—	(380)
Discount accretion on preferred stock	—	—	64	(64)	—	—
Amortization of stock option compensation	—	—	13	—	—	13

Balance at December 31, 2010	1,245,267	7	11,954	6,046	(252)	17,755

Comprehensive loss
Net loss	—	—	—	(11,006)	—	(11,006)
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax of $550	—	—	—	—	869	869

Total comprehensive loss						(10,137)

Preferred stock dividends (5%)	—	—	—	(380)	—	(380)
Discount accretion on preferred stock	—	—	67	(67)	—	—
Amortization of stock option compensation	—	—	12	—	—	12

Balance at December 31, 2011	1,245,267	$7	$12,033	$(5,407)	$617	$7,250

See accompanying notes to consolidated financial statements.

COMMUNITY FINANCIAL SHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

(Dollars in thousands)

	2011	2010
Cash flows from operating activities
Net loss	$(11,006)	$(4,574)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Amortization on securities, net	144	147
Depreciation	657	659
Provision for loan losses	6,171	8,340
Gain on sale of securities	(104)	(139)
Write-down on foreclosed assets	901	468
Gain on sale of loans	(722)	(825)
Originations of loans for sale	(38,821)	(44,838)
Proceeds from sales of loans	40,680	45,663
(Gain)/loss on sale of foreclosed assets	(69)	3
Deferred income taxes	4,681	(3,558)
Compensation cost of stock options	12	13
Change in cash value of life insurance	(243)	(239)
Change in interest receivable and other assets	(2,828)	1,023
Change in interest payable and other liabilities	574	49

Net cash provided by operating activities	27	2,192

Cash flows from investing activities
Purchases of securities available for sale	(23,626)	(30,205)
Proceeds from maturities and calls of securities available for sale	21,723	26,124
Proceeds from sales of securities available for sale	2,526	5,424
Proceeds from sales of foreclosed assets	6,147	2,778
Net change in interest-bearing time deposits	(1,392)	(4,209)
Net change in loans	15,168	(5,225)
Premises and equipment expenditures, net	(243)	(329)

Net cash provided by (used in) investing activities	20,303	(5,642)

Cash flows from financing activities
Change in
Non-interest bearing and interest bearing demand deposits and savings	9,099	23,161
Certificates and other time deposits	(17,078)	(12,392)
Proceeds from borrowings	2,000	13,000
Repayment of borrowings	(2,200)	(13,300)
Dividends paid on preferred stock	(380)	(380)

Net cash provided by (used in) financing activities	(8,559)	10,089

Net change in cash and cash equivalents	11,771	6,639

Cash and cash equivalents at beginning of year	32,487	25,848

Cash and cash equivalents at end of year	$44,258	$32,487

Supplemental disclosures
Interest paid	$2,513	$3,596
Transfers from loans to foreclosed assets	7,949	3,861
Transfers from loans to real estate held for investment	—	4,318

See accompanying notes to consolidated financial statements.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community Financial Shares, Inc. (the Holding Company) and its wholly owned subsidiary, Community Bank – Wheaton/Glen Ellyn (the Bank) together referred to herein as the Company.

The Bank was chartered by the Illinois Commissioner of Banks and Real Estate in 1994. The Bank provides a range of banking and financial services through its operation as a commercial bank with offices located in Wheaton and Glen Ellyn, Illinois. The Bank’s primary activities include deposit services and commercial and retail lending. Interest income is also earned on investments in debt securities, federal funds sold, and short-term investments.

Significant intercompany transactions and balances have been eliminated in consolidation.

Internal financial information is reported and aggregated as one line of business.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Securities: Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

When the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans and Loan Income: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Allowance for Loan Losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Federal Home Loan Bank Stock: Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

The Bank owned $5,398,000 of FHLB stock as of December 31, 2011 and 2010. The FHLB of Chicago paid a cash dividend of 0.10% and zero during 2011 and 2010, respectively. The FHLB will continue to assess their dividend capacity each quarter, and will obtain the necessary approval if a dividend is to be made. Management performed an analysis and deemed the investment in FHLB stock was not impaired.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs incurred after acquisition that do not meet the criteria for capitalization are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 50 years. Furniture, fixtures, and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Stock Compensation: At December 31, 2011, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries.

With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2008.

Off-balance-sheet Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Statements of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing deposits. Most federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions.

Earnings Per Share: Basic earnings per share is net income available to common shareholders divided by the weighted average number of shares outstanding during the year. Diluted earnings per share include the dilutive effect of additional potential shares issuable under stock options.

Comprehensive Income or Loss: Comprehensive income or loss consists of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Holding Company or by the Holding Company to the stockholders. In addition, the Bank and the Holding Company are currently subject to regulatory orders limiting their ability to declare and pay dividends. See Note 10 for more information.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of active markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Recently Issued Accounting Standards: In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 clarifies the guidance in ASC 310-40 Receivables: Troubled Debt Restructurings by Creditors. Creditors are required to identify a restructuring as a troubled debt restructuring if the restructuring constitutes a concession and the debtor is experiencing financial difficulties. ASU 2011-02 clarifies guidance on whether a creditor has granted a concession and clarifies the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulties. In addition, ASU 2011-02 also precludes the creditor from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a troubled debt restructuring. The effective date of ASU 2011-2 for public entities is effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. If, as a result of adoption, an entity identifies newly impaired receivables, an entity should apply the amendments for purposes of measuring impairment prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company adopted the methodologies prescribed by this ASU on July 1, 2011 with no material impact on its financial condition, results of operation, and cash flows or on the total TDRs identified by the Company.

ASU No. 2011-05; Amendments to Topic 220, Comprehensive Income. In June, 2011 FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. Due to the recency of this pronouncement, the Company is evaluating its timing of adoption of ASU 2011-05, but will adopt the ASU retrospectively by the due date.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Current Economic Conditions: The current protracted economic decline continues to present financial institutions with circumstances and challenges that in many cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

At December 31, 2011, the Company held $94.5 million in commercial real estate loans. Due to the national, state and local economic conditions, values for commercial real estate have declined significantly and the market for these properties is depressed.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

NOTE 2 – GOING CONCERN CONSIDERATIONS

The report of the Company’s independent registered public accounting firm for the year ended December 31, 2011 contains an explanatory paragraph as to the Company’s ability to continue as a going concern primarily because (i) the Company reported significant losses during 2011 and 2010 and (ii) the Company has not sufficiently demonstrated its ability to meet the capital requirements set forth in the Order (See note 11) or its ability to meet its obligations under a loan agreement that it has entered into with an unaffiliated third party lender.

The losses reported by the Company during 2011 and 2010 were primarily due to large provisions for loan losses and the establishment of valuation allowances against the Company’s deferred tax asset. Prior to sustaining these losses, the Company had a history of profitable operations. The Company’s return to profitable operations is contingent in part on the economic recovery in its market area and the stability of collateral values of the real estate that secures many of its loans. It is difficult to predict when the local economy will fully recover and the impact of that recovery on the Company’s operations. Therefore, the Company cannot predict the timing of its return to profitable operations.

In addition, the Company remains subject to the provisions of the Order and a loan agreement that it has entered into with an unaffiliated third party lender. The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets. The Company’s loan with the unaffiliated third party, which had a fixed rate of 6.0% and an outstanding balance of $1.3 million at December 31, 2011, is secured by all of the outstanding capital stock of the Bank. As of December 31, 2011, the Company has made all required interest payments on the outstanding principal amounts on a timely basis. As a condition of the Company’s loan agreement, the Bank must maintain a nonperforming assets-to-tangible-capital ratio of not more than 65% measured quarterly and not incur a net loss of more than $250,000 for the calendar year ended December 31, 2010. As of December 31, 2011, the Company was not in compliance with the debt covenants set forth in the loan agreement. On May 3, 2012, the Company and the lender entered into a forbearance agreement pursuant to which the lender agreed to accept $900,000, plus accrued interest, attorney’s fees and other costs, as full satisfaction of the indebtedness provided that such payment are made by the Company to the lender on or before July 30, 2012. In addition, upon receipt of the payment, all of the liens on and security interests in favor of the lender under the loan documents shall be automatically terminated and released and all indebtedness shall be deemed fully satisfied. See Note 8 for additional information regarding the third party loan.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 2 – GOING CONCERN CONSIDERATIONS (Continued)

The Company has evaluated all options to increase its capital levels and is currently engaged in preliminary negotiations with various third parties regarding the raising of additional capital. If the Company cannot raise additional capital, it may not be able to sustain further deterioration in its financial condition and other regulatory actions may be taken. As of the date of the report of the Company’s independent registered public accounting firm, the Company has not entered into a definitive agreement regarding the raising of additional capital and no assurances can be made that the Company will ultimately enter into such an agreement. Although not currently planned, realization of assets in other than the ordinary course of business in order to meet liquidity needs could incur losses not reflected in these financial statements.

NOTE 3 – CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

The financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011, the Company had cash balances of $39.5 million at the FRB and FHLB that did not have FDIC insurance coverage.

Cash on hand or on deposit with the Federal Reserve Bank of $4.2 million was required to meet regulatory reserve and clearing requirements at year-end 2011.

NOTE 4 – SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale at year end is as follows:

2011	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U. S. government agencies	$9,041	$42	$—
States and political subdivisions	12,926	482	(3)
Mortgage-backed – Government sponsored enterprises (GSE) residential	21,665	477	(1)
Preferred stock	25	10	—
SBA guaranteed	274	1	(1)

	$43,931	$1,012	$(5)

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 4 – SECURITIES AVAILABLE FOR SALE (Continued)

2010	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U. S. government agencies	$11,801	$13	$(216)
States and political subdivisions	12,868	173	(470)
Mortgage-backed – Government sponsored enterprises (GSE) residential	18,198	248	(154)
Preferred stock	11	—	(3)
SBA guaranteed	297	—	(3)

	$43,175	$434	$(846)

Securities classified as U. S. government agencies include notes issued by government-sponsored enterprises such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Federal Home Loan Bank. The SBA-guaranteed securities are pools of the loans guaranteed by the Small Business Administration.

The fair values of securities available for sale at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.

	Amortized Cost	Fair Value

Due in one year or less	32	32
Due after one year through five years	1,012	1,040
Due after five years through ten years	1,864	1,876
Due after ten years	18,539	19,019

Mortgage-backed – GSE residential	21,187	21,665
Preferred stock	15	25
SBA guaranteed	275	274

	$42,924	$43,931

Securities with a carrying value of approximately $24,630,000 and $22,665,000 at December 31, 2011 and 2010, respectively, were pledged to secure public deposits, Federal Home Loan Bank advances and for other purposes as required or permitted by law.

Sales of securities were as follows:

	2011	2010

Proceeds	$2,526	$5,424
Gross gains	104	139
Gross losses	—	—

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 4 – SECURITIES AVAILABLE FOR SALE (Continued)

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2011 and 2010 was $814,000 and $27,029,000, respectively, which is approximately 1.9% and 62.6% of the Company’s investment portfolio, respectively. These declines primarily resulted from changes in market interest rates and current depressed market conditions. Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

2011	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and political subdivisions	$—	$—	$476	$(3)	$476	$(3)
Mortgage-backed – GSE residential	109	(1)	—	—	109	(1)
Preferred stock	—	—	229	(1)	229	(1)

Total temporarily impaired securities	$109	$(1)	$705	$(4)	$814	$(5)

2010	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government agencies	$7,788	$(216)	$—	—	$7,788	$(216)
State and political subdivisions	8,411	(365)	1,568	(105)	9,979	(470)
Mortgage-backed – GSE residential	9,002	(154)	—	—	9,002	(154)
Preferred stock	11	(3)	—	—	11	(3)
SBA guaranteed	136	(1)	113	(2)	249	(3)

Total temporarily impaired securities	$25,348	$(739)	$1,681	$(107)	$27,029	$(846)

.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS

Loans and Loan Income: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

Loans consisted of the following at December 31:

	2011	2010

Real estate
Commercial	$94,513	$94,356
Construction	4,361	15,435
Residential	21,054	25,964
Home equity	59,176	66,243

Total real estate loans	179,104	201,998
Commercial	26,203	25,572
Consumer	1,392	1,399

Total loans	206,699	228,969
Deferred loan costs, net	265	317
Allowance for loan losses	(8,854)	(7,679)

Loans, net	$198,110	$221,607

The risk characteristics of each loan portfolio segment are as follows:

Commercial

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

Commercial Real Estate

These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.

Construction

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential and Consumer, including Home Equity Lines of Credit (HELOC)

With respect to residential loans that are secured by one-to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and may require private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Policy for charging off loans:

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral.

Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except one-to-four family residential loans and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges-off one-to-four family residential and consumer loans, or portions thereof, when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge-off of unsecured open-end loans when the loan is 180 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

Policy for determining delinquency:

The entire balance of a loan is considered delinquent if the minimum payment contractually required to be made is not received by the specified due date.

Period utilized for determining historical loss factors:

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior three years. Management believes the three year historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed.

Policy for recognizing interest income on impaired loans:

Interest income on loans individually classified as impaired is recognized on a cash basis after all past due and current principal payments have been made.

Policy for recognizing interest income on nonaccrual loans:

Subsequent payments on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

The Bank has entered into transactions, including the making of direct and indirect loans, with certain directors and their affiliates (related parties). In management’s opinion such transactions were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2011	$3,353
New loans including renewals	150
Payments, etc., including renewals	(224)

Balances, December 31, 2011	$3,279

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011 and 2010:

	2011
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total

Balance at beginning of period	$791	$1,200	$3,877	$19	$661	$838	$293	$7,679
Provision for loan losses	11	3,367	703	(1)	1,014	1,370	(293)	6,171
Charge-offs	(109)	(396)	(2,812)	(8)	(872)	(813)	—	(5,010)
Recoveries	2	—	—	9	—	3	—	14

Balance at end of period	$695	$4,171	$1,768	$19	$803	$1,398	$—	$8,854

Ending balance: individually evaluated for impairment	$39	$3,002	$1,740	$—	$451	$977	$—	$6,209

Ending balance: collectively evaluated for impairment	$656	$1,214	$28	$19	$352	$376	$—	$2,645

Total Loans:
Ending balance	$26,203	$94,513	$4,361	$1,392	$21,054	$59,176	$—	$206,699

Ending balance: individually evaluated for impairment	$39	$6,671	$2,175	$—	$3,709	$2,659	$—	$15,253

Ending balance: collectively evaluated for impairment	$26,164	$87,842	$2,186	$1,392	$17,345	$56,517	$—	$191,446

	2010
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total

Balance at beginning of period	$762	$2,245	$619	$24	$770	$390	$2	$4,812
Provision for loan losses	1,287	(589)	6,342	(7)	(2)	1,018	291	8,340
Charge-offs	(1,280)	(456)	(3,084)	(15)	(107)	(570)	—	(5,512)
Recoveries	22	—	—	17	—	—	—	39

Balance at end of period	$791	$1,200	$3,877	$19	$661	$838	$293	$7,679

Ending balance: individually evaluated for impairment	$109	$315	$3,647	$—	$387	$469	$—	$4,927

Ending balance: collectively evaluated for impairment	$682	$885	$230	$19	$274	$369	$293	$2,752

Total Loans:
Ending balance	$25,572	$94,356	$15,435	$1,399	$25,964	$66,243	$—	$228,969

Ending balance: individually evaluated for impairment	$351	$5,707	$11,189	$—	$6,928	$2,174	$—	$26,349

Ending balance: collectively evaluated for impairment	$25,221	$88,649	$4,246	$1,399	$19,036	$64,069	$—	$202,620

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

The following table summarizes the Company’s nonaccrual loans by class at December 31, 2011 and 2010.

	2011	2010
Commercial and industrial	$39	$351
Real estate loans:
Construction	2,175	9,789
Commercial	4,721	1,052
Residential mortgage	4,187	6,928
Home equity	2,677	2,174

Total	$13,799	$20,294

The following table presents impaired loans as of December 31, 2011:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
With no related allowance recorded:
Construction	$25	$776	$—	$525	$—
Residential	2,353	2,353	—	2,359	—
HELOC	510	510	—	523	1

Subtotal	2,888	3,639	—	3,407	1

With an allowance recorded:
Commercial	39	39	39	877	30
Commercial real estate	6,671	6,671	3,002	4,987	232
Construction	2,150	2,150	1,740	2,150	—
Residential	1,356	1,355	451	1,378	54
HELOC	2,149	2,149	977	2,159	51

Subtotal	12,365	12,364	6,209	11,551	367

Total Impaired Loans	$15,253	$16,003	$6,209	$14,958	$368

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

The following table presents impaired loans as of December 31, 2010:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
With no related allowance recorded:
Commercial	$109	$109	$—	$246	$—
Commercial real estate	464	464	—	491	3
Construction	572	1,323	—	572	—
Residential	2,588	2,588	—	2,728	20
HELOC	636	636	—	276	—

Subtotal	4,369	5,120	—	4,313	23

With an allowance recorded:
Commercial	242	242	109	110	—
Commercial real estate	5,243	5,243	315	5,169	209
Construction	10,617	12,440	3,647	11,244	—
Residential	4,340	4,340	387	4,356	25
HELOC	1,538	1,679	469	1,578	—

Subtotal	21,980	23,944	4,927	22,457	234

Total Impaired Loans	$26,349	$29,064	$4,927	$26,770	$257

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed during the loan approval process and is updated as circumstances warrant. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

The following table summarizes credit quality of the Company at December 31, 2011 and 2010:

	2011
	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial	$24,582	$910	$711	$—	$—	$26,203
Real estate loans:
Construction	1,144	—	3,217	—	—	4,361
Commercial real estate	84,492	3,351	6,670	—	—	94,513
Residential mortgage	12,042	3,804	5,208	—	—	21,054
Home equity	54,665	530	3,981	—	—	59,176
Consumer	1,392	—	—	—	—	1,392

Total	$178,317	$8,595	$19,787	$—	$—	$206,699

	2010
	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial	$22,241	$2,238	$1,093	$—	$—	$25,572
Real estate loans:
Construction	2,077	773	12,585	—	—	15,435
Commercial real estate	85,412	3,203	5,741	—	—	94,356
Residential mortgage	14,685	1,285	9,994	—	—	25,964
Home equity	62,635	526	3,082	—	—	66,243
Consumer	1,399	—	—	—	—	1,399

Total	$188,449	$8,025	$32,495	$—	$—	$228,969

The following table summarizes aging of the Company’s loan portfolio at December 31, 2011 and 2010:

	2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing

Commercial	$—	$—	$39	$39	$26,164	$26,203	$—
Real estate loans:
Construction	—	—	2,175	2,175	2,186	4,361	—
Commercial real estate	674	—	4,721	5,395	89,118	94,513	—
Residential mortgage	204	43	4,187	4,434	16,620	21,054	—
Home equity	60	463	2,677	3,200	55,976	59,176	—
Consumer	—	—	—	—	1,392	1,392	—

Total	$938	$506	$13,799	$15,243	$191,456	$206,699	$—

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

	2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing

Commercial	$—	$—	$351	$351	$25,221	$25,572	$—
Real estate loans:
Construction	1,154	—	9,789	10,943	4,492	15,435	—
Commercial real estate	1,958	—	1,052	3,010	91,346	94,356	—
Residential mortgage	104	168	6,928	7,200	18,764	25,964	—
Home equity	687	298	2,174	3,159	63,084	66,243	—
Consumer	12	—	—	12	1,387	1,399	—

Total	$3,915	$466	$20,294	$24,675	$204,294	$228,969	$—

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Company may modify loans through interest rate reductions, short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

For one-to-four family residential and home equity lines of credit, a restructure often occurs with past due loans and may be offered as an alternative to foreclosure. There are other situations where borrowers, who are not past due, experience a sudden job loss, become overextended with credit obligations, or other problems, have indicated that they will be unable to make the required monthly payment and request payment relief.

When considering a loan restructure, management will determine if: (i) the financial distress is short or long term; (ii) loan concessions are necessary; and (iii) the restructure is a viable solution.

When a loan is restructured, the new terms often require a reduced monthly debt service payment. No TDRs that were on non-accrual status at the time the concessions were granted have been returned to accrual status. For commercial loans, management completes an analysis of the operating entity’s ability to repay the debt. If the operating entity is capable of servicing the new debt service requirements and the underlying collateral value is believed to be sufficient to repay the debt in the event of a default, the new loan is generally placed on accrual status.

For retail loans, an analysis of the individual’s ability to service the new required payments is performed. If the borrower is capable of servicing the newly restructured debt and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan is generally placed on accrual status. The reason for the TDR is also considered, such as paying past due real estate taxes or payments caused by a temporary job loss, when determining whether a retail TDR loan could be returned to accrual status. Retail TDRs remain on non-accrual status until sufficient payments have been made to bring the past due principal and interest current at which point the loan would be transferred to accrual status.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 5 – LOANS (Continued)

The following table summarizes the loans that have been restructured as TDRs for the years ended December 31, 2011 and 2010:

	December 31, 2011
	Count	Balance Prior to TDR	Balance after TDR
Real estate loans:
Commercial real estate	4	$5,847	$5,811
Construction	1	533	344
Residential mortgage	2	2,733	2,719

Total	7	$9,113	$8,874

	December 31, 2010
	Count	Balance Prior to TDR	Balance after TDR
Real estate loans:
Commercial real estate	6	$8,683	$8,683
Residential mortgage	2	6,106	6,106

Total	8	$14,789	$14,789

The following table sets forth the Company’s TDRs that had payment defaults during the year ended December 31, 2011. Default occurs when a TDR is 90 days or more past due, transferred to non-accrual status, or transferred to other real estate owned within twelve months of restructuring.

	Count	Default Balance
Real estate loans:
Commercial real estate	1	$2,352

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 6 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at year end:

	2011	2010

Land	$3,908	$3,908
Building	12,425	12,414
Construction in progress	—	87
Furniture and equipment	3,334	3,128

Total cost	19,667	19,537
Accumulated depreciation	(4,546)	(4,002)

Net book value	$15,121	$15,535

NOTE 7 – DEPOSITS

	2011	2010

Non-interest bearing DDA	$36,324	$34,047
NOW	75,524	80,282
Money market	41,907	34,560
Regular savings	55,026	50,793
Certificates and time deposits, $100,000 and over	38,201	50,264
Other certificates and time deposits	54,119	59,134

Total deposits	$301,101	$309,080

At December 31, 2011, scheduled maturities of certificates of deposit are as follows:

2012	$61,841
2013	20,300
2014	2,246
2015	4,085
2016	3,848

$92,320

Deposits from related parties, as defined in Note 5, held by the Company at December 31, 2011 and 2010 totaled $2,575,700 and $4,271,000, respectively.

NOTE 8 – ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank of Chicago totaled $13.0 million at both December 31, 2011 and 2010. Advances, at interest rates from 0.30% to 3.24%, are subject to restrictions or penalties in the event of prepayment.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 8 – ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS (Continued)

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167 percent of the outstanding advances from the Federal Home Loan Bank of Chicago. As noted in Note 3, the Company has also pledged securities on these advances.

At December 31, 2011, scheduled maturities of advances are as follows:

2012	$4,000
2013	4,500
2014	2,500
2015	2,000

The Company has a loan with Marshall & Ilsley Bank (“M&I Bank”) with a fixed rate of 6.0% and a balance of $1.3 million at December 31, 2011. The debt is secured by all of the outstanding capital stock of the Bank. The Company has made all required interest payments on the outstanding principal amounts on a timely basis. As a condition of the Company’s loan agreement with M&I Bank, the Bank must maintain a nonperforming assets-to-tangible-capital ratio of not more than 65% measured quarterly and not incur a net loss of more than $250,000 for the calendar year ended December 31, 2010. As of December 31, 2011, the Company was not in compliance with these debt covenants. On March 28, 2011, a forebearance agreement was entered into with M&I Bank, as a result, the maturity date was extended to February 15, 2012. On May 3, 2012, the Company and M&I Bank entered into a settlement agreement. M&I Bank has agreed to accept $900,000 plus accrued interest, attorney’s fees and other costs as full satisfaction of the indebtedness provided that such payment are made by the Company to M&I Bank on or before July 30, 2012. In addition, upon receipt of the payment, all of the liens on and security interests in favor of M&I Bank under the loan documents shall be automatically terminated and released and all indebtedness shall be deemed fully satisfied.

NOTE 9 – SUBORDINATED DEBENTURES

The Company and its financing trust subsidiary, Community Financial Shares Trust II, a Delaware statutory trust, consummated the issuance and sale of an aggregate amount of $3,500,000 of the Trust’s floating rate capital securities in a pooled trust preferred transaction. The subordinated debentures accrue interest at a variable rate based on three-month LIBOR plus 1.62%, reset and payable quarterly. The interest rate at December 31, 2011 was 2.17%. The debentures will mature on September 21, 2037, at which time the preferred securities must be redeemed. In addition, the Company may redeem the preferred securities in whole or part, beginning June 21, 2012 at a redemption price of $1,000 per preferred security.

The Company has provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the preferred securities in the event of the occurrence of an event of default, as defined in such guarantee.

On January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago (the “FRB”) that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the FRB prior to, among other things, making any payments related to any outstanding trust preferred securities. The Company has notified the trustee for Community Financial Shares Statutory Trust II that, beginning with the March 15, 2011 interest payment period, the Company will defer all payments of interest on the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 for an indefinite period of time.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 10 – TARP CAPITAL PURCHASE PROGRAM

On May 15, 2009, the Company entered into a Letter Agreement and related Securities Purchase Agreement with the United States Department of the Treasury (the “Department of Treasury”) in accordance with the terms of the Department of Treasury’s TARP Capital Purchase Program. Pursuant to the Letter Agreement and Securities Purchase Agreement, the Company issued 6,970 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a warrant for the purchase of 349 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “warrant”) to the Department of Treasury for an aggregate purchase price of $6,970,000 in cash.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum until February 15, 2014. Beginning February 16, 2014, the dividend rate will increase to 9% per annum. The Series A preferred stock may be redeemed, in whole or in part, at any time from time to time, at the option of the Company, subject to consultation with the Company’s primary federal banking regulator, provided that any partial redemption must be for at least 25% of the issue price of the Series A preferred stock.

As part of the transaction, the Department of Treasury exercised the Warrant and received 349 shares of Series B preferred stock. The Series B preferred stock will pay cumulative dividends at a rate of 9% per annum. The Series B preferred stock may also be redeemed, in whole or in part, at any time from time to time, at the option of the Company, subject to consultation with the Company’s primary federal regulator, provided that any partial redemption must be for at least 25% of the liquidation value of the Series B preferred stock. The Series B preferred stock cannot be redeemed until all of the outstanding shares of Series A preferred stock have been redeemed.

The Securities Purchase Agreement also subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the “EESA”), as modified by the American Recovery and Reinvestment Act of 2009. The Company will take all necessary action to ensure that its benefit plans with respect to senior executive officers continue to comply with Section 111(b) of the EESA and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

On January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago (the “FRB”) that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the FRB prior to, among other things, the payment of any capital distribution, including stockholder dividends on the shares of Company preferred stock issued to the Department of Treasury pursuant to the TARP Capital Purchase Program. The Company has notified the Department of Treasury that, beginning with the February 15, 2011 dividend payment, the Company will defer all payments of dividends on its Series A preferred stock for an indefinite period of time. The terms of the Securities Purchase Agreement provide that the U.S. Treasury may appoint two directors to our Board of Directors in the event that we defer dividends on the Series A preferred stock for six consecutive quarterly periods.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 11 – CAPITAL REQUIREMENTS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. In addition to the capital adequacy guidelines set forth below, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) on January 21, 2011, whereby the Bank consented to the issuance of a Consent Order (the “Order”) by the FDIC and IDFPR, without admitting or denying that grounds exist for the FDIC and IDFPR to initiate an administrative proceeding against the Bank.

The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At December 31, 2011, these capital ratios were 3.3% and 6.1%, respectively. As a result, the Bank is currently deemed to be “undercapitalized” pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions include, among other things, a requirement that the Bank submit a capital restoration plan to the FDIC and restrictions on the Bank’s asset growth, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees. The Company is actively working to comply with these new requirements, which may require us to raise capital. Our ability to raise additional capital is contingent on the current capital markets and on our financial performance.

Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

	Capital to Risk Weighted Assets		Tier 1 Capital to
	Total	Tier 1	Average Assets

Well capitalized	10%	6%	5%
Adequately capitalized	8	4	4
Undercapitalized	6	3	3

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 11 – CAPITAL REQUIREMENTS (Continued)

The actual capital levels and minimum required levels for the Bank were as follows at December 31:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011

Total capital (to risk-weighted assets)	$13,756	6.1%	$18,060	8.0%	$22,575	10.0%

Tier 1 capital (to risk-weighted assets)	10,860	4.8	9,030	4.0	13,545	6.0

Tier 1 capital (to average assets)	10,860	3.3	13,181	4.0	16,477	5.0

2010

Total capital (to risk-weighted assets)	$21,219	8.6%	$19,809	8.0%	$24,761	10.0%

Tier 1 capital (to risk-weighted assets)	18,072	7.3	9,904	4.0	14,857	6.0

Tier 1 capital (to average assets)	18,072	5.4	13,388	4.0	16,735	5.0

At December 31, 2011, regulatory approval is required for all dividend declarations by both the Bank and the Company.

NOTE 12 – RETIREMENT PLANS

The Company maintains a profit sharing/401(k) plan, which covers substantially all employees. Employees may make contributions to the plan. Employer contributions to the plan are determined at the discretion of the Board of Directors. Annual employer contributions are charged to expense. Profit sharing/401(k) expense was $32,000 and $34,000 in 2011 and 2010, respectively.

The Company also maintains a nonqualified retirement program for directors. Expense for the directors’ retirement program was $29,000 and $32,000 in 2011 and 2010, respectively.

Under agreements with the Company, certain members of the Board of Directors have elected to defer their directors’ fees. The cumulative amount of deferred directors’ fees (included in other liabilities on the Company’s balance sheet) was $1.1 million and $1.0 million at December 31, 2011 and 2010, respectively. The liabilities for the nonqualified retirement program for directors and for directors’ deferred fees are not secured by any assets of the Company. Deferred directors’ fees accounts are credited with interest at 2.26%.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 13 – INCOME TAXES

Income tax benefit consists of the following:

	2011	2010
Currently payable tax
Federal	$168	$161
State	(192)	32
Deferred tax	4,681	(3,558)

Income tax benefit	$4,657	$(3,365)

Income tax benefit differs from federal statutory rates applied to financial statement income due to the following:

	2011	2010

Federal rate of 34 percent	$(2,159)	$(2,700)
Add (subtract) effect of
Tax-exempt income, net of nondeductible interest expense	(144)	(172)
State income tax, net of federal benefit	206	(410)
Cash value of life insurance	(83)	(81)
Valuation allowance	6,535	—
Other items, net	302	(2)

Income tax benefit	$4,657	$(3,365)

Year end deferred tax assets and liabilities were due to the following:

	2011	2010
Deferred tax assets
Allowance for loan losses	$3,739	$2,902
Deferred compensation	653	553
Other-than-temporary-impairment	209	200
Loss carryforward	4,572	2,412
AMT carryover	263	329
Other real estate owned	294	—
Net unrealized losses on securities available for sale	—	160
Other	68	339

Total	9,798	6,895

Deferred tax liabilities
Accumulated depreciation	(672)	(550)
Deferred loan fees and costs, net	(166)	(166)
Prepaid expenses	(69)	(70)
Net unrealized gains on securities available for sale	(390)	—
Federal Home Loan Bank stock dividends	(545)	(522)
State income taxes	(339)	(356)
Other	(150)	—

Total	(2,331)	(1,664)

Valuation allowance	(7,467)	—

Net deferred tax asset	$—	$5,231

The deferred tax asset is in other assets on the Company’s balance sheet.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 13 – INCOME TAXES (Continued)

The following is the activity in net deferred tax assets:

Balance, December 31, 2010	$5,231
Increase in deferred tax assets	2,903
Decrease in deferred tax liabilities	(667)
Increase in valuation allowance	(7,467)

Balance, December 31, 2011	$—

At December 31, 2011, the Company had $10.1 million of federal loss carryforwards and $12.2 million of Illinois state loss carryforwards which expire in varying amounts through 2022 and 2029, respectively. At December 31, 2011, the Company had approximately $263,000 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

NOTE 14 – LOSS PER SHARE

The factors used in the loss per common share computation follow:

	2011	2010
Basic
Net loss	$(11,006)	$(4,574)
Less: Accretion of discount on preferred stock	(67)	(64)
Dividends on preferred stock	(380)	(380)

Net loss available to common shareholders	$(11,453)	$(5,018)

Weighted-average common shares outstanding	1,245,267	1,245,267

Basic loss per share	$(9.20)	$(4.03)

Diluted
Net loss	$(11,006)	$(4,574)
Less: Accretion of discount on preferred stock	(67)	(64)
Dividends on preferred stock	(380)	(380)

Net loss available to common shareholders	$(11,453)	$(5,018)

Weighted-average common shares outstanding for basic earnings per share	1,245,267	1,245,267
Add dilutive effects of assumed exercise of stock options	360	—

Average shares and dilutive potential common shares	1,245,627	1,245,267

Diluted loss per share	$(9.20)	$(4.03)

There were 32,330 and 32,730 anti-dilutive shares at December 31, 2011 and 2010, respectively.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 15 – STOCK OPTIONS

The Company has a nonqualified stock option plan (“Plan”) to attract, retain, and reward senior officers and directors and provide them with an opportunity to acquire or increase their ownership interest in the Company.

Under terms of the Plan, options for 40,400 shares of common stock were authorized for grant with an additional 4,600 options authorized in 2004. Options cannot be granted at exercise prices less than the fair market value of the stock at the grant date. Options granted under the Plan vest incrementally over periods of 5 to 10 years. The options also vest when the recipient attains age 72 or in the event of a change of control (as defined). The term of each option is ten years.

The Plan was amended at the November 29, 2006 Special Meeting of Stockholders. The number of shares reserved for issuance under the Plan was increased to 100,000 as a result of the 2-for-1 stock split which became effective December 27, 2006.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model that uses the assumptions in the following table. Expected volatility is based on the historical volatility of the Company’s stock. The expected term of options granted represents the average period of time that options are expected to be outstanding. The risk-free rate for the options granted is based on the U. S. Treasury rate for a similar term as the average expected term of the option.

A summary of the activity in the Plan follows:

	2011	2010
Expected volatility	33.4% - 38.5%	26.94%
Weighted-average volatility	35.9%	26.94%
Expected dividends	0.00%	0.00%
Expected term (in years)	5	5
Risk-free rate	0.91% - 1.49%	1.41% - 1.55%

A summary of option activity under the Plan as of December 31, 2011, and changes during the year then ended, is presented below:

	2011
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	32,730	$20.02
Granted	1,000	3.23
Exercised	—	—
Forfeited or expired	(1,400)	24.00

Outstanding, end of year	32,330	$19.36	4.65	—

Exercisable, end of year	12,740	$20.00	3.39

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 15 – STOCK OPTIONS (Continued)

The weighted-average grant-date fair value of options granted during the years 2011 and 2010 was $1.05 and $2.03, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011 and 2010, was $0.

As of December 31, 2011, there was $71,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of five years.

During 2011, the Company recognized approximately $12,000 of share-based compensation expense and approximately $5,000 of tax benefit related to the share based compensation expense.

Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2011 and 2010 was $0. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $0 for both years ended December 31, 2011 and 2010.

NOTE 16 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2011	2010

Net unrealized gain on securities available-for-sale	$1,523	$121
Less reclassification adjustment for realized gains included in income	(104)	(139)

Other comprehensive gain (loss), before tax effect	1,419	(18)
Tax (benefit) expense	550	(7)

Other comprehensive income (loss)	$869	$(11)

NOTE 17 – OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2011	2010

Financial standby letters of credit	$219	$224
Commitments to originate loans	3,956	712
Unused lines of credit and letters of credit	58,604	59,365
Performance standby letters of credit	54	54

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 18 – DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value according to the Financial Accounting Standards Board Accounting Standards Codification (ASC) Fair Value Measurements and Disclosures (ASC 820-10). ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques, but not the valuation techniques themselves. The fair value hierarchy is designed to indicate the relative reliability of the fair value measure. The highest priority given to quoted prices in active markets and the lowest to unobservable data such as the Company’s internal information. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs into the fair value hierarchy (Level 1 being the highest priority and Level 3 being the lowest priority):

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities

If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include all but $25,000 of available-for-sale securities. Third party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2). Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities but rather on the investment securities’ relationship to other benchmark quoted investment securities. The following tables are as of December 31, 2011 and 2010, respectively:

		At December 31, 2011
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Available for sale securities:
U.S. government agencies	$9,041	$—	$9,041	$—
State and political subdivisions	12,926	—	12,926	—
Mortgage-backed securities – GSE residential	21,665	—	21,665	—
Preferred stock	25	25	—	—
SBA guaranteed	274	—	274	—

Total available for sale securities	$43,931	$25	$43,906	$—

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 18 – DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

		At December 31, 2010
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Available for sale securities:
U.S. government agencies	$11,801	$—	$11,801	$—
State and political subdivisions	12,868	—	12,868	—
Mortgage-backed securities – GSE residential	18,198	—	18,198	—
Preferred stock	11	11	—	—
SBA guaranteed	297	—	297	—

Total available for sale securities	$43,175	$11	$43,164	$—

The following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying December 31, 2011 and 2010 balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Bank will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method. The following tables are as of December 31, 2011 and 2010, respectively:

		At December 31, 2011
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3

Impaired loans	$7,008	$—	$—	$7,008

		At December 31, 2010
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3

Impaired loans	$11,587	$—	$—	$11,587

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 18 – DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of financial instruments at year end are as follows:

	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$44,258	$44,258	$32,487	$32,487
Interest-bearing time deposits	3,435	3,435	4,827	4,827
Securities available for sale	43,931	43,931	43,175	43,175
Loans held for sale	633	633	1,770	1,770
Loans receivable, net	198,110	200,526	221,607	224,054
Federal Home Loan Bank stock	5,398	5,398	5,398	5,398
Interest receivable	1,047	1,047	1,116	1,116

Financial liabilities
Deposits	301,101	303,213	309,080	309,575
Federal Home Loan Bank advances	13,000	13,356	13,000	12,929
Other borrowings	1,300	1,300	1,500	1,500
Subordinated debentures	3,609	1,189	3,609	1,163
Interest payable	248	248	245	245

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing time deposits, loans held for sale, Federal Home Loan Bank stock, interest receivable and payable, deposits due on demand, variable rate loans and other borrowings. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans and time deposits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair values of fixed rate Federal Home Loan Bank advances and subordinated debentures are based on current rates for similar financing. The fair value of off-balance-sheet items, which is based on the current fees or cost that would be charged to enter into or terminate such arrangements, is immaterial.

While the above estimates are based on management’s judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on the respective dates, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at year end should not necessarily be considered to apply at subsequent dates.

Other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures. Also, nonfinancial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the trained workforce, customer goodwill, and similar items.

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 19 – CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2011	2010
Assets
Cash on deposit with the Bank	$900	$1,352
Investment in common stock of the Bank	11,477	20,923
Other assets	272	599

Total assets	$12,649	$22,874

Liabilities
Other borrowings	$1,300	$1,500
Long-term debt	3,609	3,609
Other liabilities	490	10

Total liabilities	5,399	5,119

Stockholders’ Equity	7,250	17,755

Total liabilities and stockholders’ equity	$12,649	$22,874

Condensed Statements of Operations

	Years Ended December 31,
	2011	2010

Income	$3	$4

Expenses
Interest expense	149	170
Other expenses	207	180

Total expenses	356	350

Loss Before Income Tax Expense or Benefit and Undistributed Loss of the Bank	(353)	(346)

Income Tax Expense (Benefit)	338	(134)

Loss Before Equity in Undistributed Loss of the Bank	(691)	(212)

Equity in Undistributed Loss of the Bank	(10,315)	(4,362)

Net Loss	$(11,006)	$(4,574)

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 19 – CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (Continued)

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Operating Activities
Net loss	$(11,006)	$(4,574)
Equity in undistributed loss of the Bank	10,315	4,362
Compensation cost of stock options	11	13
Other changes	428	(219)

Net cash used in operating activities	(252)	(418)

Financing Activities
Repayment of borrowings	(200)	(300)
Dividends paid on preferred stock	—	(380)

Net cash used in financing activities	(200)	(680)

Net Change in Cash on Deposit With the Bank	(452)	(1,098)

Cash on Deposit With the Bank at Beginning of Year	1,352	2,450

Cash on Deposit With the Bank at End of Year	$900	$1,352

NOTE 20 – REGULATORY AND SUPERVISORY MATTERS

As previously disclosed in a Current Report on Form 8-K dated January 26, 2011, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) on January 21, 2011, whereby the Bank consented to the issuance of a Consent Order (the “Order”) by the FDIC and IDFPR, without admitting or denying that grounds exist for the FDIC and IDFPR to initiate an administrative proceeding against the Bank.

The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At December 31, 2011, these capital ratios were 3.3% and 6.1%, respectively. As a result, the Bank is currently deemed to be “undercapitalized” pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions include, among other things, a requirement that the Bank submit a capital restoration plan to the FDIC and restrictions on the Bank’s asset growth, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees. We are actively working to comply with these new requirements, which may require us to raise capital. Our ability to raise additional capital is contingent on the current capital markets and on our financial performance.

The Order also requires the Bank to take the following actions: ensure that the Bank has competent management in place in all executive officer positions; increase the participation of the Bank’s Board of Directors in the affairs of the Bank and in the approval of sound policies and objectives for the supervision of the Bank’s activities; establish a compliance program to monitor the Bank’s compliance

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Table dollar amounts in thousands, except share data)

NOTE 20 – REGULATORY AND SUPERVISORY MATTERS (Continued)

with the Order; increase its allowance for loan losses to $4,728,000 after application of the funds necessary to effect the charge-off of certain adversely classified loans identified in the related Report of Examination of the FDIC and IDFPR (the “ROE”); implement a program for the maintenance of an adequate allowance for loan and lease losses; adopt a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011; charge off from its books and records any loan classified as “loss” in the ROE; adopt a written plan to reduce the Bank’s risk position in each asset in excess of $500,000 which has been classified as “substandard” or “doubtful” in the ROE; cease extending additional credit to any borrower who is already obligated in any manner to the Bank on any extension of credit that has been charged off the books of the Bank or classified as “loss” in the ROE without the prior non-objection of the FDIC; not pay any dividends to the Company without prior regulatory approval; implement procedures for managing the Bank’s sensitivity to interest rate risk; provide the Company with a copy of the Order; and submit quarterly progress reports to the FDIC and IDFPR regarding the Bank’s compliance with the Order.

The Order will remain in effect until modified or terminated by the FDIC and IDFPR. Any material failure to comply with the provisions of the Order could result in enforcement actions by the FDIC and IDFPR. While the Company intends to take such actions as may be necessary to enable the Bank to comply with the requirements of the Order, there can be no assurance that the Bank will be able to comply fully with the provisions of the Order, or to do so within the timeframes required, that compliance with the Order will not be more time consuming or more expensive than anticipated, or that compliance with the Order will enable the Company and the Bank to resume profitable operations, or that efforts to comply with the Order will not have adverse effects on the operations and financial condition of the Company and the Bank.

In addition, on January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago (the “FRB”) that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the FRB prior to, among other things, (i) the payment of any capital distribution, including stockholder dividends on the shares of Company preferred stock issued to the U.S. Department of Treasury (the “Treasury”) pursuant to the Trouble Asset Relief Program (“TARP”) Capital Purchase Program or (ii) making any payments related to any outstanding trust preferred securities. The Company is also required, within thirty days of January 14, 2011, to downstream all remaining funds to the Bank with the exception of the Company’s non-discretionary payments required to be made over the next twelve months. Additionally, the Company will be required to comply with (i) the provisions of Section 32 of the Federal Deposit Insurance Act and Section 225.71 of the Rules and Regulations of the Board of Governors of the Federal Reserve System with respect to the appointment of any new Company directors or the hiring or change in position of any Company senior executive officer and (ii) the restrictions on making “golden parachute” payments set forth in Section 18(k) of the Federal Deposit Insurance Act.

COMMUNITY FINANCIAL SHARES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Cash and due from banks	$4,498	$4,486
Interest-bearing deposits	41,949	39,772

Cash and cash equivalents	46,447	44,258

Interest-bearing time deposits	1,941	3,435
Securities available for sale	50,857	43,931
Loans held for sale	3,651	633
Loans, less allowance for loan losses of $5,309 and $8,854 at September 30, 2012 and December 31, 2011, respectively	194,217	198,110
Foreclosed assets, net	11,078	9,265
Prepaid FDIC assessment	—	490
Federal Home Loan Bank stock	1,895	5,398
Premises and equipment, net	14,871	15,121
Cash value of life insurance	6,362	6,182
Interest receivable and other assets	2,859	2,163

Total assets	$334,178	$328,986

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$307,430	$301,101
Federal Home Loan Bank advances	13,000	13,000
Other borrowings	1,300	1,300
Subordinated debentures	3,609	3,609
Interest payable and other liabilities	3,354	2,726

Total liabilities	328,693	321,736

Commitments and contingent liabilities

Shareholders’ equity
Common stock – no par value, 5,000,000 shares authorized; 1,245,267 shares issued and outstanding	—	—
Preferred stock – $1.00 par value, 1,000,000 shares authorized; 7,319 shares issued and outstanding	7	7
Paid-in capital	12,097	12,033
Accumulated deficit	(7,326)	(5,407)
Accumulated other comprehensive income	707	617

Total shareholders’ equity	5,485	7,250

Total liabilities and shareholders’ equity	$334,178	$328,986

See Notes to Condensed Consolidated Financial Statements

COMMUNITY FINANCIAL SHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine Months Ended September 30, 2012 and 2011

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest and dividend income
Interest and fees on loans	$2,719	$2,930	$8,289	$8,855
Securities:
Taxable	241	254	710	774
Exempt from federal income tax	82	110	283	332
Other interest income	38	27	117	87

Total interest and dividend income	3,080	3,321	9,399	10,048
Interest expense
Deposits	426	487	1,343	1,560
Federal Home Loan Bank advances and other borrowed funds	89	101	286	301
Subordinated debentures	19	17	58	53

Total interest expense	534	605	1,687	1,914

Net interest income	2,546	2,716	7,712	8,134
Provision for loan losses	180	173	1,137	2,867

Net interest after provision for loan losses	2,366	2,543	6,575	5,267
Non-interest income
Service charges on deposit accounts	98	108	289	323
Gain on sale of loans	229	126	609	467
Gain on sale of securities	—	—	141	104
Write-down on other real estate owned	—	—	(424)	(255)
Loss on sale of foreclosed assets	(25)	(33)	(20)	(28)
Other non-interest income	256	272	800	809

Total non-interest income	558	473	1,395	1,420

Non-interest expense
Salaries and employee benefits	1,548	1,402	4,361	4,264
Net occupancy and equipment expense	313	345	962	1,037
Data processing expense	317	300	930	889
Advertising and promotions	81	72	218	188
Professional fees	254	255	778	770
FDIC insurance premiums	319	296	912	829
Other real estate owned expenses	141	134	412	394
Other operating expenses	335	325	1,033	939

Total non-interest expense	3,308	3,129	9,606	9,310

Loss before income taxes	(384)	(113)	(1,636)	(2,623)
Benefit for income taxes	(30)	(112)	(56)	(482)

Net loss	(354)	(1)	(1,580)	(2,141)

Preferred stock dividend and accretion	(114)	(113)	(339)	(335)

Net loss available to common shareholders	$(468)	$(114)	$(1,919)	$(2,476)

Loss per share
Basic	$(0.38)	$(0.09)	$(1.54)	$(1.99)
Diluted	$(0.38)	$(0.09)	$(1.54)	$(1.99)

Average shares outstanding basic	1,245,267	1,245,267	1,245,267	1,245,267
Average shares outstanding diluted	1,245,267	1,245,267	1,245,267	1,245,267
Dividends per share	$0.00	$0.00	$0.00	$0.00

See Notes to Condensed Consolidated Financial Statements

COMMUNITY FINANCIAL SHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Three and Nine Months Ended September 30, 2012 and 2011

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net loss	$(354)	$(1)	$(1,580)	$(2,141)
Other comprehensive income (loss):
Unrealized holding gains arising during the period:
Unrealized net gains	77	546	287	1,648
Related income tax expense	(30)	(211)	(107)	(635)

Net unrealized gains	47	335	180	1,013
Less: reclassification adjustment for net gains realized during the period
Realized net gains	—	—	141	104
Related income tax expense	—	—	(51)	(38)

Net realized gains	—	—	90	67

Other comprehensive income	47	335	90	946

Comprehensive loss	$(307)	$(334)	$(1,490)	$(1,195)

See Notes to Condensed Consolidated Financial Statements

COMMUNITY FINANCIAL SHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Nine Months Ended September 30, 2012 and 2011

(In thousands, except share and per share data)

(Unaudited)

	Number of Common Shares	Preferred Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at January 1, 2012	1,245,267	$7	$12,033	$(5,407)	$617	$7,250
Net loss	—	—	—	(1,580)	—	(1,580)
Change in unrealized net gain on securities available for sale, net of reclassification adjustment of $141 and tax effects $51	—	—	—	—	90	90

Total comprehensive loss						(1,490)
Preferred stock dividends (5%)	—	—	—	(285)	—	(285)
Discount on preferred stock	—	—	54	(54)	—	—
Stock option expense	—	—	10	—	—	10

Balance at September 30, 2012	1,245,267	$7	$12,097	$(7,326)	$707	$5,485

Balance at January 1, 2011	1,245,267	$7	$11,954	$6,046	$(252)	$17,755
Net loss	—	—	—	(2,141)	—	(2,141)
Change in unrealized net gain on securities available for sale, net of reclassification adjustment of $104 and tax effects $38	—	—	—	—	946	946

Total comprehensive loss						(1,195)
Preferred stock dividends (5%)	—		—	(285)	—	(285)
Discount on preferred stock	—	—	50	(50)	—	—
Stock option expense	—	—	10	—	—	10

Balance at September 30, 2011	1,245,267	$7	$12,014	$3,570	$694	$16,285

See Notes to Condensed Consolidated Financial Statements

COMMUNITY FINANCIAL SHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2012 and 2011

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,580)	$(2,141)
Adjustments to reconcile net loss to net cash from (used in) operating activities
Amortization on securities, net	174	107
Depreciation	490	487
Provision for loan losses	1,137	2,867
Gain on sale of securities	(141)	(104)
Write-down on other real estate owned	424	255
Loss on sale of foreclosed assets	20	28
Gain on sale of loans	(609)	(467)
Originations of loans for sale	(28,693)	(24,721)
Proceeds from sales of loans	29,302	25,188
Compensation cost of stock options	10	10
Change in cash value of life insurance	(180)	(182)
Change in interest receivable and other assets	(2,500)	1,004
Change in interest payable and other liabilities	343	33

Net cash from (used in) operating activities	(1,803)	2,364
CASH FLOWS FROM INVESTING ACTIVITIES

Net change in interest-bearing time deposits	1,494	1,194
Purchases of securities available for sale	(29,752)	(13,029)
Proceeds from maturities and calls of securities available for sale	18,547	13,429
Proceeds from sales of securities available for sale	4,392	2,526
Proceeds from Federal Home Loan Bank stock redemption	3,503	—
Proceeds from sale of other real estate owned	1,053	7,889
Net change in loans	(1,334)	131
Property and equipment expenditures, net	(240)	(201)

Net cash from (used in) investing activities	(2,337)	11,939
CASH FLOWS FROM FINANCING ACTIVITIES

Change in:
Non-interest bearing and interest-bearing demand deposits and savings	3,996	(2,488)
Certificates and other time deposits	2,333	(15,180)
Proceeds of borrowings	—	2,000
Repayments of borrowings	—	(2,200)

Net cash from (used in) financing activities	6,329	(17,868)

Change in cash and cash equivalents	2,189	(3,565)
Cash and cash equivalents at beginning of period	44,258	32,487

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$46,447	$28,922

Supplemental disclosures
Interest paid	$1,601	$1,932
Income taxes paid	—	—
Transfers from loans to foreclosed assets and real estate held for investment	2,237	4,053

See Notes to Condensed Consolidated Financial Statements

COMMUNITY FINANCIAL SHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Table dollars in thousands)

September 30, 2012 and 2011

NOTE 1 – BASIS OF PRESENTATION

The accounting policies followed in the preparation of the interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q are consistent with those used in the preparation of annual consolidated financial statements. The interim condensed consolidated financial statements reflect all normal and recurring adjustments, which are necessary, in the opinion of management of Community Financial Shares, Inc. (the “Company”), for a fair statement of results for the interim periods presented. Results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or any other period.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for the interim financial period and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the U.S. Securities and Exchange Commission on June 22, 2012. The condensed consolidated balance sheet of the Company as of December 31, 2011 has been derived from the audited consolidated balance sheet as of that date.

NOTE 2 – FINANCIAL CONDITION AND MANAGEMENT’S PLAN

The report of the Company’s independent registered public accounting firm for the year ended December 31, 2011 contains an explanatory paragraph as to the Company’s ability to continue as a going concern primarily because (i) the Company reported significant losses during 2011 and 2010 and (ii) the Company has not sufficiently demonstrated its ability to meet the capital requirements set forth in the Consent Order (the “Order”) issued by the Federal Deposit Insurance Corporation the (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) to Community Bank-Wheaton/Glen Ellyn (the “Bank”) in January 2011 or its ability to meet its obligations under a loan agreement that it has entered into with an unaffiliated third party lender.

The losses reported by the Company during 2011 and 2010 were primarily due to large provisions for loan losses and the establishment of valuation allowances against the Company’s deferred tax asset. Prior to sustaining these losses, the Company had a history of profitable operations. The Company’s return to profitable operations is contingent in part on the economic recovery in its market area and the stability of collateral values of the real estate that secures many of its loans. It is difficult to predict when the local economy will fully recover and the impact of that recovery on the Company’s operations. Therefore, the Company cannot predict the timing of its return to profitable operations.

In addition, the Company remains subject to the provisions of the Order and a loan agreement that it has entered into with an unaffiliated third party lender. The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets. The Company’s loan with the unaffiliated third party, which had a fixed rate of 6.0% and an outstanding balance of $1.3 million at December 31, 2011, is secured by all of the outstanding capital stock of the Bank. As of September 30, 2012, the Company has made all required interest payments on the outstanding principal amounts on a timely basis. As a condition of the Company’s loan agreement, the Bank must maintain a nonperforming assets-to-tangible-capital ratio of not more than 65% measured quarterly and not incur a net loss of more than $250,000 for the calendar year ended December 31, 2010. As of September 30, 2012, the Company was not in compliance with the debt covenants set forth in the loan agreement. On May 3, 2012, the Company and the lender entered into a letter agreement pursuant to which the lender agreed to accept $900,000, as full satisfaction of the indebtedness provided that such payment are made by the Company to the lender on or before July 30, 2012. The payment date has been extended to November 15, 2012. In addition, upon receipt of the payment, all of the liens on and security interests in favor of the lender under the loan documents shall be automatically terminated and released and all indebtedness shall be deemed fully satisfied.

The Company has evaluated all options to increase its capital levels and is currently engaged in preliminary negotiations with various third parties regarding the raising of additional capital. If the Company cannot raise additional capital, it may not be able to sustain further deterioration in its financial condition and other regulatory actions may be taken. As of the date of this Quarterly Report on Form 10-Q, the Company has not entered into a definitive agreement regarding the raising of additional capital and no assurances can be made that the Company will ultimately enter into such an agreement.

NOTE 3 – LOSS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(in thousands)
Net loss	$(354)	$(1)	$(1,580)	$(2,141)
Less: Accretion of discount on preferred stock	(18)	(17)	(54)	(50)
Dividends on preferred stock	(96)	(96)	(285)	(285)

Loss available to common shareholders	$(468)	$(114)	$(1,919)	$(2,476)

The number of shares used to compute basic and diluted loss per share were as follows:

Weighted Average Shares outstanding	1,245,267	1,245,267	1,245,267	1,245,267
Effect of dilutive securities:
Stock options	—	—	—	—

Shares used to compute diluted loss per share	1,245,267	1,245,267	1,245,267	1,245,267

Loss per share:
Basic	$(0.38)	$(0.09)	$(1.54)	$(1.99)
Diluted	(0.38)	(0.09)	$(1.54)	$(1.99)

There were 31,830 anti-dilutive shares at both September 30, 2012 and 2011.

NOTE 4 – CAPITAL ADEQUACY AND REGULATORY AND SUPERVISORY MATTERS

At the dates indicated, the capital ratios of the Bank were as follows:

	September 30, 2012		December 31, 2011
	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	$12,326	5.5%	$13,756	6.1%
Tier I capital (to risk-weighted assets)	9,489	4.2%	10,860	4.8%
Tier I capital (to average assets)	9,489	2.9%	10,860	3.3%

At September 30, 2012, regulatory approval is required for all dividend declarations by both the Bank and the Company.

On January 21, 2011, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the FDIC and IDFPR, whereby the Bank consented to the issuance of the Order by the FDIC and IDFPR, without admitting or denying that grounds exist for the FDIC and IDFPR to initiate an administrative proceeding against the Bank.

The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank is currently deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action and is subject to the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B). These provisions include, among other things, a requirement that the Bank submit a capital restoration plan to the FDIC and restrictions on the Bank’s asset growth, payment of interest rates on deposits, acquisitions, new activities, new branches, payment of dividends, declaration of capital distributions and management fees and ability to accept deposits from correspondent banks. In addition, the Bank may not pay a bonus or give a raise to a senior executive officer without prior regulatory agency approval, and may also be required, among other things, to raise additional capital, reduce total assets, terminate certain activities, replace officers or directors, or seek to be acquired.

The Order also requires the Bank to take the following actions: ensure that the Bank has competent management in place in all executive officer positions; increase the participation of the Bank’s Board of Directors in the affairs of the Bank and in the approval of sound policies and objectives for the supervision of the Bank’s activities; establish a compliance program to monitor the Bank’s compliance with the Order; increase its allowance for loan losses to $4,728,000 after application of the funds necessary to effect the charge-off of certain adversely classified loans identified in the related Report of Examination of the FDIC and IDFPR (the “ROE”); implement a program for the maintenance of an adequate allowance for loan and lease losses; adopt a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011; charge off from its books and records any loan classified as “loss” in the ROE; adopt a written plan to reduce the Bank’s risk position in each asset in excess of $500,000 which has been classified as “substandard” or “doubtful” in the ROE; cease extending additional credit to any borrower who is already obligated in any manner to the Bank on any extension of credit that has been charged off the books of the Bank or classified as “loss” in the ROE without the prior non-objection of the FDIC; not pay any dividends to the Company without prior regulatory approval; implement procedures for managing the Bank’s sensitivity to interest rate risk; provide the Company with a copy of the Order; and submit quarterly progress reports to the FDIC and IDFPR regarding the Bank’s compliance with the Order.

The Order will remain in effect until modified or terminated by the FDIC and IDFPR. Any material failure to comply with the provisions of the Order could result in enforcement actions by the FDIC and IDFPR. While the Company intends to take such actions as may be necessary to enable the Bank to comply with the requirements of the Order, there can be no assurance that the Bank will be able to comply fully with the provisions of the Order, or to do so within the timeframes required, that compliance with the Order will not be more time consuming or more expensive than anticipated, or that compliance with the Order will enable the Company and the Bank to resume profitable operations, or that efforts to comply with the Order will not have adverse effects on the operations and financial condition of the Company and the Bank.

The Company has evaluated all options to increase its capital levels and is currently engaged in preliminary negotiations with various third parties regarding the raising of additional capital. If the Company cannot raise additional capital, it may not be able to sustain further deterioration in its financial condition and other regulatory actions may be taken. As of the date of this Quarterly Report on Form 10-Q, the Company has not entered into a definitive agreement regarding the raising of additional capital and no assurances can be made that the Company will ultimately enter into such an agreement.

NOTE 5 – SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale at September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U. S. government agencies	$15,358	$52	$(74)
State and political subdivisions	11,053	771	(16)
Mortgage-backed securities – Government sponsored entities (GSE) residential	24,190	443	(24)
Preferred stock	13	—	(2)
SBA guaranteed	243	3	—

	$50,857	$1,269	$(116)

	December 31, 2011
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U. S. government agencies	$9,041	$42	$—
State and political subdivisions	12,926	482	(3)
Mortgage-backed securities – GSE residential	21,665	477	(1)
Preferred stock	25	10	—
SBA guaranteed	274	1	(1)

	$43,931	$1,012	$(5)

Securities classified as U. S. government agencies include notes issued by government-sponsored enterprises such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Federal Home Loan Bank. The SBA-guaranteed securities are pools of loans guaranteed by the Small Business Administration.

The following tables show gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2012 and December 31, 2011:

	September 30, 2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. government agencies	$6,311	$(74)	$—	$—	$6,311	$(74)
State and political subdivisions	547	(16)	—	—	547	(16)
Mortgage-backed securities – GSE residential	3,658	(23)	23	—	3,681	(24)
Preferred stock	13	(2)			13	(2)
SBA guaranteed	—	—	26	(1)	26	—

Total temporarily impaired securities	$10,529	$(115)	$49	$(1)	$10,578	$(116)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and political subdivisions	$—	$—	$476	$(3)	$476	$(3)
Mortgage-backed securities – GSE residential	109	(1)	—	—	109	(1)
Preferred stock	—	—	229	(1)	229	(1)

Total temporarily impaired securities	$109	$(1)	$705	$(4)	$814	$(5)

Unrealized gains and losses within the investment portfolio are determined to be temporary. The Company has performed an evaluation of its investments for other than temporary impairment and there was no impairment identified during the nine months ended September 30, 2012. The entire portfolio is classified as available for sale, however, management has no specific intent to sell any securities, and it is more likely than not that the Company will not have to sell any security before recovery of its amortized cost basis.

The fair values of securities available for sale at September 30, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.

	Amortized Cost	Fair Value
Due in one year or less	$62	$62
Due after one year through five years	951	980
Due after five years through ten years	2,658	2,679
Due after ten years	22,007	22,690

Mortgage-backed securities	23,771	24,190
Preferred stock	15	13
SBA guaranteed	240	243

	$49,704	$50,857

Securities with a carrying value of approximately $29.8 million at September 30, 2012 were pledged to secure public deposits and Federal Home Loan Bank advances as well as for other purposes as required or permitted by law.

Sales activities for securities for the three and nine months ended September 30, 2012 and 2011 is shown in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Sales proceeds	$—	$—	$4,392	$2,526
Gross gains on sales	—	—	141	104

NOTE 6 – LOANS

Loans and Loan Income: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances as adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Allowance for Loan Losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company has a geographic concentration of loan and deposit customers within the Chicago metropolitan area. Most of the loans are secured by specific items of collateral including commercial and residential real estate and other business and consumer assets. Commercial loans are expected to be repaid from cash flow from operations of businesses.

Loans consisted of the following at September 30, 2012 and December 31, 2011, respectively:

	September 30,	December 31,
	2012	2011
Real estate
Commercial	$96,116	$94,513
Construction	2,486	4,361
Residential	19,460	21,054
Home equity	53,749	59,176

Total real estate loans	171,811	179,104
Commercial	26,205	26,203
Consumer	1,299	1,392

Total loans	199,315	206,699
Deferred loan costs, net	211	265
Allowance for loan losses	(5,309)	(8,854)

Loans, net	$194,217	$198,110

The risk characteristics of each loan portfolio segment are as follows:

Commercial

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial Real Estate

These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.

Construction

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential and Consumer, including Home Equity Lines of Credit (HELOC)

With respect to residential loans that are secured by one-to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and may require private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Policy for charging off loans:

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral.

Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except one-to-four family residential loans and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges-off one-to-four family residential and consumer loans, or portions thereof, when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge-off of unsecured open-end loans when the loan is 180 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

Policy for determining delinquency:

The entire balance of a loan is considered delinquent if the minimum payment contractually required to be made is not received by the specified due date.

Period utilized for determining historical loss factors:

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior three years. Management believes the three year historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed.

Policy for recognizing interest income on impaired loans:

Interest income on loans individually classified as impaired is recognized on a cash basis after all past due and current principal payments have been made.

Policy for recognizing interest income on non-accrual loans:

Subsequent payments on non-accrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

The Bank has entered into transactions, including the making of direct and indirect loans, with certain directors and their affiliates (related parties). Such transactions were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2012	$3,281
New loans including renewals	2,164
Payments, etc., including renewals	(3,099)

Balances, September 30, 2012	$2,346

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method for the nine months ended September 30, 2012 and 2011:

	September 30, 2012
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Total

Balance at beginning of period	$695	$4,171	$1,768	$18	$804	$1,398	$8,854
Provision for loan losses	254	950	9	5	71	(152)	1,137
Charge-offs	(295)	(1,877)	(1,740)	(5)	(456)	(358)	(4,731)
Recoveries	9	10	—	—	30	—	49

Balance at end of period	$663	$3,254	$37	$18	$449	$888	$5,309

Ending balance: individually evaluated for impairment	$—	$2,034	$—	$—	$240	$571	$2,845

Ending balance: collectively evaluated for impairment	$663	$1,220	$37	$18	$209	$317	$2,464

Total Loans:
Ending balance	$26,205	$96,116	$2,486	$1,299	$19,460	$53,749	$199,315

Ending balance: individually evaluated for impairment	$—	$6,771	$—	$—	$1,686	$2,651	$11,108

Ending balance: collectively evaluated for impairment	$26,205	$89,345	$2,486	$1,299	$17,774	$51,098	$188,207

	September 30, 2011
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total

Balance at beginning of period	$791	$1,200	$3,877	$19	$661	$838	$293	$7,679
Provision for loan losses	6	1,849	410	3	345	533	(279)	2,867
Charge-offs	(109)	(194)	(2,801)	(8)	(139)	(530)	—	(3,781)
Recoveries	1	—	—	3	—	4	—	8

Balance at end of period	$689	$2,855	$1,486	$17	$867	$845	$14	$6,773

Ending balance: individually evaluated for impairment	$—	$1,683	$1,450	$—	$566	$447	$—	$4,146

Ending balance: collectively evaluated for impairment	$689	$1,172	$36	$17	$301	$398	$14	$2,627

Total Loans:
Ending balance	$28,279	$94,782	$5,699	$1,448	$25,701	$61,329	$—	$217,238

Ending balance: individually evaluated for impairment	$—	$6,606	$2,722	$—	$7,946	$1,796	$—	$19,070

Ending balance: collectively evaluated for impairment	$28,279	$88,176	$2,977	$1,448	$17,755	$59,533	$—	$198,168

The following tables present the changes in the allowance for loan losses for the three months ended September 30, 2012 and 2011:

	September 30, 2012
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total
Balance at beginning of period	$652	$3,051	$28	$18	$274	$1,144	$—	$5,168
Provision for loan losses	11	217	9	—	165	(222)	—	180
Charge-offs	—	(20)	—	—	—	(34)	—	(54)
Recoveries	—	6	—	—	10	—	—	16

Balance at end of period	$663	$3,254	$37	$18	$449	$888	$—	$5,309

	September 30, 2011
	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total

Balance at beginning of period	$658	$2,780	$1,543	$19	$789	$815	$—	$6,604
Provision for loan losses	31	75	(57)	2	78	30	14	173
Charge-offs	—	—	—	(8)	—	—	—	(8)
Recoveries	—	—	—	4	—	—	—	4

Balance at end of period	$689	$2,855	$1,486	$17	$867	$845	$14	$6,773

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011:

	Commercial	Commercial Real Estate	Construction	Consumer	Residential	HELOC	Unallocated	Total
Ending balance: individually evaluated for impairment	$39	$3,002	$1,740	$—	$451	$977	$—	$6,209

Ending balance: collectively evaluated for impairment	$656	$1,214	$28	$19	$352	$376	$—	$2,645

Total Loans:
Ending balance	$26,203	$94,513	$4,361	$1,392	$21,054	$59,176	$—	$206,699

Ending balance: individually evaluated for impairment	$39	$6,671	$2,175	$—	$3,709	$2,659	$—	$15,253

Ending balance: collectively evaluated for impairment	$26,164	$87,842	$2,186	$1,392	$17,345	$56,517	$—	$191,446

The following table summarizes the Company’s nonaccrual loans by class at September 30, 2012 and December 31, 2011.

	September 30, 2012	December 31, 2011
Commercial	$—	$39
Consumer	—	—
Real estate loans:
Construction	—	2,175
Commercial	4,886	4,721
Residential	1,280	4,187
Home equity	2,652	2,677

Total	$8,818	$13,799

The following table presents impaired loans as of September 30, 2012:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance
With no related allowance recorded:
Commercial real estate	$1,884	$1,884	$—
Construction	—	—	—
Residential	786	786	—
HELOC	181	181	—

Subtotal	2,851	2,851	—

With an allowance recorded:
Commercial	—	—	—
Commercial real estate	4,886	4,886	2,034
Construction	—	—	—
Residential	901	901	240
HELOC	2,470	2,470	571

Subtotal	8,257	8,257	2,845

Total Impaired Loans	$11,108	$11,108	$2,845

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$1,889	$21	$—	$—	$1,466	$58	$760	$—
Construction	—	—	572	—	—	—	572	—
Residential	786	4	2,358	—	1,836	9	2,360	—
HELOC	166	—	525	—	165	—	523	1

Subtotal	2,841	25	3,455	—	3,467	67	4,215	1

With an allowance recorded:
Commercial	—	—	—	—	—	—	—	—
Commercial real estate	4,854	—	6,607	36	3,940	53	5,534	199
Construction	—	—	2,150	—	—	—	2,150	—
Residential	902	4	5,596	13	435	8	5,609	47
HELOC	2,491	7	1,261	3	2,505	7	1,258	7

Subtotal	8,247	11	15,614	52	6,880	68	14,551	253

Total Impaired Loans	$11,088	$36	$19,069	$52	$10,347	$135	$18,766	$254

The following table presents impaired loans as of December 31, 2011:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance
With no related allowance recorded:
Construction	$25	$776	$—
Residential	2,353	2,353	—
HELOC	510	510	—

Subtotal	2,888	3,639	—

With an allowance recorded:
Commercial	39	39	39
Commercial real estate	6,671	6,671	3,002
Construction	2,150	2,150	1,740
Residential	1,356	1,355	451
HELOC	2,149	2,149	977

Subtotal	12,365	12,364	6,209

Total Impaired Loans	$15,253	$16,003	$6,209

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed during the loan approval process and is updated as circumstances warrant. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables summarize credit quality of the Company at September 30, 2012 and December 31, 2011:

	September 30, 2012
	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial	$25,682	$255	$268	$—	$—	$26,205
Real estate loans:
Construction	2,486	—	—	—	—	2,486
Commercial real estate	86,866	3,373	5,877	—	—	96,116
Residential	14,644	2,665	2,151	—	—	19,460
Home equity	50,522	30	3,197	—	—	53,749
Individuals loans for household and other personal expenditures	1,299	—	—	—	—	1,299

Total	$181,499	$6,323	$11,493	$—	$—	$199,315

	December 31, 2011
	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial	$24,582	$910	$711	$—	$—	$26,203
Real estate loans:
Construction	1,144	—	3,217	—	—	4,361
Commercial real estate	84,492	3,351	6,670	—	—	94,513
Residential	12,042	3,804	5,208	—	—	21,054
Home equity	54,665	530	3,981	—	—	59,176
Individuals loans for household and other personal expenditures	1,392	—	—	—	—	1,392

Total	$178,317	$8,595	$19,787	$—	$—	$206,699

The following tables summarize past due aging of the Company’s loan portfolio at September 30, 2012 and December 31, 2011:

	September 30, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing

Commercial	$200	$—	$—	$200	$26,005	$26,205	$—
Real estate loans:
Construction	—	—	—	—	2,486	2,486	—
Commercial real estate	1,801	239	4,886	6,926	89,190	96,116	20
Residential	1,875	870	1,299	4,044	15,416	19,460	—
Home equity	335	500	2,652	3,487	50,262	53,749	—
Individuals loans for household and other personal expenditures	—	—	—	—	1,299	1,299	—

Total	$4,211	$1,609	$8,837	$14,657	$184,658	$199,315	$20

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing

Commercial	$—	$—	$39	$39	$26,164	$26,203	$—
Real estate loans:
Construction	—	—	2,175	2,175	2,186	4,361	—
Commercial real estate	674	—	4,721	5,395	89,118	94,513	—
Residential	204	43	4,187	4,434	16,620	21,054	—
Home equity	60	463	2,677	3,200	55,976	59,176	—
Individuals loans for household and other personal expenditures	—	—	—	—	1,392	1,392	—

Total	$938	$506	$13,799	$15,243	$191,456	$206,699	$—

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Company may modify loans through interest rate reductions, short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

For one-to-four family residential and home equity lines of credit, a restructure often occurs with past due loans and may be offered as an alternative to foreclosure. There are other situations where borrowers, who are not past due, experience a sudden job loss, become overextended with credit obligations, or other problems, have indicated that they will be unable to make the required monthly payment and request payment relief.

When considering a loan restructure, management will determine if: (i) the financial distress is short or long term; (ii) loan concessions are necessary; and (iii) the restructure is a viable solution.

When a loan is restructured, the new terms often require a reduced monthly debt service payment. No TDRs that were on non-accrual status at the time the concessions were granted have been returned to accrual status. For commercial loans, management completes an analysis of the operating entity’s ability to repay the debt. If the operating entity is capable of servicing the new debt service requirements and the underlying collateral value is believed to be sufficient to repay the debt in the event of a default, the new loan is generally placed on accrual status.

For retail loans, an analysis of the individual’s ability to service the new required payments is performed. If the borrower complies with the terms of the newly restructured debt for at least six consecutive months and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan is generally placed on accrual status. The reason for the TDR is also considered, such as paying past due real estate taxes or payments caused by a temporary job loss, when determining whether a retail TDR loan could be returned to accrual status. Retail TDRs remain on non-accrual status until sufficient payments have been made to bring the past due principal and interest current at which point the loan would be transferred to accrual status.

The following table summarizes the loans that have been restructured as TDRs during the three and nine months ended September 30, 2012:

	Three months ended September 30, 2012			Nine months ended September 30, 2012
	Count	Balance Prior to TDR	Balance after TDR	Count	Balance Prior to TDR	Balance after TDR
Real estate loans:
Commercial real estate	—	$—	$—	2	$997	$997
Residential	—	—	—	2	636	636

Total	—	$—	$—	4	$1,633	$1,633

	Three months ended September 30, 2011			Nine months ended September 30, 2011
	Count	Balance Prior to TDR	Balance after TDR	Count	Balance Prior to TDR	Balance after TDR
Real estate loans:
Commercial real estate	—	$—	$—	1	$1,100	$1,128
Construction	3	533	533	3	533	533
Residential	1	371	371	1	371	371

Total	4	$904	$904	5	$2,004	$2,032

The following table sets forth the Company’s TDRs that had payment defaults during the nine months ended September 30, 2012. Default occurs when a TDR is 90 days or more past due, transferred to non-accrual status, or transferred to other real estate owned within twelve months of restructuring.

		Default
	Count	Balance
Real estate loans:
Commercial real estate	3	$4,457
Residential	2	579

Total	5	$5,036

NOTE 7 – DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

The Company measures fair value according to the Financial Accounting Standards Board Accounting Standards Codification (ASC) Fair Value Measurements and Disclosures (ASC 820-10). ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques, but not the valuation techniques themselves. The fair value hierarchy is designed to indicate the relative reliability of the fair value measure. The highest priority given to quoted prices in active markets and the lowest to unobservable data such as the Company’s internal information. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs into the fair value hierarchy (Level 1 being the highest priority and Level 3 being the lowest priority):

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities

If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 1 security includes preferred stock. Level 2 securities include certain collateralized mortgage and debt obligations, municipal securities, U.S. government agencies and SBA securities. Third party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2). Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities but rather on the investment securities’ relationship to other benchmark quoted investment securities. The following tables are as of September 30, 2012 and December 31, 2011, respectively:

		At September 30, 2012
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Available-for-sale securities:
U.S. government agencies	$15,358	$—	$15,358	$—
State and political subdivisions	11,053	—	11,053	—
Mortgage-backed securities – GSE residential	24,190	—	24,190	—
Preferred stock	13	13	—	—
SBA guaranteed	243	—	243	—

Total available-for-sale securities	$50,857	$13	$50,844	$—

		At December 31, 2011
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Available-for-sale securities:
U.S. government agencies	$9,041	$—	$9,041	$—
State and political subdivisions	12,926	—	12,926	—
Mortgage-backed securities – GSE residential	21,665	—	21,665	—
Preferred stock	25	25	—	—
SBA guaranteed	274	—	274	—

Total available-for-sale securities	$43,931	$25	$43,906	$—

The following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying September 30, 2012 and December 31, 2011 balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

		At September 30, 2012
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3

Impaired loans	$5,413	—	—	$5,413
Other real estate owned	3,914	—	—	3,914

		At December 31, 2011
		Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3

Impaired loans	$7,008	—	—	$7,008
Other real estate owned	4,722	—	—	4,722

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Bank will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Other Real Estate Owned

Other real estate owned (OREO) is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of OREO is based on appraisals or evaluations. OREO is classified within Level 3 of the fair value hierarchy. Appraisals of OREO are obtained when the real estate is acquired and subsequently as deemed by the Chief Credit Officer (CCO). Appraisals are reviewed for accuracy and consistency by the CCO. Appraisers are selected from the list of approved appraisers maintained by management.

The following table presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2012:

		At September 30, 2012
		Fair Value Measurements Using
	Carrying Amount	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$46,447	$46,447	$—	—
Interest-bearing time deposits	1,941	1,941	—	—
Securities available for sale	50,857	13	50,844	—
Loans held for sale	3,651	—	3,651	—
Loans receivable, net	194,217	—	—	196,479
Federal Home Loan Bank stock	1,895	—	1,895	—
Interest receivable	1,094	—	1,094	—

Financial liabilities
Deposits	307,430	—	308,767	—
Federal Home Loan Bank advances	13,000	—	13,239	—
Other borrowings	1,300	—	1,300	—
Subordinated debentures	3,609	—	—	1,210
Interest payable	334	—	334	—

The carrying amount and estimated fair value of financial instruments at December 31, 2011 year end are as follows:

	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$44,258	$44,258
Interest-bearing time deposits	3,435	3,435
Securities available for sale	43,931	43,931
Loans held for sale	633	633
Loans receivable, net	198,110	200,526
Federal Home Loan Bank stock	5,398	5,398
Interest receivable	1,047	1,047

Financial liabilities
Deposits	301,101	303,213
Federal Home Loan Bank advances	13,000	13,356
Other borrowings	1,300	1,300
Subordinated debentures	3,609	1,189
Interest payable	248	248

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing time deposits, loans held for sale, Federal Home Loan Bank stock, interest receivable and payable, deposits due on demand, variable rate loans and other borrowings. For fixed rate loans and time deposits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of fixed rate Federal Home Loan Bank advances and subordinated debentures are based on current rates for similar financing. The fair value of off-balance-sheet items, which is based on the current fees or cost that would be charged to enter into or terminate such arrangements, is immaterial.

While the above estimates are based on management’s judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on the respective dates, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at year end should not necessarily be considered to apply at subsequent dates.

Other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures. Also, nonfinancial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the trained workforce, customer goodwill, and similar items.

NOTE 8 – TARP CAPITAL PURCHASE PROGRAM

On May 15, 2009, the Company entered into a Letter Agreement and the related Securities Purchase Agreement, with the United States Department of the Treasury (the “Department of Treasury”) in accordance with the terms of the Department of Treasury’s TARP Capital Purchase Program. Pursuant to the Letter Agreement and Securities Purchase Agreement, the Company issued 6,970 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a warrant for the purchase of 349 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to the Department of Treasury for an aggregate purchase price of $6,970,000 in cash.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum until February 15, 2014. Beginning February 16, 2014, the dividend rate will increase to 9% per annum. The Series A preferred stock may be redeemed, in whole or in part, at any time from time to time, at the option of the Company, subject to consultation with the Company’s primary federal banking regulator, provided that any partial redemption must be for at least 25% of the issue price of the Series A preferred stock.

As part of the transaction, the Department of Treasury exercised the Warrant and received 349 shares of Series B preferred stock. The Series B preferred stock will pay cumulative dividends at a rate of 9% per annum. The Series B preferred stock may also be redeemed, in whole or in part, at any time from time to time, at the option of the Company, subject to consultation with the Company’s primary federal regulator, provided that any partial redemption must be for at least 25% of the liquidation value of the Series B preferred stock. The Series B preferred stock cannot be redeemed until all of the outstanding shares of Series A preferred stock have been redeemed.

The Securities Purchase Agreement also subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as modified by the American Recovery and Reinvestment Act of 2009. The Company will take all necessary action to ensure that its benefit plans with respect to senior executive officers continue to comply with Section 111(b) of the EESA and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

On January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago (the “FRB”) that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the FRB prior to, among other things, the payment of any capital distribution, including stockholder dividends on the shares of Company preferred stock issued to the Department of Treasury pursuant to the TARP Capital Purchase Program. The Company has notified the Department of Treasury that, beginning with the February 15, 2011 dividend payment, the Company will defer all payments of dividends on its Series A preferred stock for an indefinite period of time.

NOTE 9 – RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update No. 2011-11 – Balance Sheet (Topic 210). In December 2011, FASB issued ASU 2011-11. The objective of this Update is to provide enhanced disclosures that will enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.

An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.